    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 19, 2000



                                                      REGISTRATION NO. 333-45496

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                STEMCELLS, INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE
  (State or other Jurisdiction                  2836                           94-3078125
      of Incorporation or           (Primary Standard Industrial            (I.R.S. Employer
         Organization)              Classification Code Number)           Identification No.)

                            ------------------------

                          525 DEL REY AVENUE, SUITE C
                              SUNNYVALE, CA 94085
                                 (408)731-8670
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                         ------------------------------

                                IRIS BREST, ESQ.
                                STEMCELLS, INC.
                          525 DEL REY AVENUE, SUITE C
                              SUNNYVALE, CA 94085
                                 (408)731-8670
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:
                            GEOFFREY B. DAVIS, ESQ.
                                  Ropes & Gray
                            One International Place
                          Boston, Massachusetts 02110
                                 (617) 951-7000
                              (617) 951-7050 (fax)
                            ------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                     PROPOSED MAXIMUM     PROPOSED MAXIMUM
      TITLE OF EACH CLASS OF SECURITIES           AMOUNT TO BE      OFFERING PRICE PER   AGGREGATE OFFERING        AMOUNT OF
              TO BE REGISTERED                     REGISTERED            SHARE(1)             PRICE(1)         REGISTRATION FEE
Common Stock, par value $.01 per share.......   3,205,486 Shares           $8.22             $26,349,094           $6,956.16

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. The maximum price per share information is based on the average of the high and low sale prices on the Nasdaq National Market on September 7, 2000.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    SUBJECT TO COMPLETION--OCTOBER 19, 2000


PROSPECTUS
            , 2000

                                STEMCELLS, INC.
                             SHARES OF COMMON STOCK
                                ---------------


    The selling stockholders listed on page [39] of this prospectus or in an accompanying supplement to this prospectus are offering to sell 3,205,486 shares of our common stock.



    Our common stock is traded on the Nasdaq National Market under the symbol "STEM."
                             ---------------------


    THIS INVESTMENT INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                               ------------------

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               TABLE OF CONTENTS


                                           PAGE
                                         --------
Prospectus Summary.....................       2
Risk Factors...........................       4
Forward-Looking Statements.............      11
Industry and Market Data...............      11
Use of Proceeds........................      11
Dividend Policy........................      11
Capitalization.........................      12
Dilution...............................      14
Selected Consolidated Financial Data...      15
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................      16
Business...............................      22
Management.............................      39
Executive Compensation.................      41
Selling Stockholders...................      43



                                           PAGE
                                         --------

Security Ownership of Certain
  Beneficial Owners and Management.....      43
Relationships and Transactions with
  Related Parties......................      46
Description of Capital Stock...........      49
Plan of Distribution...................      53
Legal Matters..........................      54
Experts................................      54
Where You Can Find More Information....      54
Index to Financial Statements..........     F-1
Condensed Consolidated Balance
  Sheets...............................    F-23
Condensed Consolidated Statements of
  Operations...........................    F-24
Condensed Consolidated Statements of
  Cash Flows...........................    F-25
Notes to Condensed Consolidated
  Financial Statements.................    F-26

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS IMPORTANT INFORMATION REGARDING OUR BUSINESS AND THIS OFFERING. BECAUSE THIS IS ONLY A SUMMARY, IT DOES NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING "RISK FACTORS" AND OUR FINANCIAL STATEMENTS AND RELATED NOTES, BEFORE DECIDING TO INVEST IN OUR COMMON STOCK.

                                STEMCELLS, INC.


    We are engaged in research and development efforts focused on the identification, isolation and expansion of stem cells as the underlying technology for developing potential cell transplant therapies. Stem cells are key cells in the body that produce all of the functional mature cell types found in normal, healthy individuals. Our goal is to develop therapies that will use stem cells to repopulate or repair tissues, such as those of the brain, pancreas or liver, that have been damaged or lost as a result of disease or injury. All of our programs are currently at the discovery or pre-clinical stage.



    Many diseases, such as Alzheimer's, Parkinson's and other degenerative diseases of the brain or nervous system, involve the failure of organs that cannot be transplanted. Other diseases, such as hepatitis and diabetes, involve organs such as the liver or pancreas that can be transplanted, but there is a very limited supply of those organs available for transplant. We estimate based on information available to us from the Alzheimer's Association, the Centers for Disease Control, the Family Caregiver's Alliance and the Spinal Cord Injury Information Network, that these conditions affect more than 18 million people in the United States and account for more than $150 billion annually in health care costs.



    We believe that our stem cell technologies, if successfully developed, may provide the basis for effective therapies for these and other conditions. Our aim is to return patients to productive lives and significantly reduce the substantial health care costs often associated with these diseases and disorders. We have made significant progress toward developing stem cell therapies for the nervous system through our research and development program for the isolation, purification and transplantation of neural stem cells--stem cells that give rise to all the cells of the central nervous system. We have also made significant advances in our search for the stem cells of the pancreas and the liver.



    We have established our intellectual property position with respect to stem cell therapies for each of these three areas--the central nervous system, the pancreas and the liver--by patenting or seeking patent protection for our discoveries and by entering into exclusive licensing arrangements. Our portfolio of issued patents includes a method of culturing normal human neural stem cells in our proprietary medium, and our published studies show that our cultured and expanded cells give rise to all three major cell types of the central nervous system (i.e., neurons, astrocytes and oligodendrocytes). In addition, the Company recently announced the results of a new study that showed that human brain stem cells can be successfully isolated with the use of markers present on the surface of freshly obtained brain cells. We believe this is the first reproducible process for isolating highly purified populations of well-characterized normal human neural stem cells, and we have applied for a composition of matter patent. We also have filed an improved process patent for the growth and expansion of these purified normal human neural cells.



    Historical Note: We were formerly known as CytoTherapeutics and were incorporated in Delaware in 1988. We currently have one subsidiary, StemCells California, Inc., a California corporation we acquired in September 1997. Until mid-1999, we had programs in a different technology, encapsulated cell therapy, as well as stem cell programs. In 1999, we embarked on a major restructuring of our research and development operations and sold the encapsulated cell therapy technology. We now focus exclusively on the discovery, development and commercialization of our proprietary platform of stem cell technologies.

                 SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


    The following table summarizes the consolidated financial data for our business. You should read this table together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes included elsewhere in this prospectus.


                                                                                                               SIX MONTHS ENDED
                                                                      YEAR ENDED DECEMBER 31                        JUNE 30
                                                       ----------------------------------------------------   -------------------
                                                         1995       1996       1997       1998       1999       1999       2000
                                                       --------   --------   --------   --------   --------   --------   --------
STATEMENT OF OPERATIONS DATA
Revenue from collaborative agreements................  $11,761    $  7,104   $ 10,617   $  8,803   $  5,022   $ 5,022    $    --
Research and development expenses....................   14,730      17,130     18,604     17,659      9,991     6,847      1,660
Acquired research and development....................                           8,344
ECT wind-down expenses...............................                                                 6,048
Net loss.............................................  $(8,891)   $(13,759)  $(18,114)  $(12,628)  $(15,709)  $(3,773)   $(2,326)
Basic and diluted net loss per share.................  $ (0.69)   $  (0.89)  $  (1.08)  $  (0.69)  $  (0.84)  $ (0.20)   $ (0.12)
Shares used in computing basic and diluted net loss
  per share..........................................   12,799      15,430     16,704     18,291     18,706    18,483     19,419

    The following table provides a summary of our consolidated balance sheets. The pro-forma column is based on our historical unaudited financial statements and also reflects our August 3, 2000 sale of 923,521 shares of common stock to Millennium Partners, L.P for $4,000,000 and the sale as of August 30, 2000 of 180,914 shares of common stock to Millennium Partners, L.P., for $1,000,000, net of a stock subscription receivable of $1,250,000.


                                                                       AS OF DECEMBER 31                        AS OF JUNE 30
                                                      ----------------------------------------------------   --------------------
                                                        1995       1996       1997       1998       1999       2000       2000
                                                      --------   --------   --------   --------   --------   --------   ---------
                                                                                                              ACTUAL    PRO-FORMA
                                                                                                             --------   ---------
BALANCE SHEET DATA
Cash, cash equivalents and marketable securities....  $44,192    $42,607    $29,050    $17,386     $4,760     $5,535     $9,285
Restricted investments..............................                                                          19,220     19,220
Total assets........................................   56,808     58,397     44,301     32,866     15,781     32,088     35,838
Long-term debt, including capitalized leases........    5,441      8,223      4,108      3,762      2,937      2,775      2,775
Redeemable common stock.............................               8,159      5,583      5,249      5,249
Stockholders' equity................................   45,391     34,747     28,900     17,897      3,506     27,606     31,356



    In July 1999 we began restructuring the company to focus solely on our stem cell technology. As part of this restructuring we terminated all activities related to our former encapsulated cell technology and we relocated our headquarters from Lincoln, Rhode Island to Sunnyvale, California. The results shown for the six months ended June 30, 2000 do not include any charges related to the restructuring. For more information on this restructuring see "Risk Factors," "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes included elsewhere in this prospectus.



    During the second quarter 2000 we realized a $1,427,686 gain and recognized an increase in value related to our remaining holdings of $19,220,165 in connection with our investment in Modex Therapeutics Ltd., a Swiss biotechnology company that completed an initial public offering on June 23, 2000. For more information on Modex see "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes included elsewhere in this prospectus.

                                  RISK FACTORS


    YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION REGARDING STEMCELLS, INC. WE MAY FACE OTHER RISKS NOT DESCRIBED BELOW THAT WE DO NOT PRESENTLY KNOW ABOUT OR THAT WE CURRENTLY DEEM IMMATERIAL.


    OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED BY ANY OF THESE RISKS. CONSEQUENTIALLY, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, RESULTING IN THE LOSS OF ALL OR PART OF YOUR INVESTMENT.


    OUR TECHNOLOGY IS AT AN EARLY STAGE OF DISCOVERY AND DEVELOPMENT AND WE MAY FAIL TO DEVELOP ANY PRODUCTS.



    Our stem cell technology is at the early pre-clinical stage for the brain stem cell and at the discovery phase for the liver and pancreas stem cells and has not yet led to the development of any proposed product. We may fail to discover the stem cells we are seeking, to develop any products, to obtain regulatory approvals, to enter clinical trials, or to commercialize any products. Any product using stem cell technology may fail to (i) survive and persist in the desired location, (ii) provide the intended therapeutic benefits,
(iii) properly integrate into existing tissue in the desired manner, or
(iv) achieve benefits therapeutically equal to or better than the standard of treatment at the time of testing. In addition, any such product may cause undesirable side effects. Results of early pre-clinical research may not be indicative of the results that will be obtained in later stages of preclinical or clinical research. If the appropriate regulatory authorities do not approve our products, or if we fail to maintain regulatory compliance, we would have limited ability to commercialize our products, and our business and results of operations would be harmed. Furthermore, since stem cells are a new form of therapy, the marketplace may not accept any products we may develop.


    If we do succeed in developing products, we will face many potential obstacles such as the need to obtain regulatory approvals, and to develop or obtain manufacturing, marketing and distribution capabilities. In addition, we will face substantial additional risks such as product liability.

    WE HAVE LIMITED LIQUIDITY AND CAPITAL RESOURCES AND MAY NOT OBTAIN THE SIGNIFICANT CAPITAL RESOURCES WE WILL NEED TO SUSTAIN OUR RESEARCH AND DEVELOPMENT EFFORTS.

    We have limited liquidity and capital resources and must obtain substantial additional capital to support our research and development programs, for acquisition of technology and intellectual property rights, and, to the extent we decide to undertake these activities ourselves, for pre-clinical and clinical testing of our anticipated products, pursuit of regulatory approvals, establishment of production capabilities, establishment of marketing and sales capabilities and distribution channels, and general administrative expenses.


    Even though we owned 126,193 shares of Modex Therapeutics Ltd., stock with an estimated fair market value of $19,220,165 based on the per share price of approximately $152.00, which we converted from a market price of 247.50 Swiss francs on June 30, 2000, we are restricted from selling these shares until December 23, 2000. The performance of Modex stock since Modex's initial public offering does not predict its future value and the value of our holdings is subject to change and could decrease significantly. If we decide to sell our Modex shares, due to the relatively small trading volume in Modex shares and the relatively large size of our holding, or other factors, we may not be able to sell our Modex shares at their market value or at all, and we may have to sell these shares at a significant discount to the market price. In addition, fluctuations in currency exchange rates could decrease the proceeds we might realize on a potential sale of Modex shares.



    We intend to pursue our needed capital resources through equity and debt financings, corporate alliances, grants and collaborative research arrangements. Our ability to complete any such arrangements successfully will depend upon market conditions and, more specifically, on continued progress in our research and development efforts. We may fail to obtain the necessary capital resources from any such sources when needed or on terms acceptable to us. If we do not obtain the necessary capital resources, we may have to delay, reduce or eliminate some or all of our research and development programs or license our technology or any potential products to third parties rather than commercializing them ourselves.



    WE HAVE PAYMENT OBLIGATIONS RESULTING FROM REAL PROPERTY OWNED OR LEASED BY US IN RHODE ISLAND, WHICH ADVERSELY AFFECT OUR ABILITY TO FUND OUR STEM CELL RESEARCH AND DEVELOPMENT.



    Prior to our reorganization in 1999 and the resulting consolidation of all functions in California, we carried out our former encapsulated cell therapy programs at facilities in Lincoln, Rhode Island, where we also had our administrative offices. Although we have vacated these facilities, we have continuing obligations for lease payments and operating costs of approximately $950,000 per year for our former science and administrative facility, which we have leased through June 30, 2013, and debt service payments and operating costs of approximately $1,000,000 per year for our former encapsulated cell therapy pilot manufacturing facility. We are currently seeking to sublease the science and administrative facility and to sell the pilot manufacturing facility, but may not be able to do so. These continuing costs significantly reduce our cash resources and adversely affect our ability to fund further development of our stem cell technology. The lease for the science and administrative facility contains a provision requiring occupancy of the premises and we currently are in violation of this provision. The landlord has agreed not to take any action as a result of this violation until November __, 2000. We intend to seek an additional period of forebearance from the landlord, but we cannot give any assurance that the landlord will grant this additional forebearance or that we will be able to sublease the premises during any additional period of time. If the landlord decides to pursue its rights after any period of forebearance, we may be required to pay the landlord the entire amount due for the rest of the lease period.



    WE MAY NEED BUT FAIL TO OBTAIN PARTNERS TO SUPPORT OUR STEM CELL DEVELOPMENT EFFORTS AND TO COMMERCIALIZE OUR TECHNOLOGY.



    Equity and debt financings alone may not be sufficient to fund the cost of developing our stem cell technologies and we may need to rely on our ability to reach partnering arrangements to provide financial support for our stem cell discovery and development efforts. In addition, in order to successfully develop and commercialize our technology, we may need to enter into a wide variety of arrangements with corporate sponsors, pharmaceutical companies, universities, research groups and others. While we have engaged, and expect to continue to engage, in discussions regarding such arrangements, we have not reached any agreement regarding any such arrangement and we may fail to obtain any such agreement on terms acceptable to us, if at all. Even if we enter into these arrangements, we may not be able to satisfy our obligations under them. Furthermore, these arrangements may require us to grant certain rights to third parties, including exclusive marketing rights to one or more products, or may have other terms that are burdensome to us, and may involve the acquisition of our securities. If any of our collaborators terminates its relationship with us or fails to perform its obligations in a timely manner, the development or commercialization of our technology and potential products may be adversely affected.



    WE HAVE A HISTORY OF OPERATING LOSSES AND WE MAY FAIL TO OBTAIN REVENUES OR BECOME PROFITABLE.



    We have incurred $121,698,674 in operating losses through June 30, 2000 and expect to continue to incur substantial operating losses in the future in order to conduct our research and development activities, and if those activities are successful, to fund clinical trials and other expenses. These expenses include the cost of acquiring technology, product testing, acquiring regulatory approvals, establishing production, marketing, sales and distribution programs, and administrative expenses. We have not earned any revenues from sales of any product. All of our past revenues have been derived from, and any revenues we may obtain for the foreseeable future are expected to be derived from, cooperative agreements, research grants, investments and interest on invested capital. We have no cooperative agreements and we have received only two research grants for our stem cell technology, and we may not obtain any such agreements or additional grants in the future, or receive any revenues from them.

    WE DO NOT ANTICIPATE RECEIVING FUTURE REVENUES FROM THE SALE OF OUR ENCAPSULATED CELL TECHNOLOGY.


    In December 1999, we sold our encapsulated cell therapy technology to Neurotech S.A. While under the terms of the sale we may receive royalty and other payments from Neurotech under certain circumstances, we do not anticipate receiving any material payments from Neurotech in the near future, if at all.


    FOUNDERS OF STEMCELLS CALIFORNIA, INC. HAVE THE RIGHT TO CONTROL OUR STEM CELL RESEARCH AND TO REACQUIRE OUR STEM CELL TECHNOLOGY UNDER CERTAIN CIRCUMSTANCES.


    The agreement by which we acquired StemCells California in September 1997 requires us to conduct our stem cell research in accordance with the provisions of an agreement between us and Drs. Irving Weissman and Fred Gage, founders of StemCells California, pursuant to a research plan. As long as we meet the goals of the research plan, we will continue to conduct our stem cell research under an extension of this research plan approved by a research committee. We must fund any increases in stem cell research funding of not more than 25% a year approved by the research committee as long as we meet the goals of the research plan, but we have the option of ceasing or reducing brain stem cell research even if we meet all research plan goals. Under those circumstances all unvested but still-achievable performance-based options granted to Drs. Weissman and Gage in connection with the acquisition of StemCells California would vest. However, if we cease or reduce non-brain stem cell research when we are meeting all research plan goals, Drs. Weissman and Gage would have the right to continue the non-brain stem cell research by licensing the relevant technology from us in exchange for a payment to us equal to all prior funding for such research plus royalty payments, which might not reflect the fair market value for this technology at the time.


    WE DEPEND ON PATENTS AND PROPRIETARY RIGHTS TO PROTECT OUR INTELLECTUAL PROPERTY FROM INFRINGEMENT. NEVERTHELESS, SUCH PROTECTION IS UNCERTAIN AND, IF GAINED, MAY OFFER ONLY LIMITED PROTECTION. IF WE ARE UNABLE TO PROTECT OUR PATENTS AND PROPRIETARY RIGHTS, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATION WILL BE HARMED.


    We own or license a number of patents or pending patent applications covering human nerve stem cell cultures, central nervous system stem cell cultures, neuroblast cultures, peripheral nervous system stem cell cultures, and an animal model for liver failure. Patent protection for products such as those we propose to develop is highly uncertain and involves complex and continually evolving factual and legal questions. The governmental authorities that consider patent applications can deny or significantly reduce the patent coverage requested in an application before or after issuing the patent. Consequently, we do not know whether any of our pending applications will result in the issuance of patents, or if any existing or future patents will provide sufficient protection or significant commercial advantage or if others will circumvent these patents. Since patent applications are secret until patents are issued in the United States or until the applications are published in foreign countries, and since publication of discoveries in the scientific or patent literature often lags behind actual discoveries, we cannot be certain that we were the first to make the inventions covered by each of our pending patent applications or that we were the first to file patent applications for such inventions. Our patents may not issue from our pending or future patent applications or, if issued, may not be of commercial benefit to us, or may not afford us adequate protection from competing products. In addition, third parties may challenge our patents or governmental authorities may declare them invalid. In the event that a third party has also filed a patent application relating to inventions claimed in our patent applications, we may have to participate in proceedings to determine priority of invention. This could result in substantial uncertainties and cost for us, even if the eventual outcome is favorable to us, and the outcome might not be favorable to us. Even if a patent issues, a court could decide that the patent was issued invalidly.

    IF OTHERS ARE FIRST TO DISCOVER AND PATENT ANY STEM CELLS WE ARE SEEKING TO DISCOVER, WE COULD BE BLOCKED FROM FURTHER WORK ON THAT STEM CELL, AND OUR BUSINESS WOULD BE HARMED.


    Because the first person or entity to discover and obtain a valid patent to a particular stem or progenitor cell may effectively block all others, it will be important to our development efforts for us or our collaborators to be the first to discover any stem cell that we are seeking. Failure to be the first could prevent us from commercializing all of our research and development related to such stem cell and have a material adverse effect on the Company.


    WE MAY NEED TO OBTAIN LICENSES TO THIRD PARTY PATENTS, AND MAY NOT BE ABLE TO GET THEM.


    A number of pharmaceutical, biotechnology and other companies, universities and research institutions have filed patent applications or have received patents relating to cell therapy, stem cells and other technologies potentially relevant to or necessary for our expected products. We cannot predict which, if any, of the applications will issue as patents. We are also aware of a number of patent applications and patents claiming use of genetically modified cells to treat disease, disorder or injury. We are aware of three patents issued to two competitors claiming certain methods for enriching central nervous system stem cells through gene modification of in vitro cultured cells. These patents were issued or licensed to NeuralStem and Layton Bioscience. It is possible that NeuralStem or Layton Bioscience will be able to produce commercially available stem cell products before we can. These genetically modified cells may be effective in treating defective, diseased or damaged central nervous system tissue.



    If third party patents or patent applications contain claims infringed by our technology and these claims are valid, we may be unable to obtain licenses to these patents at a reasonable cost, if at all, and may also be unable to develop or obtain alternative technology. If we are unable to obtain such licenses at a reasonable cost, our business could be significantly harmed. We may have to to defend ourselves in court against allegations of infringement of third party patents. Patent litigation is very expensive and could consume substantial resources and create significant uncertainties. An adverse outcome in such a suit could subject us to significant liabilities to third parties, require disputed rights to be licensed from third parties, or require us to cease using such technology.



    Proprietary trade secrets and unpatented know-how are also important to our research and development activities. We cannot be certain that others will not independently develop the same or similar technologies on their own or gain access to our trade secrets or disclose such technology, or that we will be able to meaningfully protect our trade secrets and unpatented know-how and keep them secret.


    We require our employees, consultants, and significant scientific collaborators and sponsored researchers to execute confidentiality agreements upon the commencement of an employment or consulting relationship with us. These agreements may, however, fail to provide meaningful protection or adequate remedies for us in the event of unauthorized use, transfer or disclosure of such information or inventions.


    We have obtained rights from universities and research institutions to technologies, processes and compounds that we believe may be important to the development of our products. Licensors may cancel our licenses or convert them to non-exclusive licenses if we fail to use the relevant technology or otherwise breach these agreements. Loss of such licenses could expose us to the risks of third party patents and/or technology. We can give no assurance that any of these licenses will provide effective protection against our competitors.



    WE COMPETE WITH COMPANIES THAT HAVE SIGNIFICANT ADVANTAGES OVER US.



    The market for therapeutic products that address degenerative diseases is large and competition is intense. We expect competition to increase. We believe that our most significant competitors will be fully integrated pharmaceutical companies and more established biotechnology companies, such as Biogen, Inc. and Genzyme, an Elan Corporation. These companies already produce or are developing treatments for degenerative diseases that are not stem-cell based, and they have significantly greater capital resources and expertise in research and development, manufacturing, testing, obtaining regulatory approvals and marketing than we do. Many of these potential competitors have significant products approved or in development that could be competitive with our potential products, and also operate large, well-funded research and development programs. In addition, we expect to compete with smaller companies such as NeuralStem and Layton Bioscience and with universities and other research institutions who are developing treatments for degenerative diseases that are stem-cell based.



    Our competitors may succeed in developing technologies and products that are more effective than those being developed by us, or that would render our technology obsolete or non-competitive.


    The relative speed with which we and our competitors can develop products, complete the clinical testing and approval processes, and supply commercial quantities of a product to market will affect our ability to gather market acceptance and market share. With respect to clinical testing, competition may delay progress by limiting the number of clinical investigators and patients available to test our potential products.

    DEVELOPMENT OF OUR TECHNOLOGY WILL BE SUBJECT TO EXTENSIVE GOVERNMENT REGULATION.


    Our research and development efforts, as well as any future clinical trials, and the manufacturing and marketing of any products we may develop, will be subject to extensive regulation by governmental authorities in the United States and other countries. The process of obtaining U.S. Food and Drug Administration and other necessary regulatory approvals is lengthy, expensive and uncertain. We or our collaborators may fail to obtain the necessary approvals to commence or continue clinical testing or to manufacture or market our potential products in reasonable time frames, if at all. In addition, the United States Congress and other legislative bodies may enact regulatory reforms or restrictions on the development of new therapies that could adversely affect the regulatory environment in which we operate or the development of any products we may develop.



    We base our research and development on the use of human stem and progenitor cells obtained from fetal tissue. The federal and state governments and other jurisdictions impose restrictions on the use of fetal tissue. These restrictions change from time to time and may become more onerous. Additionally, we may not be able to identify or develop reliable and ethical sources of the cells necessary for our potential products and obtain such cells in the quantity or quality sufficient to satisfy the commercial requirements of our potential products.



    We may apply for status under the Orphan Drug Act for certain of our therapies, in order to gain a seven year period of marketing exclusivity for those therapies. The U.S. Congress in the past considered, and in the future again may consider, legislation that would restrict the extent and duration of the market exclusivity of an orphan drug. If enacted, such legislation could prevent us from obtaining some or all of the benefits of the existing statute even if we were to apply for and be granted orphan drug status with respect to a potential product.



    WE DEPEND ON A LIMITED NUMBER OF KEY PERSONNEL.



    We are highly dependent on the principal members of our management and scientific staff and certain of our outside consultants, including the members of our scientific advisory board, our chief executive officer, each of our vice presidents and the directors of our neural stem cell and liver stem cell programs. Although we have entered into employment agreements with some of these individuals, they may terminate their agreements at any time. We currently have outside consultants and interim personnel in key management and scientific positions who are not permanent employees. Loss of services of any of these individuals could have a material adverse effect on our operations, because these individuals possess management experience or specialized scientific skills which we do not otherwise have and which we may not be able to replace. In addition, our operations are dependent upon our ability to attract and retain additional qualified scientific and management personnel. More generally, we may not be able to attract and retain the personnel we need on acceptable terms given the competition for experienced personnel among pharmaceutical, biotechnology and health care companies, universities and research institutions. If we lose the services of these key personnel or are unable to attract and retain additional qualified personnel, we may have to delay, reduce or eliminate some or all of our research and development programs.



    On September 22, 2000 we announced that George Dunbar, our acting President and Chief Executive Officer, would be phasing out his service. Mr. Dunbar will continue in his position on a reduced time basis during this transition period. We are actively seeking a candidate to hire as our permanent chief executive officer, but we can give no assurance that we will be able to find a candidate possessing the necessary qualifications. If we are unable to hire and retain a qualified chief executive officer, our business and operations could suffer materially.


    HEALTHCARE INSURERS AND OTHER ORGANIZATIONS MAY NOT PAY FOR OUR PRODUCTS OR MAY IMPOSE LIMITS ON REIMBURSEMENTS.


    In both domestic and foreign markets, sales of potential products are likely to depend in part upon the availability and amounts of reimbursement from third party health care payor organizations, including government agencies, private health care insurers and other health care payors such as health maintenance organizations and self-insured employee plans. There is considerable pressure to reduce the cost of therapeutic products, and government and other third party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for new therapeutic products, and by refusing, in some cases, to provide any coverage for uses of approved products for disease indications for which the Food and Drug Administration has not granted marketing approval. Significant uncertainty exists as to the reimbursement status of newly approved health care products. We can give no assurance that reimbursement will be provided by such payors at all or without substantial delay, or, if such reimbursement is provided, that the approved reimbursement amounts will be sufficient to enable us to sell products we develop on a profitable basis. Changes in reimbursement policy could also adversely affect the willingness of pharmaceutical companies to collaborate with us on the development of our stem cell technology.



    In certain foreign markets, pricing or profitability of prescription pharmaceuticals is subject to government control. We expect that there will continue to be a number of Federal and state proposals to implement government control over health care costs. Efforts at healthcare reform are likely to continue in future legislative sessions. We do not know what legislative proposals Federal or state governments will adopt or what actions Federal, state or private payers for healthcare goods and services may take in response to healthcare reform proposals or legislation. We cannot predict the effect government control and other healthcare reforms may have on our business.


    OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE.


    Our operating results have varied, and may in the future continue to vary, significantly from quarter to quarter due to a variety of factors. These factors include the receipt of one-time license or milestone payments under collaborative agreements, costs associated with the winddown of our encapsulated cell therapy programs, variation in the level of expenses related to our research and development efforts, receipt of grants or other support for our research and development efforts, and other factors. Quarterly comparisons of our financial results are not necessarily meaningful and you should not rely upon them as an indication of future performance.

    OUR STOCK PRICE MAY BE VOLATILE AND THIS VOLATILITY COULD RESULT IN LAWSUITS
     OR MAKE IT DIFFICULT TO RAISE CAPITAL.



    The market price for our common stock has been volatile and could decline below the offering price for the shares. We believe that the market price for our common stock could fluctuate substantially due to some or all of the risk factors enumerated above.



    The stock market has recently experienced extreme price and volume fluctuations. These fluctuations have especially affected the market price of the stock of many high technology and health care-related companies. Such fluctuations have often been unrelated to the operating performance of these companies. Nonetheless, these broad market fluctuations may negatively affect the market price of our common stock. In the past, companies that have experienced volatility in the market price of their stock have been the objects of securities class action litigation. If we were the object of securities class action litigation, we could incur material costs and suffer a diversion of our management's attention and resources. In addition, volatility in our stock price may make it difficult for us to obtain additional capital resources through financings on terms acceptable to us.



    EVENTS WITH RESPECT TO OUR SHARE CAPITAL COULD CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE.



    Sales of substantial amounts of our common stock on the open market, or the availability of such shares for sale, could adversely affect the price of our common stock. In particular, as of August 15, 2000, we had outstanding stock options to purchase approximately 2,556,486 shares of common stock, at an average exercise price of approximately $4.209 per share, subject to adjustment in certain circumstances. Of this total, options covering approximately 608,976 shares are currently exercisable at an average exercise price of approximately $4.693 per share.

                           FORWARD-LOOKING STATEMENTS

    This prospectus includes forward-looking statements. You can identify these statements by forward-looking words such as "may," "will," "possibly," "expect," "anticipate," "project," "believe," "estimate" and "continue" or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition, or state other "forward-looking" information. We believe that it is important to communicate our future expectations to our investors. However, there will be events in the future that we have not been able to accurately predict or control and that may cause our actual results to differ materially from those discussed. For example, contaminations at our facilities, changes in the pharmaceutical or biotechnology industries, competition and changes in government regulations or general economic or market conditions could all have significant effects on our results. These factors should be considered carefully and readers should not place undue reliance on our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in the "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" sections and elsewhere in this prospectus could harm our business, operating results and financial condition. All forward looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements and risk factors contained throughout this prospectus. We are under no duty to update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results.

                            INDUSTRY AND MARKET DATA

    In this prospectus, we rely on and refer to information and statistics regarding disease occurrences, costs of treatment, biotechnology, and the market sectors in which we may compete in the future. We obtained this information and statistics from various third party sources, discussions with our consultants and/or our own internal estimates. We believe that these sources and estimates are reliable, but we have not independently verified them.

                                USE OF PROCEEDS

    We will not receive any proceeds from the sale of the shares offered pursuant to this prospectus.

                                DIVIDEND POLICY

    We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings to fund the development and growth of our business. We do not, therefore, anticipate paying any cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will be dependent on then existing conditions, including our financial stability, results of operations, contractual restrictions, capital requirements, business prospects and other factors our board of directors deems relevant.

                                 CAPITALIZATION

    The following table presents our consolidated capitalization as of June 30, 2000 on a historical basis and as adjusted to reflect the $4,000,000 aggregate proceeds from our August 3, 2000 sale of 923,521 shares of common stock and $1,000,000 aggregate proceeds from our sale as of August 30, 2000 of 180,914 shares to Millennium Partners, L.P., net of a stock subscription receivable of $1,250,000. This table excludes

    - 2,852,973 shares of common stock issuable upon the exercise of outstanding stock options and warrants as follows:

     a) as of August 15, 2000, 2,556,486 shares of common stock upon the exercise of stock options pursuant to our stock option plans at a weighted average price of $4.209 per share.

     b) 101,587 shares of common stock upon the exercise of a warrant held by Millennium Partners, L.P in conjunction with the aforementioned August 3, 2000 financing at an exercise price of $4.725 per share.

     c) 19,900 shares of common stock upon the exercise of a warrant held by Millennium Partners, L.P. in conjunction with the aforementioned August 30, 2000 financing at an exercise price of $6.03 per share.

     d) 100,000 shares of common stock upon the exercise of warrants granted to May Davis Group, Inc. and four of its affiliates in connection with the aforementioned financing at an exercise price of $5.0375 per share.

     e) 75,000 shares of common stock upon the exercise of warrants at $6.58125 per share held by holders of our 6% cumulative convertible preferred stock purchased on April 13, 2000 for $1,500,000.

    - the right under certain circumstances for holders of our 6% cumulative convertible preferred stock to acquire up to a total of 1,126 additional shares of our 6% cumulative convertible preferred stock, which is convertible at the option of the holders into common stock at $6.33 per share subject to customary antidilution protection.

    - Millennium Partners, L.P. option to purchase up to an additional $2,000,000 of common stock through August 3, 2001.


    - The right of the holders of our 6% cumulative convertible preferred stock to convert their preferred shares into 397,878 shares of common stock at $3.77 per share.

    This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes thereto included elsewhere in this prospectus.

                                                                  AS OF JUNE 30, 2000
                                                              ---------------------------
                                                                 ACTUAL      AS ADJUSTED
                                                              ------------   ------------
Stockholders' equity:
  Convertible Preferred Stock, par value $0.01 per share,
    1,000,000 shares authorized, 2,626 designated as 6%
    Cumulative Convertible Preferred Stock, 1,500 shares
    issued..................................................  $  1,500,000   $  1,500,000
  Common stock, par value $0.01 per share, 45,000,000 shares authorized, 19,612,677 (actual) and 20,717,112 (as
    adjusted) shares issued.................................       196,127        207,171
  Additional paid-in-capital................................   129,525,509    134,514,465
  Stock subscription receivable.............................                   (1,250,000)
  Accumulated deficit.......................................  (121,698,674)  (121,698,674)
  Accumulated other comprehensive income....................    19,220,165     19,220,165
  Deferred compensation.....................................    (1,137,500)    (1,137,500)
                                                              ------------   ------------
    Total stockholders' equity..............................  $ 27,605,627   $ 31,355,627
                                                              ============   ============

                                    DILUTION


    This offering is for sales of stock by our existing stockholders on a continuous or delayed basis in the future. Sales of common stock by stockholders will not result in any substantial change to the net tangible book value per share before and after the distribution of shares by the selling stockholders. There will be no change in net tangible book value per share attributable to cash payments made by purchasers of the shares being offered. Prospective investors should be aware, however, that the price of our shares may not bear any rational relationship to net tangible book value per share.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes to those statements and other financial information included elsewhere in this prospectus.


    The consolidated historical financial data presented below as of December 31, 1995, 1996, 1997, 1998, and 1999 and for the years then ended are derived from our consolidated financial statements, which have been audited by Ernst & Young LLP, our independent auditors. The selected consolidated financial data as of June 30, 1999 and 2000, and for the six months then ended are derived from our unaudited financial statement. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations for such periods. The selected consolidated financial data for the six months ended
June 30, 2000 are not necessarily indicative of the results that may be expected for the year ended December 31, 2000 or any other future period.


                                                                                                                  SIX MONTHS
                                                                                                                     ENDED
                                                                     YEAR ENDED DECEMBER 31,                       JUNE 30,
                                                       ----------------------------------------------------   -------------------
                                                         1995       1996       1997       1998       1999       1999       2000
                                                       --------   --------   --------   --------   --------   --------   --------
STATEMENT OF OPERATIONS DATA
Revenue from collaborative agreements................  $11,761    $  7,104   $ 10,617   $  8,803   $  5,022   $ 5,022    $    --
Research and development expenses....................   14,730      17,130     18,604     17,659      9,991     6,847      1,660
Acquired research and development....................                           8,344
ECT wind-down expenses...............................                                                 6,048
Net loss.............................................  $(8,891)   $(13,759)  $(18,114)  $(12,628)  $(15,709)  $(3,773)   $(2,326)
                                                       =======    ========   ========   ========   ========   =======    =======
Basic and diluted net loss per share.................  $ (0.69)   $  (0.89)  $  (1.08)  $  (0.69)  $  (0.84)  $ (0.20)   $ (0.12)
Shares used in computing basic and diluted net loss
  per share..........................................   12,799      15,430     16,704     18,291     18,706    18,483     19,419

    The following table provides a summary of our consolidated balance sheets. The pro-forma column is based on our historical unaudited financial statements and also reflects our August 3, 2000 sale of 923,521 shares of common stock to Millennium Partners, L.P for $4,000,000 and the August 30, 2000 sale of 180,914 shares of common stock to Millennium Partners L.P. for $1,000,000, net of a stock subscription receivable of $1,250,000.


                                                  AS OF DECEMBER 31,                         AS OF JUNE 30,
                                 ----------------------------------------------------   ------------------------
                                   1995       1996       1997       1998       1999       2000          2000
                                 --------   --------   --------   --------   --------   ---------   ------------
                                                                                         ACTUAL      PRO-FORMA
                                                                                        ---------   ------------
BALANCE SHEET DATA
Cash, cash equivalents and
  marketable securities........  $44,192    $42,607    $29,050    $17,386    $ 4,760     $ 5,535      $ 9,285
Restricted investments.........                                                           19,220       19,220
Total assets...................   56,808     58,397     44,301     32,866     15,781      32,088       35,838
Long-term debt, including
  capitalized leases...........    5,441      8,223      4,108      3,762      2,937       2,775        2,775
Redeemable common stock........               8,159      5,583      5,249      5,249
Stockholders' equity...........   45,391     34,747     28,900     17,897      3,506      27,606       31,356

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion of our financial condition and results of operations for the six months ended June 30, 2000 and 1999 and the years ended December 31, 1999, 1998, and 1997 should be read in conjunction with our consolidated financial statements and notes to those statements and other financial information included elsewhere in this prospectus.

RESULTS OF OPERATIONS

    OVERVIEW


    Since our inception in 1988, we have been primarily engaged in research and development of human therapeutic products. As a result of a restructuring in the second half of 1999, our sole focus is now on our stem cell technology. At the beginning of last year, by contrast, our corporate headquarters, most of our employees, and main focus of our operations were primarily devoted to a different technology--encapsulated cell therapy, or ECT. Since that time, we terminated a clinical trial of the ECT then in progress, we wound down our other operations relating to the ECT, we terminated the employment of those who worked on the ECT, we sold the ECT and we relocated from Rhode Island to Sunnyvale, California. Comparisons with last year's results are correspondingly less meaningful than they may be under other circumstances.



    We were known as CytoTherapeutics, Inc., until May 23, 2000, when we changed our name to StemCells, Inc.



    We have not derived any revenues from the sale of any products, and we do not expect to receive revenues from product sales for at least several years. We have not commercialized any product and in order to do so we must, among other things, substantially increase our research and development expenditures as research and product development efforts accelerate and clinical trials are initiated. We have incurred annual operating losses since inception and expect to incur substantial operating losses in the future. As a result, we are dependent upon external financing from equity and debt offerings and revenues from collaborative research arrangements with corporate sponsors to finance our operations. There are no such collaborative research arrangements at this time and there can be no assurance that such financing or partnering revenues will be available when needed or on terms acceptable to us.


    Our results of operations have varied significantly from year to year and quarter to quarter and may vary significantly in the future due to the occurrence of material, nonrecurring events, including without limitation the receipt of one-time, nonrecurring licensing payments, and the initiation or termination of research collaborations, in addition to the winding-down of terminated research and development programs referred to above.

    SIX MONTHS ENDED JUNE 30, 2000 AND 1999


    For the six months ended June 30, 2000 and 1999, revenues from collaborative agreements totaled $0 and $5,021,707, respectively. The decrease in revenues resulted from the June 1999 termination of a Development, Marketing and License Agreement related to our former ECT. We have not yet entered into revenue-producing collaborations with respect to our platform of stem cell technologies. During the second quarter 2000 we realized a $1,427,686 gain in connection with our investment in Modex Therapeutics Ltd., a Swiss biotechnology company that completed an initial public offering on June 23, 2000. At June 30, 2000, we owned 126,193 shares with an estimated fair market value of $19,220,165, based on the per share price of approximately $152.00, which we converted from a market price of 247.50 Swiss francs on that date.


    Research and development expenses totaled $1,659,932 for the six months ended June 30, 2000, compared with $6,847,383 for the same period in 1999. The decrease of $5,187,451, or 76%, from 1999 to 2000 was primarily attributable to the wind-down of research activities relating to the ECT. General and administrative expenses were $2,078,286 for the six months ended June 30, 2000, compared with $2,168,315 for the same period in 1999. The decrease of $90,029, or 4%, from 1999 to 2000 was primarily attributable to the establishment of a smaller corporate office in California. Interest income for the six months ended June 30, 2000 and 1999 was $138,232 and $406,331, respectively. The decrease in interest income in 2000 was attributable to the lower average investment balances during such period. Interest expense was $142,566 for the six months ended June 30, 2000, compared with $185,054 for the same period in 1999. The decrease in 2000 was attributable to lower outstanding debt and capital lease balances in 2000 compared to 1999.


    Net loss for the six months ended June 30, 2000 was $2,325,964, or ($0.12) per share, as compared to net loss of $3,772,714, or ($0.20) per share, for the comparable period in 1999. The decrease in net loss of $1,446,750 from the same period in 1999 primarily reflects a gain from the sale of certain shares of our stock in Modex, as the reductions in expenses were offset by the decrease in revenues from collaboration agreements. We were one of the founders of Modex, a Swiss biotherapeutics company established in 1996 to pursue encapsulated cell technologies related to our former programs. After Modex' initial public offering on the Swiss Neue Market on June 23, 2000 and our sale of 23,807 shares, we own 126,193 shares of Modex common stock. The IPO price was 168.00 Swiss Francs, and the share price on June 30, 2000 was 247.50 Swiss Francs. The shares are subject to a lockup for 6 months from the date of the IPO.


YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


    Revenues from collaborative agreements totaled $5,022,000, $8,803,000 and $10,617,000 for the years ending December 31, 1999, 1998 and 1997, respectively. We earned revenues primarily from a Development, Marketing and License Agreement with AstraZeneca Group plc, which we signed in March 1995. The decrease in revenues from 1998 to 1999 resulted primarily from the June 1999 termination of the AstraZeneca Agreement. 1997 revenues included a $3,000,000 milestone payment from AstraZeneca related to the Phase II clinical trials for an ECT product.



    Research and development expenses totaled $9,984,000 in 1999, as compared to $17,659,000 in 1998 and $18,604,000 in 1997. The decrease of $7,668,000, or 43%, from 1998 to 1999 was primarily attributable to the wind-down of research activities relating to the ECT, precipitated by termination of the AstraZeneca Agreement. The decrease of $945,000, or 5%, from 1997 to 1998 was primarily attributable to a reduction in spending on research agreements and a reduction in research and development personnel.



    Acquired research and development consists of a one-time charge of $8,344,000 related to the acquisition of StemCells California, Inc., in 1997. Commercialization of this technology will require significant incremental research and development expenses over a number of years. With the recent completion of the restructuring of our research operations, we are now focused solely on the research and development of our platform of stem cell technologies, which encompasses the technology acquired upon the acquisition of StemCells California, Inc. and related technology we have developed or licensed.



    General and administrative expenses were $4,927,303 for the year ended December 31, 1999, compared with $4,603,000 in 1998 and $6,158,000 in 1997. The
1999 general administrative expenses were positively impacted by the reduction in facility costs that were included in wind-down ($796,000) as well as reduced activities and related personnel costs that were not incurred. This was due to the wind-down of our ECT programs and relocation of our headquarters in October 1999. The reduction of $1,555,000, or 25%, from 1997 to 1998 was primarily attributable to a reduction in legal fees, recruiting and relocation expenses, as well as a reduction in employees.

    Wind-down and relocation expenses totaled $6,047,806 for the year ended December 31, 1999; no such expenses were incurred in 1998 and 1997. These expenses relate to the wind-down of our encapsulated cell technology research and our other Rhode Island operations the transfer of our corporate headquarters to Sunnyvale, California.



    They include accruals of approximately $1,554,000 for employee severance costs, $1,858,000 in losses and reserves for the write-down of related patents and fixed assets, $1,172,000 for our costs of settlement of a 1989 funding agreement with the Rhode Island Partnership for Science and Technology, $702,000 of estimated additional carrying costs through disposition of the Rhode Island facilities, and other related expenses totaling $762,000.


    Interest income for the years ended December 31, 1999, 1998 and 1997 totaled $564,000, $1,254,000 and $1,931,000, respectively. The average cash and investment balances were $10,663,000, $21,795,000 and $33,343,000 in 1999, 1998 and 1997, respectively. The decrease in interest income from 1997 to 1998 to 1999 was attributable to lower average balances.

    In 1999, interest expense was $335,000, compared with $472,000 in 1998 and $438,000 in 1997. The decrease from 1998 to 1999 was attributable to lower outstanding debt and capital lease balances. The increase from 1997 to 1998 was primarily attributable to capitalization of $210,000 of interest on the new facility in 1997.

    In October 1997, we recognized a gain in the amount of $3,387,000 related to the sale of 50 percent of our interest in Modex Therapeutiques.


    The net loss in 1999, 1998 and 1997 was $15,709,000, $12,628,000, and
$18,114,000, respectively. The loss per share was $0.84, $.69 and $1.08 in 1999, 1998 and 1997, respectively. The increase from 1998 to 1999 is primarily attributable to the elimination of revenue from the AstraZeneca Agreement, which was terminated in June 1999, as well as expenses related to the wind-down of our ECT research and our other Rhode Island operations, the transfer of our corporate headquarters to Sunnyvale, California and an accrual of approximately $1,172,000 for our estimate of the costs of settlement of the funding agreement with RIPSAT. The decrease from 1997 to 1998 was attributable to a one-time charge of $8,344,000 for acquired research and development related to the purchase of StemCells California, Inc. offset by the $3,387,000 gain on a partial sale of our interest in Modex in 1997.



    The 1999 decrease in patents of $3,229,932 from 1998 was primarily due to management's decision to wind down the ECT program and dispose of the related intellectual property. During the fourth quarter of 1999 we sold the patents related to our encapsulated cell technology to Neurotech for $3,000,000.



    Accrued expenses increased by $1,584,949, primarily due to the accrual of approximately $1,172,000 for our estimate of the costs of settlement of a 1989 funding agreement with the Rhode Island Partnership for Science and Technology and $463,000 relating to the carrying costs of the Rhode Island facilities.


    LIQUIDITY AND CAPITAL RESOURCES


    Since our inception, we have financed our operations through the sale of common and preferred stock, the issuance of long-term debt and capitalized lease obligations, revenues from collaborative agreements, research grants and interest income.


    We had unrestricted cash and cash equivalents totaling $5,535,264 at June 30, 2000. Cash equivalents are invested in money market funds.

    Our 126,193 shares of Modex stock are subject to a lock-up agreement for six months in connection with Modex' initial public offering. The actual sale price for the shares may vary significantly from the initial public offering price of 168.00 Swiss francs and the share price at June 30, 2000 of 247.50 Swiss francs.


    Our liquidity and capital resources were, in the past, significantly affected by our relationships with corporate partners, which were related to our former ECT. These relationships are now terminated, and we have not yet established corporate partnerships with respect to our stem cell technology.



    In March 1995, we signed a collaborative research and development agreement with AstraZeneca for the development and marketing of certain encapsulated-cell products to treat pain. AstraZeneca made an initial, nonrefundable payment of $5,000,000, included in revenue from collaborative agreements in 1995, a milestone payment of $3,000,000 in 1997 and was to remit up to an additional $13,000,000 subject to achievement of certain development milestones. Under the agreement, we were obligated to conduct certain research and development pursuant to a four-year research plan agreed upon by the parties. Over the term of the research plan, we originally expected to receive annual payments of $5 million to $7 million from AstraZeneca, which was to approximate the research and development costs incurred by us under the plan. Subject to the successful development of such products and obtaining necessary regulatory approvals, AstraZeneca was obligated to conduct all clinical trials of products arising from the collaboration and to seek approval for their sale and use. AstraZeneca had the exclusive worldwide right to market products covered by the agreement. Until the later of either the expiration of all patents included in the licensed technology or a specified fixed term, we were entitled to a royalty on the worldwide net sales of such products in return for the marketing license granted to AstraZeneca and our obligation to manufacture and supply products. AstraZeneca had the right to terminate the original agreement beginning
April 1, 1998. On June 24, 1999, AstraZeneca informed us of the results of AstraZeneca's analysis of the double-blind, placebo-controlled trial of a potential ECT product, an encapsulated bovine cell implant for the treatment of severe, chronic pain in cancer patients. AstraZeneca determined that, based on criteria it established, the results from the 85-patient trial did not meet the minimum statistical significance for efficacy established as a basis for continuing worldwide trials for the therapy. AstraZeneca therefore indicated that it did not intend to further develop the bovine cell-containing implant therapy and exercised its right to terminate the agreement. See also
Note 17--"Research Agreements" to the Accompanying Financial Statements.



    In the third quarter of 1999, we announced restructuring plans for the wind-down of operations relating to our ECT and to focus our resources on the research and development of our platform of proprietary stem cell technologies. We terminated approximately 68 full time employees and, in October 1999, relocated our corporate headquarters to Sunnyvale, California. We recorded $6,047,806 of wind-down expenses including employee separation and relocation costs during 1999.



    On December 30, 1999 we sold our ECT and assigned our intellectual property assets in it to Neurotech S.A. for a payment of $3,000,000, royalties on future product sales, and a portion of certain Neurotech revenues from third parties. In addition, we retained certain non-exclusive rights to use ECT in combination with our proprietary stem cell technologies and in the field of vaccines for prevention and treatment of infectious diseases. We received $2,800,000 of the initial payment on January 3, 2000 with a remaining balance of $200,000 placed in escrow, to be released to us upon demonstration satisfactory to Neurotech that certain intellectual property is not subject to other claims.


    As part of our restructuring of operations and relocation of corporate headquarters to Sunnyvale, California, we identified a significant amount of excess fixed assets. In December of 1999, we completed the disposition of those excess fixed assets, from which we received more than $746,000. The proceeds are being used to fund our continuing operations.


    In July 1999, as a result of our decision to close our Rhode Island facilities, the Rhode Island Partnership for Science and Technology alleged that we were in default under a June, 1989 Funding Agreement, and demanded payment of approximately $2.6 million. While we believe we were not in default under the Funding Agreement, we deemed it best to resolve the dispute without litigation and, on March 3, 2000, entered into a settlement agreement with RIPSAT, the Rhode Island Industrial Recreational Building Authority, or IRBA, and the Rhode Island Industrial Facilities Corporation, or RIIFC. We agreed to pay RIPSAT $1,172,000 in full satisfaction of all of our obligations to them under the Funding Agreement. At the same time, IRBA agreed to return to us the full amount of our debt service reserve, comprising approximately $610,000 of principal and interest, relating to the bonds we had with IRBA and RIIFC. The $610,000 debt service reserve was transferred directly to RIPSAT, leaving the remainder of approximately $562,000 to be paid by us. We made this payment in March of 2000.



    Our liquidity and capital resources could have also been affected by a claim by Genentech, Inc., arising out of the their collaborative development and licensing agreement relating to the development of products for the treatment of Parkinson's disease; however, the claim was resolved with no effect on our resources. On May 21, 1998, Genentech exercised its right to terminate the Parkinson's collaboration and demanded that we redeem, for approximately $3,100,000, certain shares of our redeemable Common Stock held by Genentech. Genentech's claim was based on provisions in the agreement requiring us to redeem, at the price of $10.01 per share, the shares representing the difference between the funds invested by Genentech to acquire such stock and the amount expended by us on the terminated program less an additional $1,000,000. In
March 2000, we entered into a Settlement Agreement with Genentech under which Genentech released us from any obligation to redeem any shares of our Common Stock held by Genentech, without cost to us. Accordingly, the $5.2 million of redeemable common stock shown as a liability in our December 31, 1999 balance sheet was transferred to equity in March, 2000 without any impact on our liquidity and capital resources. We and Genentech also agreed that all collaborations between us were terminated, and that neither of us had any rights to the intellectual property of the other.



    In May 1996, we secured an equipment loan facility with a bank in the amount of $2,000,000. On August 5, 1999 we made a payment of approximately $752,000 of principal and interest to the lender to retire this loan facility rather than seek a waiver by the lender of our violation of a loan covenant requiring us to maintain unrestricted liquidity in an amount equal to or in excess of $10 million.



    We continue to have outstanding obligations in regard to our former facilities in Lincoln, Rhode Island, including lease payments and operating costs of approximately $950,000 per year associated with our former research laboratory and corporate headquarters building, and debt service payments and operating costs of approximately $1,000,000 per year with respect to the our pilot manufacturing and cell processing facility. We are actively seeking to sublease, assign or sell our interests in these facilities. Failure to do so within a reasonable period of time will have a material adverse effect on our liquidity and capital resources.



    On April 13, 2000, we sold 1,500 shares of 6% cumulative convertible preferred stock plus warrants for a total of 75,000 shares of our common stock to two members of our Board of Directors for $1,500,000, on terms more favorable to us than we were able to obtain from outside investors. The face value of the shares of preferred stock is convertible at the option of the holders into common stock at $3.77 per share. The holders of the preferred stock have liquidation rights equal to their original investments plus accrued but unpaid dividends. The investors would be entitled to make additional investments in our securities on the same terms as those on which we complete offerings of our securities with third parties within 6 months, if any such offerings are completed. They have waived that right with respect to the common stock transactions described below. If offerings totaling at least $6 million are not completed during the 6 months, the investors have the right to acquire up to a total of 1,126 additional shares of convertible preferred stock, the face value of which is convertible at the option of the holders into common stock at $6.33 per share. Any unconverted preferred stock is converted, at the applicable conversion price, on April 13, 2002 in the case of the original stock and two years after the first acquisition of any of the additional 1,126 shares, if any are acquired. The warrants expire on April 13, 2005.



    On August 3, 2000, we completed a $4 million common stock financing transaction with Millennium Partners, LP, or the Fund, an investment fund with more than a billion dollars in assets under management. We received $3 million of the purchase price at the closing and will receive the remaining $1 million upon effectiveness of a registration statement covering the shares purchased by the Fund. The Fund purchased our common stock at $4.33 per share. The Fund may be entitled to receive additional shares of common stock on eight dates beginning six months from the closing and every three months thereafter. The number of additional shares the Fund may be entitled to on each date will be based on the number of shares of common stock the Fund continues to hold on each date and the market price of our common stock over a period prior to each date. We will have the right, under certain circumstances, to cap the number of additional shares by purchasing part of the entitlement from the Fund. The Fund also received a warrant to purchase up to 101,587 shares of common stock at $4.725 per share. This warrant is callable by us at $7.875 per underlying share.



    In addition, the Fund has the option for twelve months to purchase up to $3 million of additional common stock. On August 23, 2000 the Fund exercised $1,000,000 of its option to purchase additional common stock at $5.53 per share. We received $750,000 of the purchase price at the closing on August 30, 2000, and will receive the remaining $250,000 upon effectiveness of a registration statement covering the shares owned by the Fund. The Fund may be entitled to receive additional shares of common stock on eight dates beginning six months from the closing and every three months thereafter. The number of additional shares the Fund may be entitled to on each date will be based on the number of shares of common stock the Fund continues to hold on each date and the market price of our common stock over a period prior to each date. We will have the right, under certain circumstances, to cap the number of additional shares by purchasing part of the entitlement from the Fund. The Fund also received a warrant to purchase up to 19,900 shares of common stock at $6.03 per share. This warrant is callable by us at $10.05 per underlying share.



    We have limited liquidity and capital resources and must obtain significant additional capital resources in the future in order to sustain our product development efforts. Substantial additional funds will be required to support our research and development programs, for acquisition of technologies and intellectual property rights, for preclinical and clinical testing of our anticipated products, pursuit of regulatory approvals, acquisition of capital equipment, laboratory and office facilities, establishment of production capabilities and for general and administrative expenses. Our ability to obtain additional capital will be substantially dependent on our ability to obtain partnering support for our stem cell technology and, in the near term, on our ability to realize proceeds from the sale, assignment or sublease of our facilities in Rhode Island. Failure to do so will have a material effect on our liquidity and capital resources. Until our operations generate significant revenues from product sales, we must rely on cash reserves and proceeds from equity and debt offerings, proceeds from the transfer or sale of our intellectual property rights, equipment, facilities or investments, government grants and funding from collaborative arrangements, if obtainable, to fund our operations.



    We intend to pursue opportunities to obtain additional financing in the future through equity and debt financings, grants and collaborative research arrangements. The source, timing and availability of any future financing will depend principally upon market conditions, interest rates and, more specifically, on our progress in our exploratory, preclinical and future clinical development programs. Lack of necessary funds may require us to delay, reduce or eliminate some or all of our research and product development programs or to license our potential products or technologies to third parties. Funding may not be available when needed--at all, or on terms acceptable to us.



    While our cash requirements may vary, as noted above, we currently expect that our existing capital resources, including income earned on invested capital, will be sufficient to fund our operations into the first quarter of 2001. Our cash requirements may vary, however, depending on numerous factors. Lack of necessary funds may require us to delay, scale back or eliminate some or all of our research and product development programs and/or our capital expenditures or to license our potential products or technologies to third parties.

                                    BUSINESS

OVERVIEW


    We are engaged in research aimed at the development of therapies that would use stem and progenitor cells derived from non-embryonic sources to treat, and possibly cure, human diseases and injuries such as Parkinson's disease, hepatitis, diabetes, and spinal cord injuries. The body uses certain key cells known as stem cells to produce all the functional mature cell types found in normal organs of healthy individuals. Progenitor cells are cells that have already developed from the stem cells, but can still produce one or more types of mature cells within an organ.



    Many diseases, such as Alzheimer's, Parkinson's, and other degenerative diseases of the brain or nervous system, involve the failure of organs that cannot be transplanted. Other diseases, such as hepatitis and diabetes, involve organs such as the liver or pancreas that can be transplanted, but there is a very limited supply of those organs available for transplant. We estimate, based on information available to us from the Alzheimer's Association, the Centers for Disease Control, the Family Caregiver's Alliance and the Spinal Cord Injury Information Network, that these conditions affect more than 18 million people in the United States and account for more than $150 billion annually in health care costs.



    Our proposed therapies are based on the transplanting of healthy human stem and progenitor cells to repair or replace central nervous system, pancreas or liver tissue that has been damaged or lost as a result of disease or injury, potentially returning patients to productive lives and significantly reducing health care costs. We believe that we have achieved significant progress in research regarding stem cells of the central nervous system through the advances we have made in the isolation, purification and transplantation of central nervous system stem and progenitor cells. We have also made advances in our research programs to discover the stem cells of the pancreas and of the liver. We have established an intellectual property position in all three areas of our stem cell research--the central nervous system, the pancreas and the liver--by patenting our discoveries and entering into exclusive licensing arrangements. We believe that, if successfully developed, our platform of stem cell technologies may create the basis for therapies that would address a number of conditions with significant unmet medical needs.


CELL THERAPY BACKGROUND

    ROLE OF CELLS IN HUMAN HEALTH AND TRADITIONAL THERAPIES


    Cells maintain normal physiological function in healthy individuals by secreting or metabolizing substances, such as sugars, amino acids, neurotransmitters and hormones, which are essential to life. When cells are damaged or destroyed, they no longer produce, metabolize or accurately regulate those substances. Impaired cellular function is associated with the progressive decline common to many degenerative diseases of the nervous system, such as Parkinson's disease, Alzheimer's disease and amyotrophic lateral sclerosis.



    Recent advances in medical science have identified cell loss or impaired cellular function as leading causes of degenerative diseases. Biotechnology advances have led to the identification of some of the specific substances or proteins that are deficient. While administering these substances or proteins as medication does overcome some of the limitations of traditional pharmaceuticals such as lack of specificity, there is no existing technology that can deliver them to the precise sites of action and in the appropriate physiological quantities or for the duration required to cure the degenerative condition.


    Cells, however, do this naturally. As a result, investigators have considered replacing failing cells that are no longer producing the needed substances or proteins by implanting stem or progenitor cells capable of regenerating the cell that the degenerative condition has damaged or destroyed. Where there has been irreversible tissue damage or organ failure, transplantation of stem cells offers the possibility of generating new and healthy tissue, thus potentially restoring the organ function and the patient's health.

    THE POTENTIAL OF OUR STEM CELL-BASED THERAPY


    We believe that, if successfully developed, stem cell-based therapy--the use of stem or progenitor cells to treat diseases--has the potential to provide a broad therapeutic approach comparable in importance to traditional pharmaceuticals and genetically engineered biologics.



    Stem cells are rare and only available in limited supply, whether from the patients themselves or from donors. Cells obtained from the same person who will receive them may be abnormal if the patient is ill or the tissue is contaminated with disease-causing cells. Also, the cells can often be obtained only through significant surgical procedures. The challenge, therefore, has been three-fold:


    1)  to identify the stem cells;

    2) to create techniques and processes that can be used to expand these rare cells in sufficient quantities for effective transplants; and


    3) to establish a bank of normal human stem or progenitor cells that can be used for transplantation into individuals whose own cells are not suitable because of disease or other reasons.



    We have developed and demonstrated a process, based on a proprietary IN VITRO culture system in chemically defined media, that reproducibly grows normal human central nervous system, or CNS, stem and progenitor cells. We believe this is the first reproducible process for growing normal human CNS stem cells. More recently, we have discovered markers on the cell surface that identify the human CNS stem cells. This allows us to purify them and eliminate other unwanted cell types. Together, these discoveries enable us to select normal human CNS stem cells and to expand them in culture to produce a large number of pure stem cells.



    Because these cells have not been genetically modified, they may be especially suitable for transplantation and may provide a safer and more effective alternative to therapies that are based on cells derived from cancer cells, from cells modified by a cancer gene to make them grow, from an unpurified mixture of many different cell types, or from animal derived cells.



    We believe our proprietary stem cell technologies may enable therapies to replace specific cells that have been damaged or destroyed, permitting the restoration of function through the replacement of normal cells where this has not been possible in the past. In our research, we have shown that stem cells of the central nervous system transplanted into hosts are accepted, migrate, and successfully specialize to produce mature neurons and glial cells.



    More generally, because the stem cell is the pivotal cell that produces all the functional mature cell types in an organ, we believe these cells, if successfully identified and developed for transplantation, may serve as platforms for five major areas of regenerative medicine and biotechnology:


    - tissue repair and replacement,

    - correction of genetic disorders,

    - drug discovery and screening,


    - gene discovery and use, and


    - diagnostics.

    We will be pursuing key alliances in these areas.


OUR PLATFORM OF STEM CELL TECHNOLOGIES


    Stem cells have two defining characteristics:


    - some of the cells developed from stem cells produce all the kinds of mature cells making up the particular organ; and



    - they "self renew"--that is, other cells developed from stem cells are themselves new stem cells, thus permitting the process to continue again and again.



    Stem cells are known to exist for many systems of the human body, including the blood and immune system, the central and peripheral nervous systems (including the brain), and the liver, pancreas endocrine, and the skin systems. These cells are responsible for organ regeneration during normal cell replacement and, to a more or less limited extent, after injury. We believe that further research and development will allow stem cells to be cultivated and administered in ways that enhance their natural function, so as to form the basis of therapies that will replace specific subsets of cells that have been damaged or lost through disease, injury or genetic defect.



    We also believe that the person or entity that first identifies and isolates a stem cell and defines methods to culture any of the finite number of different types of human stem cells will be able to obtain patent protection for the methods and the composition, making the commercial development of stem cell treatment and possible cure of currently intractable diseases financially feasible.



    Our strategy is to be the first to identify, isolate and patent multiple types of human stem and progenitor cells with commercial importance. Our portfolio of issued patents includes a method of culturing normal human central nervous system stem and progenitor cells in our proprietary chemically defined medium, and our published studies show that these cultured and expanded cells give rise to all three major cell types of the central nervous system. Also, a separate study sponsored by us using these cultured stem and progenitor cells showed that the cells are accepted, migrate, and successfully specialize to produce neurons and glial cells.



    More recently, we announced the results of a new study that showed that human central nervous system stem cells can be successfully isolated by markers present on the surface of freshly obtained brain cells. We believe this is the first reproducible process for isolating highly purified populations of well-characterized normal human central nervous system stem cells, and have applied for a composition of matter patent. Because the cells are highly purified and have not been genetically modified, they may be especially suitable for transplantation and may provide a safer and more effective alternative than therapies that are based on cells derived from cancer cells, or from cells modified by a cancer gene to make them grow, or from an unpurified mixture of many different cell types or cells derived from animals. We have also filed an improved process patent for the growth and expansion of these purified normal human central nervous system cells.



    Neurological disorders such as Parkinson's disease, epilepsy, Alzheimer's disease, and the side effects of stroke, affect a significant portion of the U.S. population and there currently are no effective long-term therapies for them. We believe that therapies based on our process for identifying, isolating and culturing neural stem and progenitor cells may be useful in treating such diseases. We are continuing our research into, and have initiated the development of, human central nervous system stem and progenitor cell-based therapies for these diseases.



    We continue to advance our research programs to discover the islet stem cell in the human pancreas and the liver stem cell. Islet cells are the cells that produce insulin, so islet stem cells may be useful in the treatment of Type 1 diabetes and those cases of Type 2 diabetes where insulin secretion is defective. Liver stem cells may be useful in the treatment of diseases such as hepatitis, cirrhosis of the liver and liver cancer.


EXPECTED ADVANTAGES OF OUR STEM CELL TECHNOLOGY

    NO OTHER TREATMENT


    To the best of our knowledge, no one has developed an FDA-approved method for replacing lost or damaged tissues from the human nervous system. Replacement of tissues in other areas of the human body is limited to those few sites, such as bone marrow or peripheral blood cell transplants, where transplantation of the patient's own cells is now feasible. In a few additional areas, including the liver, transplantation of donor organs is now used, but is limited by the scarcity of organs available through donation. We believe that our stem cell technologies have the potential to reestablish function in at least some of the patients who have suffered the losses referred to above.


    REPLACED CELLS PROVIDE NORMAL FUNCTION


    Because stem cells can duplicate themselves, or self-renew, and specialize into the multiple kinds of cells that are commonly lost in various diseases, transplanted stem cells may be able to migrate limited distances to the proper location within the body, to expand and specialize and to replace damaged or defective cells, facilitating the return to proper function. We believe that such replacement of damaged or defective cells by functional cells is unlikely to be achieved with any other treatment.


RESEARCH EFFORTS AND PRODUCT DEVELOPMENT PROGRAMS

    OVERVIEW OF RESEARCH AND PRODUCT DEVELOPMENT STRATEGY

    We have devoted substantial resources to our research programs to isolate and develop a series of stem and progenitor cells that we believe can serve as a basis for replacing diseased or injured cells. Our efforts to date have been directed at methods to identify, isolate and culture large varieties of stem and progenitor cells of the human nervous system, liver and pancreas and to develop therapies utilizing these stem and progenitor cells.


    The following table lists the potential therapeutic indications for, and current status, of our primary research and product development programs and projects, and is qualified in its entirety by reference to the more detailed descriptions of such programs and projects appearing elsewhere in this prospectus. We continually evaluate our research and product development efforts and reallocate resources among existing programs or to new programs in light of experimental results, commercial potential, availability of third party funding, likelihood of near-term efficacy, collaboration success or significant technology enhancement, as well as other factors. Our research and product development programs are at relatively early stages of development and will require substantial resources to commercialize.



                                             RESEARCH AND PRODUCT DEVELOPMENT PROGRAMS
                                    ------------------------------------------------------------
PROGRAM DESCRIPTION AND OBJECTIVE                         STAGE/STATUS(1)
---------------------------------   ------------------------------------------------------------
HUMAN NEURAL STEM CELL                                      PRECLINICAL

Repair or replace damaged central   -  Demonstrated in vitro the ability to initiate and expand
nervous system tissue (including       stem cell-containing human neural cultures and
spinal cord, degenerated retinas       specialization into three types of central nervous system
and tissue affected by certain         cells
genetic disorders)                  -  Demonstrated the ability of neurosphere-initiating stem cells from human brain
                                    -  Demonstrated in rodent studies that transplanted human
                                       brain-derived stem cells are accepted and properly
                                       specialized into the three major cell types of the
                                       central nervous system.
PANCREAS ISLET STEM CELL                                      RESEARCH

Repair or replace damaged pancreas  -  Identified markers on the surface of cells to identify,
islet tissue                           isolate and culture islet stem cells of the pancreas
                                    -  Commenced small animal testing
LIVER STEM CELL                                               RESEARCH

Repair or replace damaged liver     -  Demonstrated the production of hepatocytes from purified
tissue including tissue resulting      mouse hematopoietic stem cells
from certain metabolic genetic      -  Identified in vitro culture assay for growth of human
diseases                               bipotent liver progenitor cells that can produce both
                                       bile duct and hepatocytes
                                    -  Showed that the in vitro culture of human bipotent liver cells can also grow human hepatitis virus


------------------------

(1) "Research" refers to early stage research and product development activities IN VITRO, including the selection and characterization of product candidates for preclinical testing. "Preclinical" refers to further testing of a defined product candidate IN VITRO and in animals prior to clinical studies.

RESEARCH AND DEVELOPMENT PROGRAMS


    Our portfolio of stem cell technology results from our exclusive licensing of central nervous system, stem and progenitor cell technology, animal models for the identification and/or testing of stem and progenitor cells and our own research and development efforts to date. We believe that therapies using stem cells represent a fundamentally new approach to the treatment of diseases caused by lost or damaged tissue. We have assembled an experienced team of scientists and scientific advisors to consult with and advise our scientists on their continuing research and development of stem and progenitor cells. This team includes, among others, Irving L. Weissman, M.D., of Stanford University, Fred
H. Gage, Ph.D., of The Salk Institute and David Anderson, Ph.D., of the California Institute of Technology.



    BRAIN STEM AND PROGENITOR CELL RESEARCH AND DEVELOPMENT PROGRAM



    We began our work with central nervous system stem and progenitor cell cultures in collaboration with NeuroSpheres, Ltd., in 1992. We believe that NeuroSpheres was the first to invent these cultures. We are the exclusive, worldwide licensee from NeuroSpheres to such inventions and associated patents and patent applications for transplantation in the human body as embodied in these patents. See "License Agreements and Sponsored Research Agreements--NeuroSpheres, Ltd."

    In 1997, our scientists invented a reproducible method for growing human CNS, stem and progenitor cells in cultures. In preclinical IN VITRO and early IN VIVO studies, we demonstrated that these cells specialize into all three of the cell types of the central nervous system. Because of these results, we believe that these cells may form the basis for replacement of cells lost in certain degenerative diseases. We are continuing research into, and have initiated the development of, our human CNS stem and progenitor cell cultures. We have initiated the cultures and demonstrated that these cultures can be expanded for a number of generations IN VITRO in chemically defined media. In collaboration with us, Dr. Anders Bjorklund has shown that cells from these cultures can be successfully transplanted and accepted into the brains of rodents where they subsequently migrated and specialized into the appropriate cell types for the site of the brain into which they were placed.



    In 1998, we expanded our preclinical efforts in this area by initiating programs aimed at the discovery and use of specific monoclonal antibodies to facilitate identification and isolation of CNS and other stem and progenitor cells or their specialized progeny. Also in 1998, our researchers devised methods to advance the IN VITRO culture and passage of human CNS stem cells that resulted in a 100-fold increase in CNS stem and progenitor cell production after 6 passages. We are expanding our preclinical efforts toward the goal of selecting the proper indications to pursue.



    In December 1998, we announced that the US Patent and Trademark Office had granted patent No. 5,851,832, covering our methods for the human CNS cell cultures containing central nervous system stem cells, for compositions of human CNS cells expanded by these methods, and for use of these cultures in human transplantation. These human CNS stem and progenitor cells expanded in culture may be useful for repairing or replacing damaged central nervous system tissue, including the brain and the spinal cord.



    In October 1999, the US Patent and Trademark Office granted patent number 5,968,829 entitled "Human CNS Neural Stem Cells," covering our composition of matter patent for human CNS stem cells, and also allowed a separate patent application for our media for culturing human CNS stem cells.



    Also in 1999, we announced the filing of a US patent application covering our proprietary process for the direct isolation of normal human CNS stem cells based on the markers found to be present on the surface of freshly obtained brain cells. Since the filing of this patent application, our researchers have completed a study designed to identify, isolate and culture human CNS stem cells utilizing this proprietary process. In November 1999, we announced the study's first results: Our researchers, by using our proprietary markers on the surface of the cell, had succeeded in identifying, isolating and purifying human CNS stem cells from brain tissue, and were able to expand the number of these cells in culture.



    We believe that this is the first study to show a reproducible process for isolating highly purified populations of well-characterized normal human CNS stem cells. Because the cells are normal human CNS stem cells and have not been genetically modified, they may be especially suitable for transplantation and may provide a safer and more effective alternative to therapies that are based on cells derived from cancer cells or from an unpurified mix of many different cell types, or from animal derived cells.



    In January 2000, we reported what we regard as an even more important result: In long term animal studies, our researchers were able to take these purified and expanded stem cells and transplant them into normal mouse brain hosts, where they take hold and grow into neurons and glial cells.



    During the course of the study, the transplanted human CNS stem cells survived for as long as one year and migrated to specific functional domains of the host brain, with no sign of tumor formation or adverse effects on the animal recipients; moreover, the cells were still dividing. These findings show that when CNS stem cells isolated and cultured with our proprietary processes are transplanted, they adopt the characteristics of the host brain and act like normal stem cells. In other words, the study suggests the possibility of a continual replenishment of normal human brain cells.

    As noted above, human CNS stem and progenitor cells harvested and purified and expanded using our proprietary processes may be useful for creating therapies for the treatment of degenerative brain diseases such as Parkinson's, Huntington's and Alzheimer's disease. These conditions affect more than 5 million people in the United States and there are no effective long-term therapies currently available. We believe the ability to purify human brain stem cells directly from fresh, tissue is important because:



    - it provides an enriched source of normal stem cells, not contaminated by other unwanted or diseased cell types, that can be expanded in culture without fear of also expanding some unwanted cell types;



    - it opens the way to a better understanding of the properties of these cells and how they might be manipulated to treat specific diseases. For example, in certain genetic diseases such as Tay Sachs and Gaucher's, a key metabolic enzyme required for normal development and function of the brain is absent. Brain-derived stem cell cultures might be genetically modified to produce those proteins. The modified brain stem cells could be transplanted into patients with these genetic diseases;



    - the efficient acceptance of these non-transformed normal human stem cells into host brains means that the cell product can be tested in animal models for its ability to correct deficiencies caused by various human neurological diseases. This technology could also provide a unique animal model for the testing of drugs that act on human brain cells either for effectiveness of the drug against the disease or its toxicity to human nerve cells.



    PANCREAS STEM CELLS DISCOVERY RESEARCH PROGRAMS



    Our discovery program directed to the identification, isolation and culturing of the pancreas stem and progenitor cells is currently being conducted by Nora Sarvetnick, Ph.D., of The Scripps Research Institute, in collaboration with some of our senior researchers.



    According to diabetes and juvenile diabetes foundations, between 800,000 and
1.5 million Americans have Type 1 diabetes, which is often called "juvenile diabetes" and most commonly diagnosed in childhood; and 30,000 new patients are diagnosed with the disease every year. It is a costly, serious, lifelong condition, requiring constant attention and insulin injections every day for survival.



    About 15 million other people in the United States have Type 2 diabetes mellitus, which is also a chronic and potentially fatal condition; and more than 700,000 new patients are diagnosed annually.



    In 1998, we obtained an exclusive, worldwide license from The Scripps Research Institute to novel technology, developed by Dr. Sarvetnick which may facilitate the identification and isolation of pancreas stem and progenitor cells by using a mouse model that continuously regenerates the pancreas. We believe that stem cells produce the regeneration, in which case this animal model may be useful for identifying specific markers on the cell surface unique to the pancreas stem cells. We believe this may lead to the development of cell-based treatments for Type 1 diabetes and that portion of Type 2 diabetes characterized by defective secretion of insulin.



    In 1999, advances in the research sponsored by us resulted in our obtaining additional exclusive, worldwide licenses from The Scripps Research Institute to novel markers on the cell surface identified by Dr. Sarvetnick and her research team as being unique to the pancreas islet stem cell for which we have now filed a US patent application. In collaboration with Dr. Sarvetnick, we continue to advance the discovery program directed at the identification, isolation and culturing of pancreas stem and progenitor cells utilizing this technology.

    LIVER STEM CELLS DISCOVERY RESEARCH PROGRAMS

    We initiated our discovery work for the liver stem and progenitor cell through a sponsored research agreement with Markus Grompe, Ph.D., of Oregon Health Sciences University. Dr. Grompe's work focuses on the discovery and development of a suitable method for identifying and assessing liver stem and progenitor cells for use in transplantation. We have also obtained a worldwide exclusive license to a novel mouse model of liver failure for evaluating cell transplantation developed by Dr. Grompe.

    Approximately 1 in 10 Americans suffers from diseases and disorders of the liver for which there are currently no effective, long-term treatments.

    In 1998, our researchers continued to advance methods for establishing enriched cell populations suitable for transplantation in preclinical animal models. We are focused on discovering and utilizing our proprietary methods to identify, isolate and culture liver stem and progenitor cells and to evaluate these cells in preclinical animal models.


    In 1999, our researchers devised a culture assay that we will use in our efforts to identify liver stem and progenitor cells. In addition to supporting the growth of an early human liver bipotent progenitor cell, it is also possible to infect this culture with human hepatitis virus, providing a valuable system for study of the virus. This technology could also provide a unique in vitro model for the testing of drugs that act on, or are metabolized by, human liver cells.


    An important element of our stem cell discovery program is the further development of intellectual property positions with respect to stem and progenitor cells. We have also obtained rights to certain inventions relating to stem cells from, and are conducting stem cell related research at, several academic institutions. We expect to expand our search for new stem and progenitor cells and to seek to acquire rights to additional inventions relating to stem and progenitor cells from third parties.


    WIND-DOWN OF ENCAPSULATED CELL THERAPY RESEARCH AND DEVELOPMENT PROGRAMS



    Until mid-1999, we engaged in research and development in encapsulated cell therapy technology, or ECT, including a pain control program funded by AstraZeneca Group plc. The results from the 85-patient double-blind, placebo-controlled trial of our encapsulated bovine cell implant for the treatment of severe, chronic pain in cancer patients did not, however, meet the criteria AstraZeneca had established for continuing trials for the therapy, and in June 1999, AstraZeneca terminated the collaboration.



    Consequently, in July 1999, we announced plans for the restructuring of our research operations to abandon all further ECT research and to concentrate our resources on the research and development of our proprietary platform of stem cell technology. We reduced our workforce by approximately 68 full-time employees who had been focused on ECT programs, wound down our research and manufacturing operations in Lincoln, Rhode Island, and relocated our remaining research and development activities, and our corporate headquarters, to the facilities of our wholly owned subsidiary, StemCells California, Inc., in Sunnyvale, California. We are actively seeking to sublease, assign or sell our interest in our former corporate headquarters building and our pilot manufacturing and cell processing facility there.


    In December 1999 we sold our intellectual property assets related to our ECT to Neurotech S.A., a privately held French company, in exchange for a payment of $3 million, royalties on future product sales, and a portion of certain revenues Neurotech may in the future receive from third parties. We retained certain non-exclusive rights to use the ECT in combination with our proprietary stem cell technology, and in the field of vaccines for prevention and treatment of infectious diseases.

    In a related development, by mutual consent we and the Advanced Technology Program of the National Institute of Standards and Technology terminated two grants previously awarded to us for our encapsulated cell therapy and stem cell-related research. The encapsulated cell therapy grant was obviated by the sale of the technology to Neurotech. The funding agency has invited us to resubmit a proposal consistent with the new directions we are taking in our research and development of our platform of stem cell technologies.


SUBSIDIARY

    STEMCELLS CALIFORNIA, INC.


    On September 26, 1997, we acquired by merger StemCells, Inc. (now StemCells California, Inc.), a California corporation, in exchange for 1,320,691 shares of our common stock and options and warrants for the purchase of 259,296 common shares. Simultaneously with the acquisition, its President, Richard M. Rose, M.D., became our President, Chief Executive Officer and a director, and Irving
L. Weissman, M.D., a founder of the California corporation, became a member of our board of directors. We, as the sole stockholder of our subsidiary, voted on February 23, 2000, to amend its Certificate of Incorporation to change its name to StemCells California, Inc.


CORPORATE INVESTMENT


    In July 1996, we, together with certain founding scientists, established Modex Therapeutics SA, a Swiss biotherapeutics company, to pursue extensions of our former technology of ECT for certain applications outside the central nervous system. Modex, headquartered in Lausanne, Switzerland, was formed to integrate technologies developed by us and by several other institutions to develop products to treat diseases such as diabetes, obesity and anemia. After our disposition of the encapsulated cell technology in December 1999, we no longer had common research or development interests with Modex, but we held approximate 17% of its stock. Modex completed an initial public offering on June 23, 2000, in the course of which we realized a gain of approximately
$1.4 million from the sale of certain shares. We now own 126,193 shares, or approximately 9%, of Modex's equity, subject to a lockup until December 23, 2000. The closing market price of Modex stock on the Swiss New Market exchange on August 15, 2000, was 298.5 Swiss Francs (or approximately $174) per share.


LICENSE AGREEMENTS AND SPONSORED RESEARCH AGREEMENTS


    We have entered into a number of license agreements with commercial and non-profit institutions, as well as a number of research-plus-license agreements with academic organizations. The research agreements provide that we will fund certain research costs, and in return, will have a license or an option for a license to the resulting inventions. Under the license agreements, we will typically be subject to obligations of due diligence and the requirement to pay royalties on products that use patented technology licensed under such agreements.


    NEUROSPHERES, LTD.


    In March 1994, we entered into a Contract Research and License Agreement with NeuroSpheres, Ltd., which was clarified in License Agreement dated as of April 1, 1997. Under the agreement as clarified, we obtained an exclusive patent license from NeuroSpheres in the field of transplantation, subject to a limited right of NeuroSpheres to purchase a nonexclusive license from us, which right was not exercised and has expired. We have developed additional intellectual property relating to the subject matter of the license. Our agreement with NeuroSpheres will terminate at the expiration of all patents licensed to us, but can terminate earlier if we breach without curing our obligations under the agreement or if we declare bankruptcy. We would have a security interest in the licensed technology in the event that NeuroSpheres declares bankruptcy.

    SIGNAL PHARMACEUTICALS, INC.


    In December 1997, we entered into two license agreements with Signal Pharmaceuticals, Inc. under which each party licensed to the other certain patent rights and biological materials for use in defined fields. An initial disagreement as to the interpretation of the licensed rights was resolved by the parties, and the agreements are operating in accordance with their terms. Signal has now been acquired by Celgene. Each agreement with Signal will terminate at the expiration of all patents licensed under it, but the licensing party can terminate earlier if the other party breaches its obligations under the agreement or declares bankruptcy. Also, the party receiving the license can terminate the agreement at any time upon notice to the other party. Under these agreements, we must reimburse Signal for payments it must make to the University of California based on products we develop and for 50% of certain other payments Signal must make.


    SPONSORED RESEARCH AGREEMENTS

    Under Sponsored Research Agreements with The Scripps Research Institute and Oregon Health Sciences University, we funded certain research in return for licenses or options to license the inventions resulting from the research. We have also entered into license agreements with the California Institute of Technology. All of these agreements relate largely to stem or progenitor cells and or to processes and methods for the isolation, identification, expansion or culturing of stem or progenitor cells.


    Our research agreement with Scripps expires on November 14, 2000 and we are seeking to extend the term of this agreement. Our license agreements with Scripps will terminate upon expiration, revocation or invalidation of the patents licensed to us, unless governmental regulations require a shorter term. These license agreements also will terminate earlier if we breach without curing our obligations under the agreement or if we declare bankruptcy, and we can terminate the license agreements at any time upon notice. Upon the initiation of the phase II trial for our first product using Scripps licensed technology, we must pay Scripps $50,000 and upon completion of that phase II trial we must pay Scripps and additional $125,000. Upon approval of the first product for sale in the market, we must pay Scripps $250,000.



    Our license agreements with the California Institute of Technology will expire upon expiration, revocation, invalidation or abandonment of the patents licensed to us. We can terminate any of these license agreements by giving 30 days' notice to the California Institute of Technology. Either party can terminate these license agreements upon a material breach by the other party. We paid $10,000 to the California Institute of Technology upon execution of the license agreements, and we must pay an additional $10,000 upon the issuance of the patent licensed to us under the relevant agreement. We also will pay $5,000 on the anniversary of the issuance of the patent licensed to us under the relevant agreement. These amounts are creditable against royalties we must pay under the license agreements. The maximum royalties that we will have to pay to the California Institute of Technology will be $2 million per year, with an overall maximum of $15 million. Once we pay the $15 million maximum royalty, the licenses will become fully paid and irrevocable.


MANUFACTURING


    The keys to successful commercialization of brain stem and progenitor cells are efficacy, safety, consistency of the product, and economy of the process. We expect to address these issues by appropriate testing and banking representative vials of large-scale cultures. Commercial production is expected to involve expansion of banked cells and packaging them in appropriate containers after formulating the cells in an effective carrier. The carrier may also be used to improve the stability and acceptance of the stem cells or their progeny. Because of the early stage of our stem and progenitor cell programs, all of the issues that will affect manufacture of stem and progenitor cell products are not yet clear.


MARKETING

    We expect to market and sell our products primarily through co-marketing, licensing or other arrangements with third parties. There are a number of substantial companies with existing distribution channels and large marketing resources who are well equipped to market and sell our products. It is our intent to have the marketing of our products undertaken by such partners, although we may seek to retain limited marketing rights in specific narrow markets where the product may be addressed by a specialty or niche sales force.

PATENTS, PROPRIETARY RIGHTS AND LICENSES

    We believe that proprietary protection of our inventions will be of major importance to our future business. We have an aggressive program of vigorously seeking and protecting our intellectual property which we believe might be useful in connection with our products. We believe that our know-how will also provide a significant competitive advantage, and we intend to continue to develop and protect our proprietary know-how. We may also from time to time seek to acquire licenses to important externally developed technologies.


    We have exclusive or non-exclusive rights to a portfolio of patents and patent applications related to various stem and progenitor cells and methods of deriving and using them. These patents and patent applications relate mainly to compositions of matter, methods of obtaining such cells, and methods for preparing, transplanting and utilizing such cells. Currently, our U.S. patent portfolio in the stem cell therapy area includes nineteen issued U.S. patents, six of which have issued within the last year. An additional thirteen patent applications are pending, one of which has been allowed.



    We own or have filed patent applications which have been published for the following patents: Patent Number 5,968,829 (Human CNS neural stem cells); [Patent Number 6,103,530 (Human CNS neural stem cells--culture media)]; [Application Number WO 99/11758 (Cultures of human CNS neural stem cells)]; and [Application Number WO 00/36091 (An animal model for identifying a common stem/ progenitor to liver cells and pancreatic cells)]. We have licensed the following patents or pending patent applications from Neurospheres Holdings Ltd.: Patent Number 5,851,832 (In vitro proliferation); Patent Number 5,750,376 (In vitro genetic modification); Patent Number 5,981,165 (In vitro production of dopaminergic cells from mammalian central nervous system multipotent stem cell compositions); Application Number WO 93/01275 (Mammalian central nervous system multipotent stem cell compositions); Application Number WO 94/09119 (Remyelination using mammalian central nervous system multipotent stem cell compositions); Application Number WO 94/10292 (Biological factors useful in differentiating mammalian central nervous system multipotent stem cell compositions); Application Number WO 94/16718 (Genetically engineered mammalian central nervous system multipotent stem cell compositions); Application Number WO 96/15224 (Differentiation of mammalian central nervous system multipotent stem cell compositions); and Application Number WO 96/15226 (In vitro production of dopaminergic cells from mammalian central nervous system multipotent stem cell composition). We have licensed the following patents or pending patent applications from the University of California, San Diego: Patent
Number 5,776,948 (Method of production of neuroblasts); Patent Number 6,013,521 (Method of production of neuroblasts); Patent Number 6,020,197 (Method of production of neuroblasts); and Application Number WO 94/16059 (Method of production of neuroblasts). We have licensed the following patents or pending patent applications from the California Institute of Technology: Patent
Number 5,629,159 (Immortalization and disimmortalization of cells); Application Number WO 96/40877 (Immortalization and disimmortalization of cells); Patent Number 5,935,811 (Neuron restrictive silencer factor proteins); Application Number WO 96/27665 (Neuron restrictive silencer factor proteins); Patent
Number 5,589,376 (Mammalian neural crest stem cells); Patent Number 5,824,489 (Methods for isolating mammalian multipotent neural crest stem cells); Application Number WO 94/02593 (Mammalian neural crest stem cells); Patent Number 5,654,183 (Genetically engineered mammalian neural crest stem cells); Patent Number 5,928,947 (Mammalian multipotent neural crest stem cells); Patent Number 5,693,482 (In vitro neural crest stem cell assay); [Patent Number 6,001,654 (Methods for differentiating neural stem cells to neurons or smooth muscle cells (TGFb))]; Application Number WO 98/48001 (Methods for differentiating neural stem cells to neurons or smooth muscle cells (TGFb)); Patent Number 5,672,499 (Methods for immortalizing multipotent neural crest stem cells); Patent Number 5,849,553 (Immortalizing and disimmortalizing multipotent neural crest stem cells); and Patent Number 6,033,906 (Differentiating mammalian neural stem cells to glial cells using neuregulins).


    We also rely upon trade-secret protection for our confidential and proprietary information and take active measures to control access to that information.

    Our policy is to require our employees, consultants and significant scientific collaborators and sponsored researchers to execute confidentiality agreements upon the commencement of an employment or consulting relationship with us. These agreements generally provide that all confidential information developed or made known to the individual by us during the course of the individual's relationship with us is to be kept confidential and not disclosed to third parties except in specific circumstances. In the case of employees and consultants, the agreements generally provide that all inventions conceived by the individual in the course of rendering services to us shall be our exclusive property.


    We have obtained rights from universities and research institutions to technologies, processes and compounds that we believe may be important to the development of our products. These agreements typically require us to pay license fees, meet certain diligence obligations and, upon commercial introduction of certain products, pay royalties. These include exclusive license agreements with NeuroSpheres, The Scripps Institute, the California Institute of Technology and the Oregon Health Sciences University, to certain patents and know-how regarding present and certain future developments in CNS and pancreas stem cells.


COMPETITION


    The targeted disease states for our initial products in some instances currently have no effective long-term therapies. However, we do expect that our initial products will have to compete with a variety of therapeutic products and procedures. Major pharmaceutical companies currently offer a number of pharmaceutical products to treat neurodegenerative and liver diseases, diabetes and other diseases for which our technologies may be applicable. Many pharmaceutical and biotechnology companies are investigating new drugs and therapeutic approaches for the same purposes, which may achieve new efficacy profiles, extend the therapeutic window for such products, alter the prognosis of these diseases, or prevent their onset. We believe that our products, when successfully developed, will compete with these products principally on the basis of improved and extended efficacy and safety and their overall economic benefit to the health care system.


    The market for therapeutic products that address degenerative diseases is large, and competition is intense and is expected to increase. Our most significant competitors are expected to be fully integrated pharmaceutical companies and more established biotechnology companies. Smaller companies may also be significant competitors, particularly through collaborative arrangements with large pharmaceutical or biotechnology companies. Many of these competitors have significant products approved or in development that could be competitive with our potential products.

    Competition for our stem and progenitor cell products may be in the form of existing and new drugs, other forms of cell transplantation, ablative and simulative procedures, and gene therapy. We believe that some of our competitors are also trying to develop stem and progenitor cell-based technologies. We expect that all of these products will compete with our potential stem and progenitor cell products based on efficacy, safety, cost and intellectual property positions.

    We may also face competition from companies that have filed patent applications relating to the use of genetically modified cells to treat disease, disorder or injury. We may be required to seek licenses from these competitors in order to commercialize certain of our proposed products.

    Once our products are developed and receive regulatory approval, they must then compete for market acceptance and market share. For certain of our potential products, an important success factor will be the timing of market introduction of competitive products. This is a function of the relative speed with which we and our competitors can develop products, complete the clinical testing and approval processes, and supply commercial quantities of a product to market. These competitive products may also impact the timing of clinical testing and approval processes by limiting the number of clinical investigators and patients available to test our potential products.

    While we believe that the primary competitive factors will be product efficacy, safety, and the timing and scope of regulatory approvals, other factors include, in certain instances, obtaining marketing exclusivity under the Orphan Drug Act, availability of supply, marketing and sales capability, reimbursement coverage, price, and patent and technology position.

GOVERNMENT REGULATION

    Our research and development activities and the future manufacturing and marketing of our potential products are, and will continue to be, subject to regulation for safety and efficacy by numerous governmental authorities in the United States and other countries.


    In the United States, pharmaceuticals, biologicals and medical devices are subject to rigorous Food and Drug Administration, or FDA, regulation. The Federal Food, Drug and Cosmetic Act, as amended, and the Public Health Service Act, as amended, the regulations promulgated thereunder, and other Federal and state statutes and regulations govern, among other things, the testing, manufacture, safety, efficacy, labeling, storage, export, record keeping, approval, marketing, advertising and promotion of our potential products.


    Product development and approval within this regulatory framework takes a number of years and involves significant uncertainty combined with the expenditure of substantial resources. In addition, the federal, state, and other jurisdictions have restrictions on the use of fetal tissue.

    FDA APPROVAL


    The steps required before our potential products may be marketed in the United States include:



                    STEPS                                     CONSIDERATIONS

1. Preclinical laboratory and animal tests     Preclinical tests include laboratory
                                               evaluation of the product and animal studies
                                               in specific disease models to assess the
                                               potential safety and efficacy of the product
                                               and our formulation as well as the quality
                                               and consistency of the manufacturing process.

2. Submission to the FDA of an application     The results of the preclinical tests are
for an Investigational New Drug Exemption, or  submitted to the FDA as part of an IND, and
IND, which must become effective before U.S.   the IND becomes effective 30 days following
human clinical trials may commence             its receipt by the FDA, as long as there are
                                               no questions, requests for delay or
                                               objections from the FDA.

3. Adequate and well-controlled human          Clinical trials involve the evaluation of the
clinical trials to establish the safety and    product in healthy volunteers or, as may be
efficacy of the product                        the case with our potential products, in a
                                               small number of patients under the
                                               supervision of a qualified physician.
                                               Clinical trials are conducted in accordance
                                               with protocols that detail the objectives of
                                               the study, the parameters to be used to
                                               monitor safety and the efficacy criteria to
                                               be evaluated. Any product administered in a
                                               U.S. clinical trial must be manufactured in
                                               accordance with clinical Good Manufacturing
                                               Practices, or cGMP, determined by the FDA.
                                               Each protocol is submitted to the FDA as part
                                               of the IND. The protocol for each clinical
                                               study must be approved by an independent
                                               Institutional Review Board, or IRB, at the
                                               institution at which the study is conducted
                                               and the informed consent of all participants
                                               must be obtained. The IRB will consider,
                                               among other things, the existing information
                                               on the product, ethical factors, the safety
                                               of human subjects, the potential benefits of
                                               the therapy and the possible liability of the
                                               institution.

                                               Clinical development is traditionally
                                               conducted in three sequential phases, which
                                               may overlap:

                                               - In Phase I, products are typically
                                               introduced into healthy human subjects or
                                                 into selected patient populations to test
                                                 for adverse reactions, dosage tolerance,
                                                 absorption and distribution, metabolism,
                                                 excretion and clinical pharmacology.

                                               - Phase II involves studies in a limited
                                               patient population to (i) determine the
                                                 efficacy of the product for specific
                                                 targeted indications and populations, (ii)
                                                 determine optimal dosage and dosage
                                                 tolerance and (iii) identify possible
                                                 adverse effects and safety risks. When a
                                                 dose is chosen and a candidate product is
                                                 found to be effective and to have an
                                                 acceptable safety profile in Phase II
                                                 evaluations, Phase III trials begin.

                                               - Phase III trials are undertaken to
                                               conclusively demonstrate clinical efficacy
                                                 and to test further for safety within an
                                                 expanded patient population, generally at
                                                 multiple study sites.

                                               The FDA continually reviews the clinical
                                               trial plans and results and may suggest
                                               changes or may require discontinuance of the
                                               trials at any time if significant safety
                                               issues arise.

4. Submission to the FDA of marketing          The results of the preclinical studies and
authorization applications                     clinical studies are submitted to the FDA in
                                               the form of marketing approval authorization
                                               applications.

5. FDA approval of the application(s) prior    The testing and approval process will require
to any commercial sale or shipment of the      substantial time, effort and expense. The
drug. Biologic product manufacturing           time for approval is affected by a number of
establishments located in certain states also  factors, including relative risks and
may be subject to separate regulatory and      benefits demonstrated in clinical trials, the
licensing requirement                          availability of alternative treatments and
                                               the severity of the disease. Additional
                                               animal studies or clinical trials may be
                                               requested during the FDA review period which
                                               might add to that time.


    After FDA approval for the initial indications and requisite approval of the manufacturing facility, further clinical trials may be required to gain approval for the use of the product for additional indications. The FDA may also require unusual or restrictive post-marketing testing and surveillance to monitor for adverse effects, which could involve significant expense, or may elect to grant only conditional approvals.

    FDA MANUFACTURING REQUIREMENTS


    Among the conditions for product licensure is the requirement that the prospective manufacturer's quality control and manufacturing procedures conform to the FDA's cGMP requirement. Even after product licensure approval, the manufacturer must comply with cGMP on a continuing basis, and what constitutes cGMP may change as the state of the art of manufacturing changes. Domestic manufacturing facilities are subject to regular FDA inspections for cGMP compliance which are normally held at least every two years. Foreign manufacturing facilities are subject to periodic FDA inspections or inspections by the foreign regulatory authorities with reciprocal inspection agreements with the FDA. Domestic manufacturing facilities may also be subject to inspection by foreign authorities.


    ORPHAN DRUG ACT


    The Orphan Drug Act provides incentives to drug manufacturers to develop and manufacture drugs for the treatment of diseases or conditions that affect fewer than 200,000 individuals in the United States. Orphan drug status can also be sought for treatments for diseases or conditions that affect more than 200,000 individuals in the United States if the sponsor does not realistically anticipate its product becoming profitable from sales in the United States. We may apply for orphan drug status for certain of our therapies.



    Under the Orphan Drug Act, a manufacturer of a designated orphan product can seek tax benefits, and the holder of the first FDA approval of a designated orphan product will be granted a seven-year period of marketing exclusivity in the United States for that product for the orphan indication. While the marketing exclusivity of an orphan drug would prevent other sponsors from obtaining approval of the same compound for the same indication, it would not prevent other types of products from being approved for the same use including, in some cases, slight variations on the originally designated orphan product.


    PROPOSED FDA REGULATIONS

    Proposed regulations of the FDA and other governmental agencies would place restrictions, including disclosure requirements, on researchers who have a financial interest in the outcome of their research. Under the proposed regulations, the FDA could also apply heightened scrutiny to, or exclude the results of, studies conducted by such researchers when reviewing applications to the FDA, which contain such research. Certain of our collaborators have stock options or other equity interests in us that could subject such collaborators and us to the proposed regulations.

    Our research and development is based on the use of human stem and progenitor cells. The FDA has published a "Proposed Approach to Regulation of Cellular and Tissue-Based Products" which relates to the use of human cells. We cannot now determine the effects of that approach or what regulatory actions might be taken from it. Restrictions exist on the testing or use of cells, whether human or non-human.

    OTHER REGULATIONS


    In addition to safety regulations enforced by the FDA, we are also subject to regulations under the Occupational Safety and Health Act, the Environmental Protection Act, the Toxic Substances Control Act and other present and potential future foreign, Federal, state and local regulations.


    Outside the United States, we will be subject to regulations which govern the import of drug products from the United States or other manufacturing sites and foreign regulatory requirements governing human clinical trials and marketing approval for our products. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursements vary widely from country to country. In particular, the European Union, or EU, is revising its regulatory approach to high tech products, and representatives from the United States, Japan and the EU are in the process of harmonizing and making more uniform the regulations for the registration of pharmaceutical products in these three markets.


           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK



    Our investment in 123,193 shares of Modex Therapeutics Ltd. Stock was valued at $19,220,165 based on the per share price of approximately $152.00, which we converted from a market price of 247.50 Swiss francs on June 30, 2000. Our value in this investment is subject to both equity price risk and foreign currency exchange risk. Modex shares were offered in an IPO on the Swiss Neue Market on June 23, 2000 at a price of 168.00 Swiss francs. From the date of the IPO to the date of this prospectus, the Modex closing share price has fluctuated from a low of 200.00 Swiss francs on June 23, 2000 to a high of 390.00 Swiss francs on October 6, 2000. If we were to seek to liquidate all or part of our investment in Modex, our proceeds would depend on the share price and foreign currency exchange rates at the time of conversion. Additionally, if we sell a sizable portion of our holdings, we may have to sell these shares at a discount to market price. We are restricted from any sale of our shares in Modex until December 23, 2000.



    The company's sole market risk sensitive instrument is:



                                                             MARKET VALUE        EXPECTED
                                            ASSOCIATED       AT JUNE 30,          FUTURE
    NO. OF SHARES      DESCRIPTION             RISKS             2000           CASH FLOWS
      123,193             Modex          Equity/Foreign      $19,220,165            (1)
                      Therapeutics       Currency
                                         Translation


------------------------


(1) Although the company has not formerly adopted a liquidation plan for this investment, liquidation may be necessary to meet operating cash flow requirements. Under the agreement with Modex, the company is restricted from selling its holding through December 23, 2000.


REIMBURSEMENT AND HEALTH CARE COST CONTROL

    Reimbursement for the costs of treatments and products such as ours from government health administration authorities, private health insurers and others both in the United States and abroad is a key element in the success of new health care products. Significant uncertainty often exists as to the reimbursement status of newly approved health care products.

    The revenues and profitability of some health care-related companies have been affected by the continuing efforts of governmental and third party payers to contain or reduce the cost of health care through various means. Payers are increasingly attempting to limit both coverage and the level of reimbursement for new therapeutic products approved for marketing by the FDA, and are refusing, in some cases, to provide any coverage for uses of approved products for disease indications for which the FDA has not granted marketing approval. For example, in certain foreign markets, pricing or profitability of prescription pharmaceuticals is subject to government control. In the United States, there have been a number of Federal and state proposals to implement government control over health care costs.

EMPLOYEES

    As of August 15, 2000, we had twenty full-time employees, of whom five have Ph.D. degrees, as well as two half-time employees. The equivalent of fifteen full-time employees work in research and development and laboratory support services. A number of our employees have held positions with other biotechnology or pharmaceutical companies or have worked in university research programs. No employees are covered by collective bargaining agreements.

SCIENTIFIC ADVISORY BOARD

    Members of our Scientific Advisory Board provide us with strategic guidance in regard to our research and product development programs, as well as assistance in recruiting employees and collaborators. Each Scientific Advisory Board member has entered into a consulting agreement with us. These consulting agreements specify the compensation to be paid to the consultant and require that all information about our products and technology be kept confidential. All of the Scientific Advisory Board members are employed by employers other than us and may have commitments to or consulting or advising agreements with other entities that limit their availability to us. The Scientific Advisory Board members have generally agreed, however, for so long as they serve as consultants to us, not to provide any services to any other entities which would conflict with the services the member provides to us. Members of the Scientific Advisory Board offer consultation on specific issues encountered by us as well as general advice on the directions of appropriate scientific inquiry for us. In addition, Scientific Advisory Board members assist us in assessing the appropriateness of moving our projects to more advanced stages. The following persons are members of our Scientific Advisory Board:

    - Irving L. Weissman, M.D., is the Karel and Avice Beekhuis Professor of Cancer Biology, Professor of Pathology and Professor of Developmental Biology at Stanford University. Dr. Weissman was a cofounder of SyStemix, Inc., and Chairman of its Scientific Advisory Board. He has served on the Scientific Advisory Boards of Amgen Inc., DNAX and T-Cell Sciences, Inc. Dr. Weissman is Chairman of the Scientific Advisory Board of StemCells, Inc.

    - David J. Anderson, Ph.D., is Professor of Biology, California Institute of Technology, Pasadena, California and Investigator, Howard Hughes Medical Institute.

    - Fred H. Gage, Ph.D., is Professor, Laboratory of Genetics, The Salk Institute for Biological Studies, La Jolla, California and Adjunct Professor, Department of Neurosciences, University of California, San Diego, California.

                                   MANAGEMENT

    The following table sets forth the name, age and position of each of our executive officers, key members of management, and directors.

NAME                                          AGE      POSITION
----                                        --------   --------
John J. Schwartz, Ph.D....................     66      Director, Chairman of the Board

George W. Dunbar, Jr......................             Acting President and Chief Executive
                                               54      Officer

Donald Kennedy, Ph.D......................     69      Director

Mark J. Levin.............................     50      Director

Irving L. Weissman, M.D...................     60      Director


    - John J. Schwartz, Ph.D., was elected to the board of directors in December 1998 and was elected Chairman of the board at the same time. He was formerly President and Chief Executive Officer of SyStemix, Inc. Dr. Schwartz is currently President of Quantum Strategies Management Company, a registered investment advisor located in Atherton, California. Prior to his positions at SyStemix, he served as Assistant Professor and a Vice President and General Counsel at Stanford University in California. Dr. Schwartz graduated from Harvard Law School in 1958 and received his Ph.D. in physics from the University of Rochester in 1966.



    - George W. Dunbar, Jr., was appointed Acting President and Chief Executive Officer of the company effective as of February 1, 2000. Mr. Dunbar joined the company as Acting President of StemCells California, Inc., the company's wholly owned subsidiary, on November 8, 1999, and still holds this office. From September 1999 through the present, Mr. Dunbar has been a founding member of iCEO, LLC. From July 1991 until July 1999, Mr. Dunbar was President, Chief Executive Officer and a member of the Board of Directors of Metra Biosystems, a medical device company, which merged with Quidel Corporation during 1999. Prior to Metra Biosystems, Mr. Dunbar was a vice president of The Ares-Serono Group, a Swiss healthcare company, and served before that as a vice president of Amersham International plc's life sciences business in the United States. Mr. Dunbar serves as a Board member for Competitive Technologies, Quidel Corporation, LJL Biosystems, Sonus Pharmaceuticals and The Valley Medical Center Foundation. He also sits on the MBA Advisory Board of the Auburn University School of Business, his alma mater.



    - Donald Kennedy, Ph.D., has served as a director of the company since July 1999. Dr. Kennedy is the Bing Professor of Environmental Science, Professor of Education, and President Emeritus of Stanford University. He is Editor-in-Chief of SCIENCE magazine. He is also co-director of the Center for Environmental Science and Policy at Stanford. From 1977 to 1979, he served as Commissioner at the U.S. Food and Drug Administration. He is Chairman of Children Now; a member of the National Academy of Sciences, the National Institute of Medicine, and the American Philosophical Society; and a fellow of the American Academy of Arts and Sciences, the American Association for the Advancement of Science, and the California Academy of Sciences. Dr. Kennedy is a member of the Board of Directors of AxyS Pharmaceuticals, Inc., and Alzeta Corp. Dr. Kennedy holds a Ph.D. in biology from Harvard University.



    - Mark J. Levin is a founder of the company and has served as a director since the company's inception. From inception until January 1990 and from May 1990 until February 1991, Mr. Levin served as the company's President and acting Chief Executive Officer. From November 1991 until March 1992, he served as Chief Executive Officer of Tularik, Inc., a biotechnology company. From August 1991 until August 1993, Mr. Levin was Chief Executive Officer and a director of Focal, Inc., a biomedical company. Mr. Levin is currently the Chairman of the Board and Chief Executive Officer of Millennium Pharmaceuticals, Inc., a biotechnology company. Mr. Levin is also currently on the Board of Directors of Tularik, Inc.



    - Irving L. Weissman, M.D., Director, is the Karel and Avice Beekhuis Professor of Cancer Biology, Professor of Pathology and Professor of Developmental Biology at Stanford University. Dr. Weissman was a cofounder of SyStemix, Inc., and Chairman of its Scientific Advisory Board. He has served on the Scientific Advisory Boards of Amgen Inc., DNAX and T-Cell Sciences, Inc. Dr. Weissman is a member of the National Academy of Sciences and also serves as Chairman of our Scientific Advisory Board. He also serves as Chief Executive Officer and a member of the Board of Managers of Celtrans, LLC.



    Our Restated Certificate of Incorporation and Amended and Restated By-laws provide for the classification of the board of directors into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year. There are no family relationships between any of our directors or executive officers. Our executive officers are elected by, and serve at the discretion of, the board of directors.


COMMITTEES OF THE BOARD OF DIRECTORS

    Our board of directors has an audit committee and compensation committee. The board may also establish other committees to assist in the discharge of its responsibilities.


    The audit committee oversees our financial reporting process on behalf of the board of directors, makes recommendations to the board regarding the independent auditors to be nominated for election by the stockholders, reviews the independence of such auditors, approves the scope of their annual audit activities, reviews their audit results, assures that our financial reporting is of high quality, and reviews the interim financial statements with our management and the independent auditors prior to the filing of our Quarterly Report on Form 10-Q. The audit committee is currently comprised of Dr. Schwartz and Dr. Kennedy.



    The duties of the compensation committee are to make recommendations to the board and our management concerning salaries in general, determine executive compensation, and approve incentive compensation. The compensation committee is currently comprised of Mr. Levin and Dr. Schwartz.

                             EXECUTIVE COMPENSATION


    The following table sets forth the compensation paid by us to our Chief Executive Officer during the three most recent fiscal years ended December 31, and the two other most highly compensated executive officers who served in such capacities during the fiscal year ended December 31, 1999 but who were not serving in such capacities as of the end of such fiscal year. There were no other persons serving as executive officers at the end of such fiscal year.


                           SUMMARY COMPENSATION TABLE

                                                                                             AWARDS
                                                                                    ------------------------
                                                                                           LONG TERM
                                                   ANNUAL COMPENSATION                    COMPENSATION
                                        -----------------------------------------   ------------------------
                                                                                    RESTRICTED   SECURITIES
                                                                   OTHER ANNUAL       STOCK      UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION    YEAR     SALARY($)     BONUS($)   COMPENSATION ($)   AWARDS($)    OPTIONS (#)     COMPENSATION
---------------------------  --------   ---------     --------   ----------------   ----------   -----------     ------------
Richard M. Rose M.D......      1999      279,974            0           0                0               0            4667(2)
  Chief Executive              1998      286,553            0           0                0         150,000(3)       11,330(4)
  Officer(1)                   1997       68,750            0           0                0         300,000(5)       76,268(6)

Phillip K. Yachmetz......      1999      406,731(8)         0           0                0          12,000          71,355(9)
  Senior Vice President        1998      155,780       10,000           0                0          75,000          86,695(10)
  And General Counsel
  Acting Chief Financial
  Officer and Treasurer(7)

Moses Goddard, M.D.......      1999      195,176(2)         0           0                0          18,000           7,921(3)
  Vice President, Chief        1998      188,957            0           0                0          67,875(4)            0
  Technical Officer Cell
  Encapsulation (1)

------------------------


(1) Dr. Rose became Chief Executive Officer on September 26, 1997. Dr. Rose resigned as a director and officer of the company and its wholly owned subsidiary effective as of January 31, 2000.



(2) Represents the personal portion of the use of a company vehicle, as well as $5,000 of fair market value of our matching contributions of common stock to Dr. Rose's account in the company's 401(k) Plan.


(3) Represents the regrant of an option in the original amount of 200,000 shares which was reduced to 150,000 shares as a result of the employee equity incentive repricing plan approved by the Board of Directors on July 10,1998.


(4) Represents $4,666.56 of fair market value of the company matching contributions of common stock to Dr. Rose's account in our 401(k)Plan.


(5) One option grant for 200,000 shares was reduced to 150,000 shares upon there pricing of the grant effective as of July 10, 1998 at a price of $1.28 per share.


(6) Represents advance for relocation expenses of $75,000 and fair market value of $1,268 of our matching contributions of common stock to Dr. Rose's account in our 401(k) plan.


(7) Mr. Yachmetz was appointed Acting Chief Financial Officer and Treasurer effective as of April 2, 1999. The term of Mr. Yachmetz' Employment Agreement expired on October 31, 1999.

(8) Includes $204,807 of compensation and accrued and unused vacation paid upon the expiration of Mr. Yachmetz' Employment Agreement in accordance with the terms of such agreement.


(9) Represents $15,304 as the fair market value of 9,601 shares of our common stock earned in 1998 and issued in 1999, $3,990 of fair market value of our matching contributions of common stock to Mr. Yachmetz' account in our 401(k) Plan and $52,061 of temporary living and relocation expenses adjusted for taxes.



(10) Represents $14,724 of temporary living and relocation expenses adjusted for taxes paid to Mr. Yachmetz and personal use of a company vehicle. Also represents $1,827 of fair market value of our matching contributions of common stock to Mr. Yachmetz' account in our 401(k) Plan.



(11) Dr. Goddard resigned as a director and officer of the company effective as of August 30, 1999 and served as a consultant to the company through March 28, 2000.



(12) Includes $70,945 of compensation paid to Dr. Goddard in accordance with the severance agreement entered into with us.



(13) Represents the fair market value of 4,687 shares of our common stock granted to Dr. Goddard through our 1992 Equity Incentive Plan.


(14) Represents the regrant of options in the total original amount of 90,500 shares which was reduced to 67,875 shares as a result of the employee equity incentive repricing plan approved by the Board of Directors on July 10, 1998.

                              SELLING STOCKHOLDERS

    SALES BY MEMBERS OF THE COMPANY'S BOARD


    Dr. Irving Weissman and Mark J. Levin, two members of our Board of Directors, will be selling shares of common stock in this offering.
Dr. Weissman and Mr. Levin acquired their shares pursuant to a 6% cumulative convertible preferred stock financing in April, 2000, which is described in the section titled "Relationships and Transactions with Certain Related Parties." Both Dr. Weissman and Mr. Levin are party to a registration rights agreement in which we agreed to register their shares of Common Stock upon their request and to use our best efforts to keep the registration statement effective for five
(5) years, or until all of their registered shares of StemCells, Inc. Common Stock are sold, whichever comes first. Registration of these shares does not necessarily mean that the selling stockholders will sell all or any of the shares.



    The material relationships between Dr. Weissman, Mr. Levin and
StemCells, Inc. are as follows: Mark J. Levin is a Class I Director, and from inception until January 1990 and from May 1990 until February 1991, he served as our President and acting Chief Executive Officer. Irving L. Weissman, M.D. is a Class II Director. In addition, both Dr. Weissman and Mr. Levin may donate or transfer as gifts some or all of their StemCells, Inc. shares, or may transfer their shares for no value to other beneficial owners. The selling stockholders will include these donees or transferees as selling stockholders in a prospectus supplement if the donees or transferees wish to use this prospectus to re-offer the shares.


    SALES BY MILLENNIUM PARTNERS, L.P.

    Millennium Partners, L.P. and May Davis Group, Inc. and four of its affiliates also will be selling shares in this offering. On August 3, 2000, we issued 923,521 shares of Common Stock to Millennium Partners, L.P., or the Fund. At the same time we also issued to Millennium Partners a callable warrant to purchase 101,587 shares of Common Stock and an adjustable warrant for a number of shares, to be determined on eight dates beginning six months after the closing and then every three months thereafter. On August 30, 2000 we issued an additional 180,914 shares to the Fund, together with a callable warrant to purchase 19,900 shares of Common Stock and an adjustable warrant for a number of shares, to be determined on eight dates beginning six months after the closing and then every three months thereafter. In connection with the Millennium Partners transaction, we issued warrants for a total of 100,000 shares of Common Stock to May Davis Group, Inc., who acted as placement agent for the transaction, and four of its affiliates. These warrants expire on August 3, 2005.

    We entered into a registration rights agreement with Millennium Partners in which we agreed to register the shares of Common Stock purchased by Millennium partners and issuable upon exercise of the warrants issued to Millennium Partners. We agreed to use commercially reasonable efforts to keep the registration statement in effect for five years, until all shares covered by the registration statement are eligible for resale pursuant to Rule 144(k), or until Millennium Partners and its transferees no longer hold the shares covered by the registration statement, whichever occurs first. We also agreed to include in this registration statement the shares issuable upon exercise of the warrants issued to May Davis and its affiliates.

 SECURITY OWNERSHIP OF THE SELLING STOCKHOLDERS, CERTAIN BENEFICIAL OWNERS AND
                                   MANAGEMENT

    The following table shows information regarding the beneficial ownership of our common stock as of August 30, 2000 for:

    - each person or group of affiliated persons known by us to own beneficially more than 5% of the outstanding shares of common stock;

    - each selling stockholder;

    - each director and named executive officer; and

    - all directors and executive officers as a group.

    The address for each listed director and officer is c/o StemCells, Inc., 525 Del Rey Avenue, Suite C, Sunnyvale, CA 94085.

    We have determined beneficial ownership in the table in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have deemed to be outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days of August 15, 2000, assuming that this offering occurs in that 60-day period, but we have not deemed these shares to be outstanding for computing the percentage ownership of any other person. The shares listed below for the selling stockholders represent all of the shares that each selling stockholder currently beneficially owns, the number of shares each of them may offer and the number of shares each of them will own after the offering assuming they sell all of the shares. To our knowledge, except as set forth in the footnotes below, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by that stockholder. Beneficial ownership percentage is based on 20,538,742 shares of our common stock outstanding on August 15, 2000 and as adjusted for unexercised options and warrants as of that date as noted below and 180,914 shares and 19,900 warrants issued to one of the Selling Shareholders on August 30, 2000.

    The number of shares of our Common Stock that will be issuable upon exercise of the warrants issued to Millennium Partners is based upon fluctuations in the market price and the number of shares of our Common Stock that will be issuable upon conversion of the Preferred Stock held by Messrs. Weissman and Levin is subject to anti-dilution provisions, so the actual number of shares of our Common Stock that will be issuable and beneficially owned upon exercise of the warrants and conversion of the Preferred Stock cannot be determined at this time. As a result, we have agreed to register a number of shares of Common Stock that is greater than the number of shares of Common Stock currently beneficially owned by the selling stockholders.

    The selling stockholders may offer all or some of their shares. All numbers in the following table are based on information obtained by questionnaires received by the company.


                                                                                         SHARES OF COMMON
                                                                                        STOCK BENEFICIALLY
                                        SHARES OF COMMON STOCK      SHARES OF COMMON     OWNED AFTER THIS
                                     BENEFICIALLY OWNED PRIOR TO     STOCK OFFERED           OFFERING
                                            THIS OFFERING                HEREBY        ---------------------
                                     ----------------------------   ----------------    NUMBER
                                       NUMBER OF                       NUMBER OF          OF
NAME OF BENEFICIAL OWNER                 SHARES       PERCENTAGE         SHARES         SHARES    PERCENTAGE
------------------------             --------------   -----------   ----------------   --------   ----------
Donald Kennedy, Ph.D...............       9,234(1)          *                  --        9,234          *
Mark J. Levin......................     390,726(2)        1.9             472,743      154,287        0.7
John J. Schwartz, Ph.D.............     139,180(3)        0.7                  --      139,180        0.7
Irving Weissman, M.D...............     600,298(4)        2.9             472,743      363,859        1.8
George W. Dunbar, Jr...............      50,000(5)          *                  --       50,000          *
All directors and executive
  officers as a group (5
  persons).........................   1,189,439(6)        5.6             945,486      716,561        3.4
Millennium Partners, L.P.**........   1,225,922(7)        5.9           2,160,000           --         --
May Davis Group....................     100,000(8)        0.5             100,000           --         --


------------------------

*   Less than 0.1%


** Millennium Partners, L.P., a Cayman Islands limited partnership, is a private investment partnership whose general partners are Millennium Management, L.L.C., a Delaware limited liability company whose managing member is Israel A. Englander, and Englander (Cayman Islands) Limited, a Cayman Islands exempted company. Both Millennium Management, L.L.C., and Englander (Cayman Islands) Limited are controlled by Mr. Englander.


(1) Includes 9,234 shares issuable upon exercise of stock options exercisable within 60 days.

(2) Includes 27,555 shares issuable upon exercise of stock options exercisable within 60 days. Includes 198,871 shares issuable upon conversion of cumulative convertible preferred shares at the currently applicable conversion price, and a warrant to purchase 37,500 shares.

(3) Includes 139,180 shares issuable upon exercise of stock options exercisable within 60 days.

(4) Includes 31,250 shares issuable upon exercise of stock options exercisable within 60 days and 7,160 shares issuable upon exercise of warrants exercisable within 60 days. Includes 198,871 shares issuable upon conversion of 6% cumulative convertible preferred shares at the currently applicable conversion price. Includes a total of 50,791 shares owned by trusts for the benefit of Dr. Weissman's children as to which he disclaims beneficial ownership. Also includes a warrant to purchase 37,500 shares.


(5) Includes 50,000 shares issuable upon exercise of stock options exercisable within 60 days. Mr. Dunbar was appointed Acting President and Chief Executive Officer of our wholly owned subsidiary, StemCells
    California, Inc., effective as of November 8, 1999, and was appointed Acting President and Chief Executive Officer of the company effective as of February 1, 2000.


(6) Includes 339,379 shares exercisable upon exercise of warrants and stock options exercisable within 60 days.

(7) Includes 180,914 shares issued as of August 30, 2000 and 19,900 shares issuable upon exercise of warrants issued together with those shares. Includes 101,587 shares issuable upon exercise of warrants issued August 3, 2000.

(8) Includes shares issuable upon exercise of warrants held by four affiliates of May Davis Group.

               RELATIONSHIP AND TRANSACTIONS WITH RELATED PARTIES


    Dr. Schwartz, a member and Chairman of the Board of Directors, was retained in July 1998 to serve as a consultant to us rendering strategic business advice and consulting services, including assistance in the negotiation and consummation of strategic collaboration transactions specified by us. Under terms of an agreement dated December 19, 1998, and amended as of July 1, 1999 (the "Letter Agreement") Dr. Schwartz agreed to serve as a Director and Chairman of the Board of Directors of the Company for a term expiring at the 2001 Annual Meeting of Stockholders. The Letter Agreement incorporates certain payments provided for under a consulting services agreement dated July 27, 1998, and amended as of December 19, 1998 (the "Consulting Services Agreement"). As a result, Dr. Schwartz is entitled to a retainer of $192,000 per year plus $1,500 for each Board meeting or Committee meeting (if held at a date and time separate from the Board meeting) physically attended and $500 for each Board meeting or Committee meeting (if held at a date and time separate from the Board meeting) held by conference call, payable quarterly in arrears. Dr. Schwartz is obligated to spend no less than thirty business days per calendar quarter devoted to the performance of his duties under the Letter Agreement. In the event Dr. Schwartz devotes more than thirty business days in any calendar quarter to the performance of his duties, Dr. Schwartz is entitled to receive additional compensation at the rate of $1,500 per day. Under the Letter Agreement, Dr. Schwartz was granted a stock option covering 40,000 shares of Common Stock that vests in equal portions on the last day of each of the 29 months of the term of the Letter Agreement. By virtue of provisions incorporated from the Consulting Services Agreement, Dr. Schwartz also holds an option to purchase 76,000 shares of the Company's Common Stock at $1.281 per share, the fair market value of the Company's Common Stock at the time the option was granted, vesting at a rate of 3,167 shares per month for the ensuing 23 months after the date of the grant, with a final vesting of 3,159 shares in the 24th month, plus another option to purchase 48,000 shares of Common Stock at the then current fair market value of the Company's Common Stock on July 27, 1999, vesting at a rate of 2,000 shares per month. In the event Dr. Schwartz ceases to be Chairman of the Board of Directors, either as a result of an affirmative vote of the Board of Directors for reasons other than cause or due to his disability or his resignation from such position, but remains a Director, his cash compensation and remaining unvested portion of the 40,000-share time-based stock option will be reduced to the then current rate for a Director of the Company, plus $5,000 per month pursuant to the Consulting Services Agreement. In the event
Dr. Schwartz ceases to be Chairman of the Board of Directors, either as a result of an affirmative vote of the Board of Directors for reasons other than cause or due to his disability or his resignation from such position, and then he resigns as a Director or is removed as a Director pursuant to the Company's By-laws, the Company shall have no further obligation to pay cash compensation to Dr. Schwartz under the Letter Agreement but he would receive $5,000 per month pursuant to the Consulting Services Agreement. Dr. Schwartz shall have one year from such date to exercise the vested portion of the 40,000-share time-based option and any unvested portion of that option shall lapse. In the event
Dr. Schwartz is removed from his positions as Director and Chairman of the Board of Directors for cause, as defined in the Letter Agreement, the Company shall have no further obligation to pay cash compensation to Dr. Schwartz under the Letter Agreement, any unvested portion of the 40,000-share time-based option shall lapse and the exercise of any vested portion shall be governed by the terms of the Company's 1992 Equity Incentive Plan. The termination of the Letter Agreement for any reason shall have no effect on the Consulting Services Agreement, which shall remain in effect until July 27, 2000 unless renewed, and Dr. Schwartz shall serve as a consultant to the Company rendering strategic business advice and counseling services, including assistance in the negotiation and consummation of strategic collaboration transactions specified by the Company as provided therein. At a meeting of the Board on February 23, 2000, in order to conserve cash and demonstrate his continuing confidence in the Company's future, the Board of Directors, upon the suggestion of Dr. Schwartz, approved a resolution revising the compensation arrangement between Dr. Schwartz and the Company, for the period commencing January 1, 2000. Under this resolution, Dr. Schwartz waives any and all cash payments which may accrue to him for his retainer, monthly and meeting fees, and agrees to take, in lieu of such cash payments, compensation in the form of options to purchase shares of the Company's common stock at below-market prices ($0.25 per share). To effectuate the intention of Dr. Schwartz and other members of the Board to change the form but not the amount of compensation, Dr. Schwartz will be granted options covering a number of shares of the Company's common stock such that the difference between the aggregate exercise price of such options and the aggregate market value of the shares underlying such options (using the closing price of the Company's common stock for the date of the subject Board or Committee meeting (if such Committee meeting is not held contemporaneously with a Board meeting) or, with respect to the quarterly or monthly retainer payments of $33,000 and $5,000 respectively, the closing price for the last business day of the quarter or month) is equal to the compensation he is entitled to receive. All options so issued to Dr. Schwartz vest immediately. The Consulting Services Agreement expired under its terms on July 27, 2000 and the board of directors renewed it on a month-to-month basis on September 19, 2000.



    Dr. Weissman, a member of the Board of Directors, was retained in September 1997 to serve as a consultant to us. Pursuant to his Consulting Agreement, Dr. Weissman has agreed to provide consulting services to us and serve on our Scientific Advisory Board. We agreed to pay Dr. Weissman $50,000 per year for his services and granted him an option to purchase 500,000 shares of Common Stock for $5.25 per share, of which 31,250 shares vested at the date of grant and the remainder of which will vest upon the occurrence of certain milestones related to the Company's stem cell research program and in the event of certain changes of control. The Company also agreed to nominate Dr. Weissman for a position on the Board of Directors. The Consulting Agreement contains confidentiality, noncompetition, and assignment of invention provisions and is for a term of ten years, subject to earlier termination by us for cause or frustration of purpose and earlier termination by Dr. Weissman for good reason. Dr. Weissman receives no compensation as a member of the Board of Directors or for attending meetings of the Board or its committees or meetings of our Scientific Advisory Board, but is reimbursed for reasonable expenses he incurs in attending such meetings.



    George W. Dunbar, Jr., Acting President and Chief Executive Officer as of February 1, 2000, was a founding member of iCEO, LLC ("iCEO") in September 1999. Mr. Dunbar joined the company as Acting President of StemCells California, Inc., our wholly owned subsidiary, and he still holds this position currently. Under the terms of two agreements dated as of November 17, 1999 and effective as of November 8, 1999, the first between us and iCEO and the second between us and Mr. Dunbar, Mr. Dunbar agreed to serve as Acting President of StemCells California, Inc., our wholly owned subsidiary. Pursuant to the terms of his agreement with us, Mr. Dunbar is entitled to an annual salary of $175,000 and was granted a stock option to purchase 48,000 shares of our common stock that will vest at the rate of 4,000 shares per month commencing on December 6, 1999 and continuing until fully vested so long as he continues to serve as Acting President. The vesting under the option will be accelerated in the event of certain changes of control. Additionally, the agreement provides that the Board will consider once per quarter the grant of an option for an additional 3,000 shares if it is determined that the services rendered by Mr. Dunbar during the preceding quarter exceeded expectations. Mr. Dunbar is an at-will employee and as such may resign or be terminated with or without reason. On September 22, 2000 we announced that George Dunbar, our acting President and Chief Executive Officer, would be phasing out his service. Mr. Dunbar will continue in his position on a reduced time basis during this transition period. The agreement has no provisions for any severance payments or other benefits upon Mr. Dunbar's resignation or termination. Pursuant to the terms of the agreement between iCEO and us, iCEO is entitled to receive annual compensation of $75,000 for so long as Mr. Dunbar continues to serve in his role as Acting President of StemCells California, Inc. or in any other interim role with the Company. In addition, iCEO was granted a stock option to purchase 48,000 shares of our common stock that will vest at the rate of 4,000 shares per month commencing on December 6, 1999 and continuing until fully vested so long as Mr. Dunbar continues to serve as Acting President of StemCells California, Inc. or in any other interim role with the company. Additionally, the iCEO agreement provides that the Board will consider once per quarter the grant of an option to iCEO for an additional 3,000 shares if it is determined that the services rendered by Mr. Dunbar during the preceding quarter exceeded expectations. As a member of iCEO, Mr. Dunbar is entitled to receive, once annually, a distribution of his assigned allocable percentage of net taxable income and net long-term gain with respect to the pooled income and gain from shares of stock or exercised options received by iCEO from its clients, including that received from us. When Mr. Dunbar was appointed Acting President and Chief Executive Officer effective as of February 1, 2000, there was no adjustment to his or iCEO's compensation or stock options. In the event that during the period of his service as Acting President and Chief Executive Officer or within 120 days from the termination of such services, Mr. Dunbar was to become a permanent employee in any capacity, we are obligated under the iCEO agreement to pay iCEO a fee equal to one-third of the then targeted first year's compensation for Mr. Dunbar.



    In April 2000, we sold 750 shares of our 6% cumulative convertible preferred stock plus a warrant to purchase 37,500 shares of our common stock to each of Dr. Weissman and Mr. Levin for $750,000, for a total of $1,500,000, on terms more favorable to us than we were able to obtain from outside investors. The face value of the shares is convertible at the option of the holder into common stock at $3.77 per share. The holders of the preferred stock have liquidation rights equal to their original investments plus accrued but unpaid dividends. The investors would be entitled to make additional investments in our securities on the same terms as those on which we complete offerings of our securities with third parties within 6 months, if any such offerings are completed. If offerings totaling at least $6 million are not completed during the 6 months, the investors have the right to acquire up to a total of 1,126 additional shares of convertible preferred stock the face value of which is convertible at the option of the holder into common stock at $6.33 per share. Any unconverted preferred stock will be converted into common stock on April 13, 2002 in the case of the original stock issued and two years after the first acquisition of any of the additional 1,126 shares, if any are acquired. The warrants expire on April 13, 2005.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL MATTERS

    Upon completion of this offering, the total amount of our authorized capital stock will consist of 45,000,000 shares of common stock, $.01 par value per share, and 1,000,000 shares of undesignated preferred stock, $.01 par value per share, to be issued from time to time in one or more series, with such designations, powers, preferences, rights, qualifications, limitations and restrictions as our board of directors may determine. As of August 15, 2000, we had outstanding 20,538,928 shares of common stock and 1,500 shares of 6% cumulative convertible preferred stock.


    As of August 15, 2000, we had 249 stockholders of record with respect to our common stock and outstanding options to purchase 2,556,486 shares of our common stock, of which 608,976 were currently exercisable. The following summary of provisions of our capital stock describes all material provisions of, but does not purport to be complete and is subject to, and qualified in its entirety by, our restated certificate of incorporation and our amended and restated by-laws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable law.


COMMON STOCK


    The issued and outstanding shares of common stock are, and the shares of common stock to be issued by us in connection with the offering will be, validly issued, fully paid and nonassessable. Holders of our common stock are entitled to any and all dividends as such dividends are declared by the Board of Directors. This right is not cumulative, and no right shall accrue to holders of common stock by reason of the fact that dividends on said shares were not declared in any prior period. The shares of common stock are not convertible and the holders thereof have no preemptive or subscription rights to purchase any of our securities. Upon liquidation, dissolution or winding up of our company, the holders of common stock are entitled to an amount equal to $1.00 per share, subject to the rights of the holders of the preferred stock. After payment to the holders of the common stock of the full preferential amounts due to them, the holders of common stock have the right to share equally in the distribution of the entire remaining assets of the company legally available for distribution, subject to the rights of the holders of the preferred stock. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders, such voting rights to be counted together with all other shares of capital stock having voting powers and not as a separate class, except as otherwise required by law.



    Our common stock is traded on the Nasdaq National Market under the symbol "STEM."


PREFERRED STOCK


    Our board of directors may from time to time direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Shares of preferred stock of any one series shall be identical with each other in all respects except as to the dates from which dividends shall accrue and/or cumulate. In the event of any liquidation, dissolution or winding up of the company, the holders of undesignated preferred stock of each series are entitled to receive an amount fixed by the company's Restated Certificate of Incorporation or by the resolution(s) of the board of directors providing for the issuance of such series.


    The board of directors designated 2,626 shares, $.01 par value per share, as 6% cumulative convertible preferred stock, 1,500 shares of which are issued and outstanding. The holders of these preferred shares are entitled to receive cumulative dividends at a per share rate of 6% of the liquidation preference of each share, per annum accruing daily and compounding quarterly, with priority over payment of any dividend on common stock or any other class or series of equity security of the company. In the event of any liquidation, dissolution or winding up of the company, the holders of the 6% cumulative convertible preferred stock are entitled to receive in preference to holders of any other class or series of equity securities, an amount equal to $1,000 per share plus (i) dividends added to the liquidation preference, (ii) all accrued but unpaid dividends and (iii) all "Monthly Delay Payments" under the Registration Rights Agreement. The 6% cumulative convertible preferred stock was issued pursuant to a Securities Purchase Agreement. Each holder of the 6% cumulative convertible preferred stock has at any time the right to convert any or all 6% cumulative convertible preferred stock held by such holder into fully paid, validly issued and nonassessable shares of common stock, $.01 par value per share, at which point the rights of the holders of converted 6% cumulative convertible preferred stock shall be treated as having become the owners of such common stock. The affirmative vote of a majority in interest of the outstanding 6% cumulative convertible preferred stock is required for (i) any amendment, modification or repeal of the Certificate of Designations, Certificate of Incorporation or by-laws that may amend or change or adversely affect any of the rights or preference of the 6% cumulative convertible preferred stock; provided, however, that the holders of 6% cumulative convertible preferred stock who are affiliates of the company shall not participate in such votes, and such shares shall be deemed not to be outstanding for purposes of such votes. We have no current intention to issue any more of our unissued, authorized shares of undesignated preferred stock. However, the issuance of any shares of undesignated preferred stock in the future could adversely affect the rights of the holders of common stock.

WARRANTS


    As of August 31, 2000, we had outstanding warrants to purchase 296,487 shares of common stock at an average exercise price of $5.3876 per share, subject to customary antidilution adjustment. The warrants were issued at various times during this year to eight different parties as described below.



    As of April 13, 2000, we issued to each of Irving Weissman and Mark Levin a warrant in connection with a Securities Purchase Agreement dated as of April 13, 2000. Each warrant is to purchase 37,500 shares of our common stock at an exercise price of $6.58125 per share. Each warrant is exercisable, in whole or in part, at any time on or after April 13, 2000 and on or prior to April 13, 2005. The exercise price is subject to adjustment for subdivisions, combinations, stock dividends, reorganizations and various other issuances. Under the terms of the warrants, during any time that the warrant shares are not subject to an effective registration statement, each investor may elect to receive a reduced number of warrant shares in lieu of tendering the exercise price in cash. Each investor is not entitled to any rights as a shareholder until he exercises the warrant. In the event of a transaction by us in which more than 50% of our voting power is disposed of, each investor shall have the right to purchase, by exercise of the warrant and payment of the exercise price, the kind and amount of shares and other securities and property which he would have owned or have been entitled to receive after the occurrence of the transaction had the warrant been exercised immediately prior thereto, subject to the adjustment of the exercise price as described in the warrant and above. We may, at any time during the term of the warrant, reduce the exercise price to any amount for any period of time deemed appropriate by our Board of Directors. Under the terms of the warrants, the number of shares of common stock that each investor may acquire upon exercise cannot exceed a number that, when added to the total number of shares of common stock the investor is deemed to beneficially own, together with all shares of common stock deemed beneficially owned by the investor's affiliates (as defined by Rule 144 of the Securities Act of 1933), would exceed 9.99% of the total issued and outstanding shares of the common stock.



    We issued a warrant to Millennium Partners L.P. on August 3, 2000, which may entitle them to receive additional shares of common stock on eight dates beginning six months from that date and every three months thereafter. On
August 30, 2000 we issued a second warrant to Millennium which may entitle them to receive additional shares of common stock on eight dates beginning six months from August 30, 2000 and every three months thereafter. The number of additional shares Millennium will be entitled to receive on each date will be based on the number of shares of common stock Millennium continues to hold on each date and the market price of our common stock over a period prior to each date. We will have the right, under certain circumstances, to limit the number of additional shares by purchasing part of the entitlement from Millennium. Each of these warrants is exercisable, in whole or in part, at any time on or prior to 30 days after the last date which may entitle them to receive additional shares. Each warrant is subject to adjustment for subdivisions, combinations, stock dividends, reorganizations and various other issuances of common stock. During any period of time that the shares of common stock underlying a warrant are not subject to an effective registration statement, Millennium may elect to exercise the warrant by receiving a reduced number of shares in lieu of tendering the exercise price in cash. In the event of certain mergers, asset sales and tender or exchange offers, Millennium shall have the right to purchase, by exercise of the warrants and payment of the exercise price, the kind and amount of shares and other securities and property it would have owned or have been entitled to receive after the occurrence of the transaction had the warrant been exercised immediately before the transaction, subject to the adjustment of the exercise price as described in the warrant and above, or, if applicable, the right to receive a substitute warrant after a merger or the right to tender the warrant for the consideration that would have been received if the warrant had been exercised and the shares issued upon exercise had been tendered. Under the terms of the warrants, the number of shares of common stock that Millennium may acquire upon exercise cannot exceed a number that, when added to the total number of shares of common stock Millennium is deemed to beneficially own, together with all shares of common stock deemed beneficially owned by Millennium's affiliates (as defined by Rule 144 of the Securities Act of 1933), would exceed 9.99% of the total issued and outstanding shares of the common stock.



    Millennium also received a warrant on August 3, 2000 to purchase up to 101,587 shares of common stock at $4.725 per share, which is callable by us at $7.875 per underlying share. On August 30, 2000 we issued an additional warrant to purchase up to 19,900 shares of common stock at $6.03 per share which is callable by us at $10.05 per underlying share. Each callable warrant is exercisable, in whole or in part, at any time on or after the issuance date and on or prior to the fifth year anniversary of the issuance date. The exercise price and number of shares are subject to adjustment for subdivisions, combinations, stock dividends, reorganizations and various other issuances. Under the terms of the callable warrants, during any time that the warrant shares are not subject to an effective registration statement, Millennium may elect to receive a reduced number of warrant shares in lieu of tendering the exercise price in cash. Millennium is not entitled to any rights as a shareholder until it exercises the warrant. In the event of certain mergers, asset sales and tender or exchange offers, Millennium shall have the right to purchase, by exercise of the callable warrant and payment of the exercise price, the kind and amount of shares and other securities and property it would have owned or have been entitled to receive after the occurrence of the transaction had the warrant been exercised immediately prior thereto, subject to the adjustment of the exercise price as described in the warrant and above, or, if applicable, the right to receive a substitute warrant after a merger or the right to tender the warrant for the consideration that would have been received if the warrant had been exercised and the shares issued upon exercise had been tendered. Under the terms of the callable warrants, the number of shares of common stock that Millennium may acquire upon exercise cannot exceed a number that, when added to the total number of shares of common stock Millennium is deemed to beneficially own, together with all shares of common stock deemed beneficially owned by Millennium's affiliates (as defined by Rule 144 of the Securities Act of 1933), would exceed 9.99% of the total issued and outstanding shares of the common stock.



    On August 3, 2000 we issued a warrant to the May Davis Group and four of its affiliates to purchase up to 100,000 shares of common stock at $5.0375 per share. The warrant is exercisable, in whole or in part, at any time on or after the issuance date and on or prior to the fifth year anniversary of the issuance date. The exercise price and number of shares are subject to adjustment for subdivisions, combinations, stock dividends, reorganizations and various other issuances.

PROVISIONS OF DELAWARE LAW GOVERNING BUSINESS COMBINATIONS

    We are subject to the "business combination" provisions of the Delaware General Corporation Law. In general, such provisions prohibit a publicly held Delaware corporation from engaging in various "business combination" transactions with any "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless:

    - the transaction is approved by the board of directors prior to the date the "interested stockholder" obtained such status;

    - upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

    - on or subsequent to such date the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder."

    A "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns 15% or more of a corporation's voting stock or within three years did own 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts.

TRANSFER AGENT AND REGISTRAR


    The transfer agent and registrar for our common stock is EquiServe L.P.

                              PLAN OF DISTRIBUTION


    We will not receive any of the proceeds from the sale by the selling stockholders of the common stock offered hereby.



    The shares of the common stock offered hereby may be sold from time to time by the selling stockholders, or by pledgees, donees, transferees or other successors in interest (i) to or through underwriters or dealers, (ii) directly to one or more other purchasers, (iii) through agents on a best-efforts basis, or (iv) through a combination of any such methods of sale. Such sales may be made on one or more exchanges or in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in privately negotiated transactions. The shares may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) privately negotiated transactions without a broker or dealer. In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from selling stockholders in amounts to be negotiated prior to the sale. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.



    In addition, the selling stockholders may engage in short sales and other transactions in the common stock or derivatives thereof, and may pledge, sell, deliver or otherwise transfer the common stock offered under this prospectus in connection with such transactions.



    If we are notified by a selling stockholder that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution, or a purchase by a broker-dealer as a principal, a supplemental prospectus will be filed listing:


    - the name of each selling stockholder and of the participating broker-dealer(s);

    - the number of shares involved;

    - the price at which such shares were sold;

    - the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable; and

    - other facts material to the transaction.

    We have agreed to pay the cost of registering the shares covered by this prospectus and the costs of preparing this prospectus and the registration statement under which it is filed. We will provide the estimated total of these expenses by amendment.


    We and the selling stockholders have agreed to indemnify each other against certain liabilities, including liabilities arising under the Securities Act.

                                 LEGAL MATTERS

    The validity of the shares of our common stock offered hereby will be passed upon for us by Ropes & Gray, Boston, Massachusetts.

                                    EXPERTS


    Ernst & Young LLP, independent auditors, have audited our consolidated financial statements at December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the Registration Statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.


                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock to be sold in this offering. This prospectus does not contain all the information included in the registration statement and the related exhibits and schedules. You will find additional information about us and our common stock in the registration statement. The registration statement and the related exhibits and schedules may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the public reference facilities of the SEC's Regional Offices: New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of this material may also be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. You can obtain information on the operation of the public reference facilities by calling 1-800-SEC-0330. The SEC also maintains a site on the World Wide Web (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC. Statements made in this prospectus about legal documents may not necessarily be complete and you should read the documents which are filed as exhibits or schedules to the registration statement or otherwise filed with the SEC.

               STEMCELLS, INC. (FORMERLY CYTOTHERAPEUTICS, INC.)

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


Report of Independent Auditors..............................   F-2

Consolidated Balance Sheets at December 31, 1999 and 1998...   F-3

Consolidated Statements of Operations for the years ended
  December 31, 1999, 1998 and 1997..........................   F-4

Consolidated Statements of Changes in Redeemable Common
  Stock and Stockholders' Equity for the years ended
  December 31, 1999, 1998 and 1997..........................   F-5

Consolidated Statements of Cash Flows for the years ended
  December 31, 1999, 1998 and 1997..........................   F-6

Notes to Consolidated Financial Statements..................   F-7

Condensed Consolidated Balance Sheets at June 30, 2000 and
  December 31, 1999 (unaudited).............................  F-23

Condensed Consolidated Statements of Operations for the six
  months ended June 30, 2000 and June 30, 1999
  (unaudited)...............................................  F-24

Condensed Statements of Cash Flows for the six months ended
  June 30, 2000 and June 30, 1999 (unaudited)...............  F-25

Notes to Condensed Consolidated Financial Statements
  (unaudited)...............................................  F-26

Pro Forma Financial Information.............................  F-29


    Additional schedules are not provided either because they are inapplicable or because the required information is included in the accompanying financial statements.

                         REPORT OF INDEPENDENT AUDITORS

Stockholders and Board of Directors
StemCells, Inc., (formerly CytoTherapeutics, Inc.)


    We have audited the accompanying consolidated balance sheets of StemCells, Inc. (formerly CytoTherapeutics, Inc.) as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in redeemable common stock and stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of StemCells, Inc. (formerly CytoTherapeutics, Inc.) at December 31, 1999 and 1998, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          ERNST & YOUNG LLP

Providence, Rhode Island
April 14, 2000

               STEMCELLS, INC. (FORMERLY CYTOTHERAPEUTICS, INC.)

                          CONSOLIDATED BALANCE SHEETS


                                                                      DECEMBER 31,
                                                              -----------------------------
                                                                  1999            1998
                                                              -------------   -------------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $   4,760,064   $   7,864,788
  Marketable securities.....................................             --       9,520,939
  Accrued interest receivable...............................         42,212         206,609
  Technology sale receivable................................      3,000,000              --
  Debt service fund.........................................        609,905              --
  Other current assets......................................        558,674         841,674
                                                              -------------   -------------
Total current assets........................................      8,970,855      18,434,010
Property held for sale......................................      3,203,491              --
Property, plant and equipment, net..........................      1,747,885       8,356,009
Other assets, net...........................................      1,858,768       6,075,663
                                                              -------------   -------------
Total assets................................................  $  15,780,999   $  32,865,682
                                                              =============   =============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $     631,315   $     710,622
  Accrued expenses..........................................      2,605,068       1,020,119
  Deferred revenue..........................................             --       2,500,000
  Current maturities of capitalized lease obligations.......        324,167         317,083
  Current maturities of long-term debt......................             --       1,000,000
                                                              -------------   -------------
Total current liabilities...................................      3,560,550       5,547,824
Capitalized lease obligations, less current maturities......      2,937,083       3,261,667
Long-term debt, less current maturities.....................                        500,000
Deposits....................................................         26,000              --
Deferred Rent...............................................        502,353         222,673

Commitments and contingencies
Redeemable common stock, $.01 par value; 524,337 shares
  issued and outstanding at December 31, 1999 and 1998......      5,248,610       5,248,610
Common stock to be issued...................................             --         187,500

Stockholders' equity:
  Convertible preferred stock, $.01 par value; 1,000,000
    shares authorized; no shares issued and outstanding.....             --              --
  Common stock, $.01 par value; 45,000,000 shares
    authorized; 18,635,565 and 17,800,323 shares issued and
    outstanding at December 31, 1999 and 1998,
    respectively............................................        186,355         178,003
  Additional paid-in capital................................    123,917,758     122,861,606
  Accumulated deficit.......................................   (119,372,710)   (103,664,084)
  Unrealized losses on marketable securities................             --          (5,198)
                                                              -------------   -------------
  Accumulated other comprehensive loss......................   (119,372,710)   (103,669,282)
                                                              -------------   -------------
  Deferred compensation.....................................     (1,225,000)     (1,472,919)
                                                              -------------   -------------
Total stockholders' equity..................................      3,506,403      17,897,408
                                                              -------------   -------------
Total liabilities and stockholders' equity..................  $  15,780,999   $  32,865,682
                                                              =============   =============


          See accompanying notes to consolidated financial statements.

               STEMCELLS, INC. (FORMERLY CYTOTHERAPEUTICS, INC.)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                               YEAR ENDED DECEMBER 31,
                                                      ------------------------------------------
                                                          1999           1998           1997
                                                      ------------   ------------   ------------
Revenue from collaborative agreements...............  $  5,021,707   $  8,803,163   $ 10,617,443
Operating expenses:
  Research and development..........................     9,984,027     17,658,530     18,603,523
  Acquired research and development.................            --             --      8,343,684
  General and administrative........................     4,927,303      4,602,758      6,158,410
  Encapsulated Cell Therapy Wind down and Corporate
    Relocation......................................     6,047,806             --             --
                                                      ------------   ------------   ------------
                                                        20,959,136     22,261,288     33,105,617
                                                      ------------   ------------   ------------
Loss from operations................................   (15,937,429)   (13,458,125)   (22,488,174)
Other income (expense):
  Interest income...................................       564,006      1,253,781      1,931,260
  Interest expense..................................      (335,203)      (472,400)      (437,991)
  Gain on partial sale of Modex.....................            --             --      3,386,808
  Loss on sale/leaseback............................            --             --       (342,014)
  Loss on equity investment.........................            --             --       (105,931)
  Other income (expense)............................            --         48,914        (57,538)
                                                      ------------   ------------   ------------
                                                           228,803        830,295      4,374,594
                                                      ------------   ------------   ------------
Net loss............................................  $(15,708,626)  $(12,627,830)  $(18,113,580)
                                                      ============   ============   ============
Basic and diluted net loss per share................  $       (.84)  $       (.69)  $      (1.08)
                                                      ============   ============   ============
Shares used in computing basic and diluted net loss
  per share.........................................    18,705,838     18,290,548     16,704,144
                                                      ============   ============   ============

          See accompanying notes to consolidated financial statements.

               STEMCELLS, INC. (FORMERLY CYTOTHERAPEUTICS, INC.)

CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE COMMON STOCK AND STOCKHOLDERS'
                                     EQUITY

                                                                    REDEEMABLE
                                                                   COMMON STOCK            COMMON STOCK         ADDITIONAL
                                                              ----------------------   ---------------------     PAID-IN
                                                               SHARES      AMOUNT        SHARES      AMOUNT      CAPITAL
                                                              --------   -----------   ----------   --------   ------------
Balances, December 31, 1996.................................   815,065   $ 8,158,798   15,614,333   $156,144   $107,649,659
Issuance of common stock....................................        --            --      307,548      3,074      1,552,432
Issuance of common stock under the stock purchase plan......        --            --       31,822        319        180,103
Deferred compensation recorded in connection with the
  granting of stock options.................................        --            --           --         --      1,750,000
Common stock issued pursuant to employee benefit plan.......        --            --       25,588        256        169,196
Issuance of common stock--StemCells.........................        --            --    1,219,381     12,194      7,381,206
Redeemable common stock lapses..............................  (257,311)   (2,575,688)     257,311      2,573      2,573,115
Exercise of stock options...................................        --            --       75,237        752        244,427
Deferred compensation--amortization and cancellations               --            --       (5,000)       (50)       (27,294)
Change in unrealized losses on marketable securities........        --            --           --         --             --
Change in cumulative translation adjustment.................        --            --           --         --             --
Net loss....................................................        --            --           --         --             --
Comprehensive loss
                                                              --------   -----------   ----------   --------   ------------
Balances, December 31, 1997.................................   557,754   $ 5,583,110   17,526,220   $175,262   $121,472,844
Issuance of common stock....................................        --            --           --         --             --
Issuance of common stock under the stock purchase plan......        --            --       43,542        436         83,622
Deferred compensation recorded in connection with the
  granting of stock options.................................        --            --           --         --             --
Common stock issued pursuant to employee benefit plan.......        --            --       84,812        848        143,025
Issuance of common stock--StemCells.........................        --            --      101,320      1,013        505,587
Redeemable common stock lapses..............................   (33,417)     (334,500)      33,417        334        334,166
Exercise of stock options...................................        --            --       11,012        110          1,254
Deferred compensation--amortization and cancellations.......        --            --           --         --        321,108
Change in unrealized losses on marketable securities........        --            --           --         --             --
Net loss....................................................        --            --           --         --             --
Comprehensive loss..........................................
                                                              --------   -----------   ----------   --------   ------------
Balances, December 31, 1998.................................   524,337   $ 5,248,610   17,800,323   $178,003   $122,861,606
Issuance of common stock....................................        --            --      196,213      1,962        318,221
Issuance of common stock under the stock purchase plan......        --            --       57,398        574         41,619
Deferred compensation recorded in connection with the
  granting of stock options.................................        --            --           --         --             --
Common stock issued pursuant to employee benefit plan.......        --            --       90,798        908        102,502
Issuance of common stock--StemCells.........................        --            --           --         --             --
Redeemable common stock lapses..............................        --            --           --         --
Exercise of stock options...................................        --            --      490,833      4,908        513,534
Deferred compensation--amortization and cancellations.......        --            --           --         --         80,276
Change in unrealized losses on marketable securities........        --            --           --         --             --
Net loss....................................................        --            --           --         --             --
Comprehensive loss..........................................
                                                              --------   -----------   ----------   --------   ------------
Balances, December 31, 1999.................................   524,337   $ 5,248,610   18,635,565   $186,355   $123,917,758
                                                              ========   ===========   ==========   ========   ============

                                                                                  OTHER COMPREHENSIVE
                                                                                        INCOME
                                                                              ---------------------------
                                                                              UNREALIZED
                                                                                GAINS
                                                                               (LOSSES)       CUMULATIVE
                                                               ACCUMULATED    ON MARKETABLE   TRANSLATION     DEFERRED
                                                                 DEFICIT      SECURITIES      ADJUSTMENTS   COMPENSATION
                                                              -------------   -------------   -----------   -------------
Balances, December 31, 1996.................................  $ (72,922,674)    $ 14,760       $(60,416)     $   (90,118)
Issuance of common stock....................................             --           --             --               --
Issuance of common stock under the stock purchase plan......             --           --             --               --
Deferred compensation recorded in connection with the
  granting of stock options.................................             --           --             --       (1,750,000)
Common stock issued pursuant to employee benefit plan.......             --           --             --               --
Issuance of common stock--StemCells.........................             --           --             --               --
Redeemable common stock lapses..............................             --           --             --               --
Exercise of stock options...................................             --           --             --               --
Deferred compensation--amortization and cancellations                    --           --             --          137,298
Change in unrealized losses on marketable securities........             --      (23,637)            --               --
Change in cumulative translation adjustment.................             --           --         60,416               --
Net loss....................................................    (18,113,580)          --             --               --
Comprehensive loss
                                                              -------------     --------       --------      -----------
Balances, December 31, 1997.................................  $ (91,036,254)    $ (8,877)      $     --      $(1,702,820)
Issuance of common stock....................................             --           --             --               --
Issuance of common stock under the stock purchase plan......                                         --
Deferred compensation recorded in connection with the
  granting of stock options.................................             --           --             --               --
Common stock issued pursuant to employee benefit plan.......             --           --             --               --
Issuance of common stock--StemCells.........................             --           --             --               --
Redeemable common stock lapses..............................             --           --             --               --
Exercise of stock options...................................             --           --             --               --
Deferred compensation--amortization and cancellations.......             --           --             --          229,901
Change in unrealized losses on marketable securities........             --        3,679             --               --
Net loss....................................................    (12,627,830)          --             --               --
Comprehensive loss..........................................
                                                              -------------     --------       --------      -----------
Balances, December 31, 1998.................................  $(103,664,084)    $ (5,198)      $     --      $(1,472,919)
Issuance of common stock....................................             --           --             --               --
Issuance of common stock under the stock purchase plan......                          --                          42,193
Deferred compensation recorded in connection with the
  granting of stock options.................................             --           --             --               --
Common stock issued pursuant to employee benefit plan.......             --           --             --               --
Issuance of common stock--StemCells.........................             --           --             --               --
Redeemable common stock lapses..............................                                         --
Exercise of stock options...................................             --           --             --               --
Deferred compensation--amortization and cancellations.......             --           --             --          247,919
Change in unrealized losses on marketable securities........             --        5,198             --               --
Net loss....................................................    (15,708,626)          --             --               --
Comprehensive loss..........................................                                                          --
                                                              -------------     --------       --------      -----------
Balances, December 31, 1999.................................  $(119,372,710)    $     --       $     --      $(1,225,000)
                                                              =============     ========       ========      ===========

                                                                 TOTAL
                                                              STOCKHOLDERS'
                                                                 EQUITY
                                                              ------------
Balances, December 31, 1996.................................  $ 34,747,355
Issuance of common stock....................................     1,555,506
Issuance of common stock under the stock purchase plan......       180,422
Deferred compensation recorded in connection with the
  granting of stock options.................................            --
Common stock issued pursuant to employee benefit plan.......       169,452
Issuance of common stock--StemCells.........................     7,393,400
Redeemable common stock lapses..............................     2,575,688
Exercise of stock options...................................       245,179
Deferred compensation--amortization and cancellations              109,954
Change in unrealized losses on marketable securities........       (23,637)
Change in cumulative translation adjustment.................        60,416
Net loss....................................................   (18,113,580)
Comprehensive loss                                             (18,076,081)
                                                              ------------
Balances, December 31, 1997.................................  $ 28,900,155
Issuance of common stock....................................            --
Issuance of common stock under the stock purchase plan......        84,058
Deferred compensation recorded in connection with the
  granting of stock options.................................            --
Common stock issued pursuant to employee benefit plan.......       143,873
Issuance of common stock--StemCells.........................       506,600
Redeemable common stock lapses..............................       334,500
Exercise of stock options...................................         1,364
Deferred compensation--amortization and cancellations.......       551,009
Change in unrealized losses on marketable securities........         3,679
Net loss....................................................   (12,627,830)
Comprehensive loss..........................................   (12,624,151)
                                                              ------------
Balances, December 31, 1998.................................  $ 17,897,408
Issuance of common stock....................................       320,183
Issuance of common stock under the stock purchase plan......
Deferred compensation recorded in connection with the
  granting of stock options.................................            --
Common stock issued pursuant to employee benefit plan.......       103,410
Issuance of common stock--StemCells.........................            --
Redeemable common stock lapses..............................
Exercise of stock options...................................       518,442
Deferred compensation--amortization and cancellations.......       328,195
Change in unrealized losses on marketable securities........         5,198
Net loss....................................................   (15,708,626)
Comprehensive loss..........................................   (15,703,428)
                                                              ------------
Balances, December 31, 1999.................................  $  3,506,403
                                                              ============

          See accompanying notes to consolidated financial statements.

               STEMCELLS, INC. (FORMERLY CYTOTHERAPEUTICS, INC.)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                       YEAR ENDED DECEMBER 31,
                                                              ------------------------------------------
                                                                  1999           1998           1997
                                                              ------------   ------------   ------------
Cash flows from operating Activities:
Net loss....................................................  $(15,708,626)  $(12,627,830)  $(18,113,580)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
  Depreciation and amortization.............................     1,717,975      2,244,146      1,968,234
  Acquired research and development.........................            --        551,009      8,343,684
  Amortization of deferred compensation.....................       328,195             --        109,954
  Fair market adjustment for property held for sale.........       300,000             --             --
  Other non-cash charges....................................       320,183        410,173        105,931
  Gain on investment........................................            --             --     (3,386,808)
  Loss on sale of fixed assets..............................     1,117,286             --        413,856
  Loss on sale of intangibles...............................       440,486
  Changes in operating assets and liabilities:
    Accrued interest receivable.............................       164,397        346,577        100,004
    Other current assets....................................       283,000       (265,665)      (232,604)
    Accounts payable and accrued expenses...................     1,344,142     (2,378,613)    (1,233,501)
    Deferred rent...........................................       279,680             --             --
    Deferred revenue........................................    (2,500,000)     2,483,856     (1,842,948)
                                                              ------------   ------------   ------------
Net cash used in operating activities.......................   (11,913,282)    (9,236,347)   (13,767,778)

Cash flows from investing activities:
Proceeds from sale of Modex, net of cash disposed...........            --             --      2,958,199
Purchases of marketable securities..........................    (4,397,676)   (18,982,387)   (14,182,521)
Proceeds from sales of marketable securities................    13,923,813     22,573,625     23,736,242
Purchases of property, plant and equipment..................      (192,747)    (2,153,525)    (7,710,126)
Proceeds on sale of fixed assets............................       746,448             --      8,003,926
Purchase of other investment................................            --             --       (250,000)
Acquisition of other assets.................................      (558,311)      (400,219)    (1,599,418)
Disposal of other assets....................................       440,486             --             --
Acquisition of StemCells assets.............................            --             --       (640,490)
Advance to Cognetix.........................................            --             --       (250,000)
Repayment from Cognetix.....................................            --             --        250,000
                                                              ------------   ------------   ------------
Net cash provided by investing activities...................     9,962,013      1,037,494     10,315,812

Cash flows from financing activities:
Proceeds from issuance of redeemable common stock...........            --             --             --
Proceeds from issuance of common stock......................       145,603        227,931      1,905,380
Proceeds from the exercise of stock options and warrants....       518,442          1,364        245,179
Proceeds from debt financings...............................            --      1,259,300             --
Repayments of debt and lease obligations....................    (1,817,500)    (1,366,655)    (2,496,849)
                                                              ------------   ------------   ------------
Net cash provided by (used in) financing activities.........    (1,153,455)       121,940       (346,290)
Effect of exchange rate changes on cash and cash
  equivalents...............................................            --             --       (181,627)
                                                              ------------   ------------   ------------
Decrease in cash and cash equivalents.......................    (3,104,724)    (8,076,913)    (3,979,883)
Cash and cash equivalents, January 1........................     7,864,788     15,941,701     19,921,584
                                                              ------------   ------------   ------------
Cash and cash equivalents, December 31......................  $  4,760,064   $  7,864,788   $ 15,941,701
                                                              ============   ============   ============
Supplemental disclosure of cash flow information:
    Interest paid...........................................  $    335,203   $    444,047   $    436,461



NON-CASH TRANSACTION:



    In December 1999, the Company sold intellectual property related to its encapsulated cell technology. In association with the transaction, the Company recorded a receivable of $3,000,000 and reduced intangible assets.


          See accompanying notes to consolidated financial statements.

               STEMCELLS, INC. (FORMERLY CYTOTHERAPEUTICS, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1999

1.  NATURE OF BUSINESS

    StemCells, Inc. (formerly CytoTherapeutics, Inc.) (the "Company") is a biopharmaceutical company engaged in the development of novel stem cell therapies designed to treat human diseases and disorders.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include accounts of the Company and StemCells California, Inc., a wholly owned subsidiary. Significant intercompany accounts have been eliminated in consolidation.

USE OF ESTIMATES

    The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

CASH EQUIVALENTS AND MARKETABLE SECURITIES

    Cash equivalents include funds held in investments with original maturities of three months or less when purchased. The Company's policy regarding selection of investments, pending their use, is to ensure safety, liquidity, and capital reservation while obtaining a reasonable rate of return. Marketable securities consist of investments in agencies of the U.S. government, investment grade corporate notes and money market funds. The fair values for marketable securities are based on quoted market prices.

    The Company determines the appropriate classification of cash equivalents and marketable securities at the time of purchase and reevaluates such designation as of each balance sheet date. The Company classifies such holdings as available-for-sale securities, which are carried at fair value, with unrealized gains and losses reported as a separate component of stockholders' equity.

PROPERTY HELD FOR SALE


    As a result of the Company's decision to exit the encapsulated cell technology and relocate its corporate headquarters to Sunnyvale, CA, certain property considered by management to no longer be necessary has been made available for sale or lease. The aggregate carrying value of such property has been reviewed by management, subject to appraisal and adjusted downward to estimated market value.


PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment, including that held under capitalized lease obligations, is stated at cost and depreciated using the straight-line method over the estimated life of the respective asset, as follows:

Building and improvements...................................  3 -- 15 years
Machinery and equipment.....................................  3 -- 10 years
Furniture and fixtures......................................  3 -- 10 years

               STEMCELLS, INC. (FORMERLY CYTOTHERAPEUTICS, INC.)

                               DECEMBER 31, 1999

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
PATENT COSTS

    The Company capitalizes certain patent costs related to patent applications. Accumulated costs are amortized over the estimated economic life of the patents, not to exceed 17 years, using the straight-line method, commencing at the time the patent is issued. Costs related to patent applications are written off to expense at the time such patents are deemed to have no continuing value. At December 31, 1999 and 1998, total costs capitalized were $718,000 and $4,285,000 and the related accumulated amortization were $9,000 and $347,000, respectively. Patent expense totaled $539,000, $3,000, and $365,000 in 1999, 1998 and 1997,
respectively.


    In December 1999, the Company sold its Encapsulated Cell Technology ("ECT") to Neurotech, S.A. for an initial payment of $3,000,000, royalties on future product sales, and a portion of certain Neurotech revenues from third parties, in return for the assignment to Neurotech of intellectual property assets relating to ECT. In addition, the Company retained certain non-exclusive rights to use ECT in combination with its proprietary stem cell technology and in the field of vaccines for prevention and treatment of infectious diseases. The patent portfolio that was sold had a net book value of $3,180,000. The loss on this transaction and expenses related to the write-down of ECT are included in wind-down expenses on the Company's Consolidated Statement of Operations.


STOCK BASED COMPENSATION

    The Company grants qualified stock options for a fixed number of shares to employees with an exercise price equal to the fair market value of the shares at the date of grant. The Company accounts for stock option grants in accordance with APB Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and, accordingly, recognizes no compensation expense for qualified stock option grants.


    For certain non-qualified stock options granted to non-employees, the Company accounts for these grants in accordance with FAS No. 123--ACCOUNTING FOR STOCK-BASED COMPENSATION and EITF96-18--ACCOUNTING FOR EQUITY INSTRUMENTS THAT ARE ISSUED TO OTHER THAN EMPLOYEES FOR ACQUIRING, OR IN CONJUNCTION WITH SELLING, GOODS OR SERVICES, and accordingly, recognizes as consulting expenses the estimated fair value of such options as calculated using the Black-Scholes valuation model. Fair value is determined using methodologies allowable by FAS No. 123. The cost is amortized over the vesting period of each option or the recipient's contractual arrangement, if shorter.


INCOME TAXES


    The liability method is used to account for income taxes. Deferred tax assets and liabilities are determined based on differences between financial reporting and income tax bases of assets and liabilities, as well as net operating loss carry forwards, and are measured using the enacted tax rates and rates under laws that are expected to be in effect when the differences reverse. Deferred tax assets may be reduced by a valuation allowance to reflect the uncertainty associated with their ultimate realization.

               STEMCELLS, INC. (FORMERLY CYTOTHERAPEUTICS, INC.)

                               DECEMBER 31, 1999

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
REVENUE FROM COLLABORATIVE AGREEMENTS

    Revenues from collaborative agreements are recognized as earned upon either the incurring of reimbursable expenses directly related to the particular research plan or the achievement of certain development milestones as defined within the terms of the collaborative agreement. Payments received in advance of research performed are designated as deferred revenue. Recorded revenues are not refundable in the event research efforts are considered unsuccessful.

RESEARCH AND DEVELOPMENT COSTS

    The company expenses all research and development costs as incurred.

NET LOSS PER SHARE

    Net loss per share is computed using the weighted average number of shares of common stock outstanding. Common equivalent shares from stock options and warrants are excluded, as their effect is antidilutive.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS


    The Securities Exchange Commission's recently issued Staff Accounting Bulletin No. 101 provides guidance on revenue recognition that may impact the Company's future reporting relative to recognizing revenues received from collaborative and similar agreements. The Company does not expect this guidance to result in significant changes to its existing revenue recognition policy, subject to the specific terms of each individual collaborative agreement.


3.  SALE OF 6% CUMULATIVE CONVERTIBLE PREFERRED STOCK

    On April 13, 2000, the Company completed arrangements to sell 1,500 shares of 6% cumulative convertible preferred stock plus a warrant for 75,000 shares of the Company's common stock to two members of its Board of Directors for $1,500,000, on terms more favorable to the Company than it was then able to obtain from outside investors. The shares are convertible at the option of the holders into common stock at $3.77 per share. The conversion price may be below the trading market price of the stock at the time of conversion. The holders of the preferred stock have liquidation rights equal to their original investment plus accrued but unpaid dividends. The investors would be entitled to make additional investments in the Company on the same terms as those on which the Company completes offerings of its securities with third parties within 6 months, if any such offerings are completed. If offerings totaling at least
$6 million are not completed during the 6 months, the investors have the right to acquire up to 1,126 additional shares of convertible preferred stock at $6.33 per share. Any unconverted preferred stock is converted, at the applicable conversion price, on April 13, 2002 in the case of the original stock and two years after the first acquisition of any of the additional 1,126 shares, if any are acquired. The warrant expires on April 13, 2005.

               STEMCELLS, INC. (FORMERLY CYTOTHERAPEUTICS, INC.)

                               DECEMBER 31, 1999

4.  WIND-DOWN OF ENCAPSULATED CELL TECHNOLOGY RESEARCH AND DEVELOPMENT PROGRAM

    Until mid-1999, the Company engaged in research and development in encapsulated cell therapy technology, including a pain control program funded by AstraZeneca Group plc. The results from the 85-patient double-blind, placebo-controlled trial of our encapsulated bovine cell implant for the treatment of severe, chronic pain in cancer patients did not, however, meet the criteria AstraZeneca had established for continuing trials for the therapy, and in June 1999 AstraZeneca terminated the collaboration, as allowed under the terms of the original collaborative agreement signed in 1995.

    As a result of termination, management determined in July 1999 to restructure its research operations to abandon all further encapsulated cell technology research and concentrate its resources on the research and development of its proprietary platform of stem cell technologies.


    The Company reduced its workforce by approximately 68 full-time employees who had been focused on encapsulated cell technology programs, wound down its research and manufacturing operations in Lincoln, Rhode Island, and relocated its remaining research and development activities, and its corporate headquarters, to the facilities of its wholly owned subsidiary, StemCells California, Inc., in Sunnyvale, California, in October 1999. As a result, the Company sold excess furniture and equipment in December 1999 and is seeking to sublease the science and administrative facility and to sell the pilot manufacturing facility.



    Wind-down expenses totaled approximately $6,048,000 for the year ended December 31, 1999; no such expenses were incurred in 1998 and 1997. These expenses relate to the wind-down of the Company's encapsulated cell technology research and development program and the Company's other Rhode Island operations, the transfer of the Company's corporate headquarters to Sunnyvale, California. They include employee severance costs of approximately $1,554,000, losses and reserves for the write-down of related patents and fixed assets of approximately $1,858,000, an accrual of approximately $1,172,000 for the Company's estimate of the costs of settlement of a 1989 funding agreement with the Rhode Island Partnership for Science and Technology or RIPSAT, resulting from closure of the Company's pilot manufacturing facility, approximately $702,000 of estimated additional carrying costs while attempting to resolve the disposition of the Rhode Island facilities and other related expenses totaling approximately $762,000.



    The Company accrued approximately $4.1 million of wind-down related expenses during the third quarter of 1999. During the fourth quarter of 1999, with the benefit of additional information, the Company resolved a number of estimates and accrued the remainder of the $6,048,000 of wind-down expense recognized during 1999. At December 31, 1999, the Company's $1.6 million wind-down reserve included approximately $1.2 million for the RIPSAT settlement and approximately $0.4 million for Rhode Island facility costs.



    Property held for sale at December 31, 1999, consisted of $3.2 million relating to the Company's pilot plant facility located in Lincoln, Rhode Island. The Company suspended depreciation of these assets totalling approximately $140,000 for the quarter ended December 31, 1999. The Company recorded a $300,000 write-down to reflect the appraised estimated fair value of the property, in accordance with Financial Accounting Standards Board
Statement 121, which requires that long-lived assets be reviewed for impairment whenever events or circumstances indicate that the carrying value of the asset may not be recoverable. There were no such assets at December 31, 1998.

               STEMCELLS, INC. (FORMERLY CYTOTHERAPEUTICS, INC.)

                               DECEMBER 31, 1999

5.  STEMCELLS CALIFORNIA, INC.


    In September 1997, a merger of a wholly owned subsidiary of the company and StemCells California, Inc. was completed in the form of a purchase. Through the merger, the Company acquired StemCells for a purchase price totaling approximately $9,475,000, consisting of 1,320,691 shares of the Company's common stock, valued at $6,600,000 and options and warrants for the purchase of 259,296 common shares at nominal consideration, valued at $1,300,000, the assumption of certain liabilities of $934,000 and transaction costs of $641,000. Options and warrants were valued utilizing the intrinsic method, the difference between the current market value of the company's stock and the exercise price of the option or warrant. The purchase price was allocated, based upon an asset valuation study using income approach methods, to license agreements valued at $1,131,000 to be amortized over three years and acquired research and development of $8,344,000, which was expensed. The acquired research and development had not reached scientific feasibility and had no alternative future uses. As part of the acquisition of StemCells, Richard M. Rose, M.D., became President, Chief Executive Officer and director of the Company and Dr. Irving Weissman became a director of the Company.


    Upon consummation of the merger, the Company entered into consulting arrangements with the principal scientific founders of StemCells: Dr. Irving Weissman, Dr. Fred H. Gage and Dr. David Anderson. Additionally, in connection with the merger, the Company was granted an option by the former shareholders of StemCells to repurchase 500,000 of the Company's shares of Common Stock exchanged for StemCells shares, upon the occurrence of certain events.


    To attract and retain Drs. Rose, Weissman, Gage and Anderson, and to expedite the progress of the Company's stem cell program, the Company awarded these individuals options to acquire a total of approximately 1.6 million shares of the Company's common stock, at an exercise price of $5.25 per share, the quoted market price at the grant date. Approximately 100,000 of these options were exercisable immediately, 1,031,000 of these options vest and become exercisable only upon the achievement of specified milestones related to the Company's stem cell development program and the remaining 469,000 options vest over eight years. In connection with the 469,000 options issued to a non-employee, Dr. Anderson, the Company recorded deferred compensation of $1,750,000, the fair value of such options at the date of grant, which will be amortized over an eight-year period. The fair value was determined using the Black-Scholes method with the following inputs: volatility .594, expected life
8 years, dividend yield 0.0%, risk free rate 5.98%. If the milestones specified relating to the 1,031,000 option grant are achieved, at that time the company will record compensation expense for the excess of the quoted market price of the common stock over the exercise price of $5.25 per share for 562,000 options and the fair market value for 469,000 of such options determined using the Black-Scholes method. The company has also designated a pool of 400,000 options to be granted to persons in a position to make a significant contribution to the success of the stem cell program.



    Stem cell research is conducted pursuant to the provisions of an agreement between the company and Drs. Weissman and Gage providing for a two-year research plan. If the goals of the research plan are accomplished, the Company has agreed to fund continuing stem cell research. Increases in stem cells research funding of not more than 25% a year will be funded by the Company as long as the goals of the research plan are being met. However, the Company will retain the option of (i) ceasing or reducing brain stem cell research even if all research plan goals are met, but will be required to accelerate the vesting of all still-achievable performance based stock options, and (ii) ceasing or reducing non-brain stem cell research even if all plan goals are being met by affording the scientific

               STEMCELLS, INC. (FORMERLY CYTOTHERAPEUTICS, INC.)

                               DECEMBER 31, 1999

5.  STEMCELLS CALIFORNIA, INC. (CONTINUED)

research founders the opportunity to continue development of the non-brain stem cell research by licensing the technology related to such research to the founders in exchange for a payment to the Company equal to all prior Company funding for such research, plus royalty payments.


6.  MODEX


    In October 1997, the Company completed a series of transactions, which resulted in the establishment of its previously 50%-owned Swiss subsidiary, Modex Therapeutiques, S.A., (Modex) as an independent company. In the transactions, the Company reduced its ownership interest from 50% to approximately 25% in exchange for $4 million cash and elimination of its prior contingent obligation to contribute an additional Sfr 2.4 million (approximately $1.7 million) to Modex in July 1998. In the transactions, all of the put and call arrangements between the Company and other stockholders of Modex were eliminated and the Company forgave $463,000 due from Modex to the Company. The Company recorded a gain on the transactions of $3,387,000.



    In April 1998, Modex completed an additional equity offering, in which the Company did not participate. This resulted in a reduction in the Company's ownership to less than 20% ownership; therefore, the Company accounted for this investment under the cost method at December 31, 1999.


    The pre-existing royalty-bearing Cross License Agreement between the Company and Modex was assigned by the Company to Neurotech S.A., a privately held French company, as part of the sale of the intellectual property assets related to the Company's encapsulated cell therapy technology to Neurotech. Under the terms of the sale to Neurotech, the Company will receive a portion of revenues Neurotech receives from Modex under the Cross License Agreement.

7.  MARKETABLE SECURITIES

    During 1999, the Company sold all of its remaining marketable equitable securities. At December 31, 1999, all of the Company's available funds were held in cash and cash equivalents. The following is a summary of available-for-sale securities held at December 31, 1998:


                                                                  DECEMBER 31, 1998
                                                 ---------------------------------------------------
                                                                 GROSS        GROSS
                                                               UNREALIZED   UNREALIZED    ESTIMATED
                                                    COST         GAINS        LOSSES     FAIR VALUE
                                                 -----------   ----------   ----------   -----------
U.S. government securities.....................  $ 1,500,994     $1,720      $   (504)   $ 1,502,210
U.S. corporate securities......................    9,225,095      3,244        (9,658)     9,218,681
                                                 -----------     ------      --------    -----------
Total debt securities..........................  $10,726,089     $4,964      $(10,162)    10,720,891
                                                 ===========     ======      ========
Debt securities included in cash and cash
  equivalents..................................                                           (1,199,952)
                                                                                         -----------
Debt securities included in marketable
  securities...................................                                          $ 9,520,939
                                                                                         ===========

               STEMCELLS, INC. (FORMERLY CYTOTHERAPEUTICS, INC.)

                               DECEMBER 31, 1999

8.  PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment consists of the following:

                                                            DECEMBER 31,
                                                      ------------------------
                                                         1999         1998
                                                      ----------   -----------
Building and improvements...........................  $  665,890   $ 5,665,077
Machinery and equipment.............................   1,691,096     9,887,251
Furniture and fixtures..............................     219,260       869,831
                                                      ----------   -----------
                                                       2,576,286    16,422,159
Less accumulated depreciation and amortization......     828,401     8,066,150
                                                      ----------   -----------
                                                      $1,747,885   $ 8,356,009
                                                      ==========   ===========

    Depreciation and amortization expense was $1,436,000, $1,720,000, and $1,778,000 for the years ending December 31, 1999, 1998 and 1997, respectively.


    As part of the Company's restructuring of its operations, sale of its encapsulated cell technology ("ECT"), and relocation of its corporate headquarters to Sunnyvale, California, the Company identified machinery and equipment and furniture and fixtures associated with the ECT or otherwise no longer needed. In December of 1999, the Company disposed of these excess fixed assets, realizing proceeds of approximately $746,000. At the time of the sale, these assets had a net book value of approximately $1,063,000 after a third quarter 1999 write-down of $800,000, which was based on management's estimate of expected proceeds. The third quarter write-down and actual fourth quarter loss were included in wind-down expenses.



    Certain property, plant and equipment have been acquired under capitalized lease obligations. These assets totaled $5,827,000 and $6,587,000, at December 31, 1999 and 1998, respectively, with related accumulated amortization of $2,747,000 and $2,860,000 at December 31, 1999 and 1998, respectively. As a result of the Company's decision to exit ECT and relocate to Sunnyvale, CA, this property has been classified as held for sale at December 31, 1999.


9.  OTHER ASSETS

    Other assets are as follows:

                                                            DECEMBER 31,
                                                       -----------------------
                                                          1999         1998
                                                       ----------   ----------
Patents, net.........................................  $  708,823   $3,938,755
License agreements, net..............................     282,750      659,750
Security deposit--building lease.....................     750,000      750,000
Restricted cash......................................          --      603,467
Deferred financing costs, net........................     117,195      123,701
                                                       ----------   ----------
                                                       $1,858,768   $6,075,663
                                                       ==========   ==========


    The decrease in patents from 1999 to 1998 was primarily due to management's decision to exit encapsulated cell technology and dispose of the related intellectual property. Management reached this

               STEMCELLS, INC. (FORMERLY CYTOTHERAPEUTICS, INC.)

                               DECEMBER 31, 1999

9.  OTHER ASSETS (CONTINUED)

decision during the third quarter of 1999, and established a reserve that included $260,000 directly related to the write-down of encapsulated cell technology patents. During the fourth quarter, management established an additional reserve that included a $180,000 loss associated with the sale of encapsulated cell technology patents worth $3,180,000.


    At December 31, 1999 and 1998, accumulated amortization was $857,000 and $818,000, respectively, for patents and license agreements.

10.  ACCRUED EXPENSES

    Accrued expenses are as follows:


                                                            DECEMBER 31,
                                                       -----------------------
                                                          1999         1998
                                                       ----------   ----------
Wind-down expenses...................................  $1,634,522           --
External services....................................  $   97,439   $  412,253
Employee compensation................................     306,342      262,679
Collaborative research...............................     222,140      196,505
Other................................................     344,625      148,682
                                                       ----------   ----------
                                                       $2,905,068   $1,020,119
                                                       ==========   ==========



    The reserve for wind-down expenses included approximately $1,172,000 relating the RIPSAT settlement (Notes 4 and 11) and approximately $463,000 relating to the carrying costs of the Rhode Island facilities.


11.  LEASES


    The Company has undertaken direct financing transactions with the State of Rhode Island and received proceeds from the issuance of industrial revenue bonds totaling $5,000,000 to finance the construction of its pilot manufacturing facility. The related leases are structured such that lease payments will fully fund all semiannual interest payments and annual principal payments through maturity in August 2014. Fixed interest rates vary with the respective bonds' maturities, ranging from 5.1% to 9.5%. The bonds contain certain restrictive covenants which limit, among other things, the payment of cash dividends and the sale of the related assets. In addition, the Company was required to maintain a debt service reserve until December 1999. On March 3, 2000 the Company entered into a settlement agreement with RIPSAT, the Rhode Island Industrial Recreational Building Authority ("IRBA") and the Rhode Island Industrial Facilities Corporation ("RIIFC"). The Company agreed to pay RIPSAT $1,172,000 in full satisfaction of all obligations of the Company to RIPSAT under the Funding Agreement dated as of June 22, 1989. On execution and delivery of this Agreement, IRBA agreed to return to the Company the full amount of the Company's debt service reserve ("Reserve Funds"), approximately $610,000 of principal and interest, relating to the bonds the Company has with IRBA and RIIFC. Such amount has been classified as debt service funds in current assets of the consolidated balance sheet. In order to avoid the loss of interest on the Reserve Funds due to early termination of certain investments, the parties agreed that the Company would render a net payment to RIPSAT in the amount of approximately $562,000.

               STEMCELLS, INC. (FORMERLY CYTOTHERAPEUTICS, INC.)

                               DECEMBER 31, 1999

11.  LEASES (CONTINUED)
    In 1997, the Company completed construction of a new headquarters and laboratory facility. In November 1997, the Company entered into sale and leaseback agreements with a real estate investment trust. Under the terms of these agreements, the Company sold its new facility for $8,000,000, incurring a $342,000 loss on the sale. The Company simultaneously entered into a fifteen-year lease for the facility. The lease agreement calls for minimum rent of $750,000 for the first five years, $937,500 for years six to ten, $1,171,900 for years eleven to fourteen and $1,465,000 in year fifteen, with a $750,000 security deposit held for the term of the lease. The Company is recognizing rent expense on a straight line basis. At December 31, 1999, the Company had incurred $426,790 in deferred rent expense.

    Future minimum capitalized lease obligations with non-cancelable terms in excess of one year at December 31, 1999, are as follows:

2000........................................................  $  606,268
2001........................................................     589,217
2002........................................................     519,719
2003........................................................     436,909
2004........................................................     425,713
Thereafter..................................................   2,577,826
                                                              ----------
Total minimum lease payments................................   5,302,407
Less amounts representing interest..........................   2,041,157
                                                              ----------
Present value of minimum lease payments.....................   3,261,250
Less current maturities.....................................     324,167
                                                              ----------
Capitalized lease obligations, less current maturities......  $2,937,083
                                                              ==========

    Rent expense for the years ended December 31, 1999, 1998 and 1997, was $947,000, $1,052,000 and $499,000, respectively.

               STEMCELLS, INC. (FORMERLY CYTOTHERAPEUTICS, INC.)

                               DECEMBER 31, 1999

12.  LONG-TERM DEBT

    Long-term debt is as follows:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1999         1998
                                                              ----------   ----------
Term note payable, interest at the prime rate plus 1/2%
  (8.75% at December 31, 1998), principal payments commence
  in August 1998, due ratably through May 2000; secured by
  certain equipment (prepaid during 1999)...................  $       --   $1,500,000
Current maturities of long-term debt........................          --    1,000,000
                                                              ----------   ----------
Long-term debt, less current maturities.....................          --   $  500,000
                                                              ==========   ==========

13.  REDEEMABLE COMMON STOCK

    In November 1996, the Company signed certain collaborative development and licensing agreements with Genentech, Inc, including one under which Genentech purchased 829,171 shares of redeemable common stock for $8.3 million to fund development of products to treat Parkinson's disease. The Agreement also provided that Genentech had the right, at its discretion, to terminate the Parkinson's program at specified milestones in the program, and that if the program were terminated, Genentech had the right to require the Company to repurchase from Genentech the shares of the Company's common stock having a value equal to the amount by which the $8.3 million exceeded the expenses incurred by the Company in connection with such studies by more than $1 million, based upon the share price paid by Genentech. Accordingly, the common stock is classified as redeemable common stock until such time as the related funds are expended. At December 31, 1998, $3,051,000 had been spent on the collaboration with Genentech and, accordingly, the Company has reclassified those common shares and related value to stockholders' equity. On May 21, 1998, Genentech exercised its right to terminate the collaboration and negotiations ensued with respect to the amount of redeemable common stock to be redeemed in accordance with the agreement and the method of such redemption. In March 2000, the Company reached a settlement of this matter with Genentech. Under the settlement agreement, Genentech released the Company from any obligation to redeem any shares of the Company's Common Stock held by Genentech. Accordingly, the Company reclassified the amount recorded at December 31, 1999 as Redeemable Common Stock ($5,248,000) to Stockholders' Equity in March 2000. The Company and Genentech also agreed that all of the agreements between them were terminated and that neither had any claim to the intellectual property of the other.

14.  COMMON STOCK TO BE ISSUED

    In 1998, the Company entered into an agreement with a Company advisor, under which the advisor prepared a strategic and business overview and provided related implementation support for the Company. The advisor agreed to accept cash and the Company's common stock as partial payment for its services. In 1999, the Company issued the $187,500 of common stock due to the advisor.

               STEMCELLS, INC. (FORMERLY CYTOTHERAPEUTICS, INC.)

                               DECEMBER 31, 1999

15.  STOCKHOLDERS' EQUITY

STOCK OPTION AND EMPLOYEE STOCK PURCHASE PLANS

    The Company has adopted several stock plans that provide for the issuance of incentive and nonqualified stock options, performance awards and stock appreciation rights, at prices to be determined by the Board of Directors, as well as the purchase of Common Stock under an employee stock purchase plan at a discount to the market price. In the case of incentive stock options, such price will not be less than the fair market value on the date of grant. Options generally vest ratably over four years and are exercisable for ten years from the date of grant or within three months of termination. At December 31, 1999, the Company had reserved 2,603,736 shares of common stock for the exercise of stock options.

    The following table presents the combined activity of the Company's stock option plans (exclusive of the plans noted below) for the years ended December 31:

                                           1999                         1998                          1997
                                --------------------------   ---------------------------   --------------------------
                                               WEIGHTED                      WEIGHTED                     WEIGHTED
                                               AVERAGE                       AVERAGE                      AVERAGE
                                 OPTIONS    EXERCISE PRICE    OPTIONS     EXERCISE PRICE    OPTIONS    EXERCISE PRICE
                                ---------   --------------   ----------   --------------   ---------   --------------
Outstanding at January 1......  1,654,126        $3.62        2,446,573        $7.48       2,423,025        $8.34
Granted.......................    536,078         1.08        1,174,118         1.70         679,074         5.33
Exercised.....................   (604,362)        1.50          (11,012)         .12         (82,737)        2.96
Canceled......................   (646,507)        5.31       (1,955,553)        7.08        (572,789)        9.21
                                ---------        -----       ----------        -----       ---------        -----
Outstanding at December 31....    939,335        $2.65        1,654,126        $3.62       2,446,573        $7.48
                                =========        =====       ==========        =====       =========        =====
Options exercisable at
  December 31.................    594,216        $3.44        1,108,936        $4.33       1,338,163        $7.79
                                =========        =====       ==========        =====       =========        =====


    In addition to the options noted above, in conjunction with the StemCells California merger, StemCells California options originally issued under a prior StemCells California options plan were exchanged for options to purchase 250,344 shares of the Company's common stock at $.01 per share; 75,384 of these options are exercisable at December 31, 1997, 96,750 of these options vest and become exercisable only upon achievement of specified milestones, and the remaining 78,210 options vest over three years from the date of grant. The value of such options, utilizing the intrinsic method, were accounted for as part of the StemCells California acquisition price. Additionally, the Company adopted the 1997 CytoTherapeutics, Inc. StemCells California Research Stock Option Plan (the StemCells California Research Plan) whereby an additional 2,000,000 shares of Common Stock have been reserved. During 1997, the Company awarded options under the StemCells Research Plan to purchase 1.6 million shares of the Company's common stock to the Chief Executive Officer and scientific founders of StemCells at an exercise price of $5.25 per share; approximately 100,000 of these options are exercisable immediately, 1,031,000 of these options vest and become exercisable only upon achievement of specified milestones and the remaining 469,000 options vest over eight years.

               STEMCELLS, INC. (FORMERLY CYTOTHERAPEUTICS, INC.)

                               DECEMBER 31, 1999

15.  STOCKHOLDERS' EQUITY (CONTINUED)
FAS 123 DISCLOSURES

    The Company has adopted the disclosure provisions only of Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION ("FAS 123") and accounts for its stock option plans in accordance with the provisions of APB 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES.

    The following table presents weighted average price and life information about significant option groups outstanding at December 31, 1999:

                                                    OPTIONS OUTSTANDING             OPTIONS EXERCISABLE
                                            ------------------------------------   ----------------------
                                                           WEIGHTED
                                                            AVERAGE     WEIGHTED                 WEIGHTED
                                                           REMAINING    AVERAGE                  AVERAGE
                 RANGE OF                     NUMBER      CONTRACTUAL   EXERCISE     NUMBER      EXERCISE
             EXERCISE PRICES                OUTSTANDING   LIFE (YRS.)    PRICE     EXERCISABLE    PRICE
------------------------------------------  -----------   -----------   --------   -----------   --------
Less than $5.00...........................    755,398         8.50       $ 1.12      411,945      $ 1.02
$5.01-$10.00..............................     90,687         4.56         6.55       89,021        6.55
Greater than $10.00.......................     93,250         2.54        11.18       93,250       11.18
                                              -------                                -------
                                              939,335                                594,216
                                              =======                                =======

    Pursuant to the requirements of FAS 123, the following are the pro forma net loss and net loss per share amounts for 1999, 1998, and 1997, as if the compensation cost for the option plans and the stock purchase plan had been determined based on the fair value at the grant date for grants in 1999, 1998, and 1997, consistent with the provisions of FAS 123:

                                  1999                          1998                          1997
                       ---------------------------   ---------------------------   ---------------------------
                       AS REPORTED     PRO FORMA     AS REPORTED     PRO FORMA     AS REPORTED     PRO FORMA
                       ------------   ------------   ------------   ------------   ------------   ------------
Net loss.............  $(15,708,626)  $(15,764,569)  $(12,627,830)  $(14,919,389)  $(18,113,580)  $(19,924,437)
Net loss per share...         $(.84)         $(.84)         $(.69)         $(.82)        $(1.08)        $(1.19)

    The weighted average fair value per share of options granted during 1999, 1998 and 1997 was $.88, $.82 and $3.40, respectively. The fair value of options and shares issued pursuant to the stock purchase plan at the date of grant were estimated using the Black-Scholes model with the following weighted average assumptions:

                                                                      OPTIONS                       STOCK PURCHASE PLAN
                                                        ------------------------------------   ------------------------------
                                                          1999          1998          1997       1999       1998       1997
                                                        --------      --------      --------   --------   --------   --------
Expected life (years).................................       5             5             5          5         .5         .5
Interest rate.........................................     5.5%          5.2%          6.2%       5.0%      4.64%       5.5%
Volatility............................................    96.7%         63.5%         59.0%      96.7%      63.5%      59.0%

    The Company has never declared nor paid dividends on any of its capital stock and does not expect to do so in the foreseeable future.

    The effects on 1999, 1998 and 1997 pro forma net loss and net loss per share of expensing the estimated fair value of stock options and shares issued pursuant to the stock purchase plan are not

               STEMCELLS, INC. (FORMERLY CYTOTHERAPEUTICS, INC.)

                               DECEMBER 31, 1999

15.  STOCKHOLDERS' EQUITY (CONTINUED)
necessarily representative of the effects on reporting the results of operations for future years as the period presented includes only four, three or two years, respectively, of option grants under the Company's plans. As required by FAS 123, the Company has used the Black-Scholes model for option valuation, which method may not accurately value the options described.


STOCK WARRANTS



    In conjunction with the StemCells California merger, the Company exchanged StemCells California warrants for warrants to purchase 8,952 shares of Company common stock at $4.71 per share. In conjunction with various equipment leasing agreements, the Company has outstanding warrants to purchase 31,545 shares of common stock at prices ranging from $4.00 to $9.00 per share. The warrants expire through October 2000.



    In connection with a public offering of common stock in April 1995, the Company issued warrants to purchase 434,500 shares of common stock at $8 per share. The warrants are nontransferable and expire in April 2000, subject to certain required exercise provisions. In addition to the foregoing rights, the holder of such warrants has the right, in the event the Company issues additional shares of common stock or other securities convertible into common stock, to purchase at the then market price of such common stock, sufficient additional shares of common stock to maintain the warrant holder's percentage ownership of the Company's common stock at 15%. This right, subject to certain conditions and limitations, expired in April 2000.


COMMON STOCK RESERVED

    The Company has reserved 6,461,846 shares of common stock for the exercise of options, warrants and other contingent issuances of common stock.

16.  RESEARCH AGREEMENTS

    In November 1997, StemCells California, Inc., a wholly owned subsidiary of the Company, signed a Research Funding and Option Agreement with The Scripps Research Institute ("Scripps") relating to certain stem cell research. Under the terms of the Agreement, StemCells agreed to fund research in the total amount of approximately $931,000 at Scripps over a period of three years. StemCells paid Scripps approximately $77,000 in 1997, $307,000 in 1998, and $309,000 in 1999.
In addition, the Company agreed to issue to Scripps 4,837 shares of the Company's common stock and a stock option to purchase 9,674 shares of the Company's Common Stock with an exercise price of $.01 per share upon the achievement of specified milestones. Under the Agreement, StemCells has an option for an exclusive license to the inventions resulting from the sponsored research, subject to the payment of royalties and certain other amounts, and is obligated to make payments totaling $425,000 for achievement of certain milestones.

    In April 1997, the Company entered into an agreement with Neurospheres, Ltd., which superseded all previous licensing agreements and settled a dispute with Neurospheres. Under the terms of the settlement, the Company has an exclusive royalty bearing license for growth-factor responsive stem cells for transplantation. Neurospheres had an option to acquire co-exclusive rights but did not exercise by

               STEMCELLS, INC. (FORMERLY CYTOTHERAPEUTICS, INC.)

                               DECEMBER 31, 1999

16.  RESEARCH AGREEMENTS (CONTINUED)
the April 1998 deadline. The Company retains exclusive rights for transplantation. The parties have no further research obligations to each other.


    In February 1997, the Company and Cognetix, Inc. entered into a Collaboration and Development Agreement related to the Company's former encapsulated cell technology. As part of the agreement with Cognetix, the Company purchased $250,000 of Cognetix preferred stock and, subject to certain milestones, was obligated to purchase as much as $1,500,000 of additional Cognetix stock over the next year. In July 1997, the Company loaned $250,000 to Cognetix which was repaid with interest in October 1997. In October 1998, the Company sold the $250,000 of preferred stock back to Cognetix for $298,914.



    In 1996, the Company signed certain collaborative development and licensing agreements with Genentech, Inc. Under the terms of one of those agreements, Genentech purchased 829,171 shares of redeemable common stock for $8.3 million to fund development of products to treat Parkinson's disease. Genentech had the right, at its discretion, to terminate the Parkinson's program at specified milestones in the program. The Agreement also provided that if the Parkinson's program were terminated and the funds the Company received from the sale of stock to Genentech pursuant to the Parkinson's agreement exceeded the expenses incurred by the Company in connection with such studies by more than $1 million, Genentech had the right to require the Company to repurchase from Genentech shares of the Company's common stock having a value equal to the over funding, based upon the share price paid by Genentech. As such, the common stock purchased by Genentech has been classified as redeemable common stock until the funds are expended on the program. On May 21, 1998, Genentech exercised its right to terminate the collaboration and negotiations ensued with respect to the amount of redeemable common stock to be redeemed in accordance with the agreement and the method of such redemption. In March 2000 the Company announced the settlement of this matter with Genentech. (SEE NOTE 18--"SUBSEQUENT EVENTS" RELATING TO THE SETTLEMENT OF AND TERMINATION OF THE GENENTECH AGREEMENTS.)



    In March 1995, the Company signed a collaborative research and development agreement with AstraZeneca for the development and marketing of certain encapsulated-cell products to treat pain. AstraZeneca made an initial, nonrefundable payment of $5,000,000, included in revenue from collaborative agreements in 1995, a milestone payment of $3,000,000 in 1997 and was to remit up to an additional $13,000,000 subject to achievement of certain development milestones. Under the agreement, the Company was obligated to conduct certain research and development pursuant to a four-year research plan agreed upon by the parties. Over the term of the research plan, the Company originally expected to receive annual payments of $5 million to $7 million from AstraZeneca, which was to approximate the research and development costs incurred by the Company under the plan. Subject to the successful development of such products and obtaining necessary regulatory approvals, AstraZeneca was obligated to conduct all clinical trials of products arising from the collaboration and to seek approval for their sale and use. AstraZeneca had the exclusive worldwide right to market products covered by the agreement. Until the later of either the expiration of all patents included in the licensed technology or a specified fixed term, the Company was entitled to a royalty on the worldwide net sales of such products in return for the marketing license granted to AstraZeneca and the Company's obligation to manufacture and supply products. AstraZeneca had the right to terminate the original agreement beginning April 1, 1998. On June 24, 1999, AstraZeneca informed the Company of the

               STEMCELLS, INC. (FORMERLY CYTOTHERAPEUTICS, INC.)

                               DECEMBER 31, 1999

16.  RESEARCH AGREEMENTS (CONTINUED)

results of AstraZeneca's analysis of the double-blind, placebo-controlled trial of the Company's encapsulated bovine cell implant for the treatment of severe, chronic pain in cancer patients. AstraZeneca determined that, based on criteria it established, the results from the 85-patient trial did not meet the minimum statistical significance for efficacy established as a basis for continuing worldwide trials for the therapy. AstraZeneca therefore indicated that it did not intend to continue the trials of the bovine cell-containing implant therapy and executed its right to terminate the agreement.



    The Company has entered into other collaborative research agreements whereby the Company funds specific research programs. Pursuant to such agreements, the Company is typically granted rights to the related intellectual property or an option to obtain such rights on terms to be agreed, in exchange for research funding and specified royalties on any resulting product revenue. The Company's principal academic collaborations had been with Brown University and Dr. Aebischer and Centre Hospitalier Universitaire Vaudois in Switzerland. However, with the termination of the Company's encapsulated cell technology program and its new focus on the stem cell field, its principal academic collaborations are now with Scripps Institute and the Oregon Health Science University. Research and development expenses incurred under these collaborations amounted to approximately $868,000, $1,259,000, and $1,326,000 for the years ended December 31, 1999, 1998 and 1997, respectively.


17.  INCOME TAXES

    Due to net losses incurred by the Company in each year since inception, no provision for income taxes has been recorded. At December 31, 1999, the Company had tax net operating loss carry forwards of $96,195,000 and research and development tax credit carry forwards of $4,035,000 which expire at various times through 2019. Due to the "change in ownership" provisions of the Tax Reform Act of 1986, the Company's utilization of its net operating loss carry forwards and tax credits may be subject to annual limitation in future periods.

    Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                                     DECEMBER 31,
                                                              ---------------------------
                                                                  1999           1998
                                                              ------------   ------------
Deferred tax assets:
  Capitalized research and development costs................  $  4,331,000   $ 28,124,000
  Net operating losses......................................    38,478,000     10,786,000
  Research and development credits..........................     4,035,000      3,646,000
  Other.....................................................       928,000        235,000
                                                              ------------   ------------
                                                                47,772,000     42,791,000

Deferred tax liabilities:
  Patents...................................................      (246,000)    (1,537,000)
                                                              ------------   ------------
                                                                47,526,000     41,254,000
  Valuation allowance.......................................   (47,526,000)   (41,254,000)
                                                              ------------   ------------
Net deferred tax assets.....................................  $         --   $         --
                                                              ============   ============

               STEMCELLS, INC. (FORMERLY CYTOTHERAPEUTICS, INC.)

                               DECEMBER 31, 1999

17.  INCOME TAXES (CONTINUED)
    Since there is uncertainty relating to the ultimate use of the loss carry forwards and tax credits, a valuation allowance has been recognized at December 31, 1999 and 1998, to fully offset the Company's deferred tax assets. The valuation allowance increased $6,272,000 in 1999, due primarily to the increases in net operating loss carry forwards and tax credits offset by reduction in capitalized research and development costs.

18.  EMPLOYEE RETIREMENT PLAN

    The Company has a qualified defined contribution plan covering substantially all employees. Participants are allowed to contribute a fixed percentage of their annual compensation to the plan and the Company may match a percentage of that contribution. The Company matches 50% of employee contributions, up to 6% of employee compensation, with the Company's common stock. The related expense was $103,000, $146,000, and $169,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

19.  CONTINGENCIES

    The Company is routinely involved in arbitration, litigation and other matters as part of the ordinary course of its business. While the resolution of any matter may have an impact on the Company's financial results for a particular reporting period, management believes the ultimate disposition of these matters will not have a materially adverse effect on the Company's consolidated financial position or results of operations.

20.  SUBSEQUENT EVENTS

    On April 13, 2000, the Company completed arrangements to sell 1,500 shares of 6% cumulative convertible preferred stock plus a warrant for 75,000 shares of the Company's common stock to two members of its Board of Directors for $1,500,000, on terms more favorable than it was then able to obtain from outside investors. (SEE NOTE 3--"SALE OF 6% CUMULATIVE CONVERTIBLE PREFERRED STOCK.")

               STEMCELLS, INC. (FORMERLY CYTOTHERAPEUTICS, INC.)

                     CONDENSED CONSOLIDATED BALANCE SHEETS


                                                              JUNE 30, 2000   DECEMBER 31, 1999
                                                               (UNAUDITED)        (NOTE 1)
                                                              -------------   -----------------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $   5,535,264     $   4,760,064
  Technology sale receivable................................        200,000         3,000,000
  Other current assets......................................        718,145         1,210,791
                                                              -------------     -------------
Total current assets........................................      6,453,409         8,970,855
Restricted investments......................................     19,220,165                --
Property held for sale......................................      3,203,491         3,203,491
Property, plant and equipment, net..........................      1,524,650         1,747,885
Intangible assets, net......................................        936,745         1,108,768
Other assets................................................        750,000           750,000
                                                              -------------     -------------
Total assets................................................  $  32,088,460     $  15,780,999
                                                              =============     =============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $     144,269     $     631,315
  Accrued expenses..........................................        615,092         2,605,068
  Current maturities of capitalized lease obligations.......        326,250           324,167
                                                              -------------     -------------
Total current liabilities...................................      1,085,611         3,560,550
Capitalized lease obligations, less current maturities......      2,775,000         2,937,083
Deposits....................................................         26,000            26,000
Deferred rent...............................................        596,222           502,353
Redeemable stock............................................             --         5,248,610

Stockholders' equity
  Convertible preferred stock...............................      1,500,000                --
  Common stock..............................................        196,127           186,355
  Additional paid in capital................................    129,525,509       123,917,758
  Accumulated deficit.......................................   (121,698,674)     (119,372,710)
  Accumulated other comprehensive income....................     19,220,165                --
  Deferred compensation.....................................     (1,137,500)       (1,225,000)
                                                              -------------     -------------
Total stockholders' equity..................................     27,605,627         3,506,403
                                                              -------------     -------------
Total liabilities and stockholders' equity..................  $  32,088,460     $  15,780,999
                                                              =============     =============


     See accompanying notes to condensed consolidated financial statements.

               STEMCELLS, INC. (FORMERLY CYTOTHERAPEUTICS, INC.)

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)


                                                              SIX MONTHS ENDED JUNE 30
                                                              -------------------------
                                                                 2000          1999
                                                              -----------   -----------
Revenue from collaborative arrangements.....................  $        --   $ 5,021,707
Operating expenses:
  Research and development..................................    1,659,932     6,847,383
  General and administrative................................    2,078,286     2,168,315
                                                              -----------   -----------
                                                                3,738,218     9,015,698
                                                              -----------   -----------
Loss from operations........................................   (3,738,218)   (3,993,991)
Other income (expense):
  Investment income.........................................      138,232       406,331
  Interest expense..........................................     (142,566)     (185,054)
  Gain on sale of Modex shares..............................    1,416,588            --
                                                              -----------   -----------
                                                                1,412,254       221,277
                                                              -----------   -----------
Net loss....................................................  $(2,325,964)  $(3,772,714)
                                                              ===========   ===========
Basic and diluted net loss per share........................  $     (0.12)  $     (0.20)
                                                              ===========   ===========
Shares used in computing basic and diluted net loss per
  share.....................................................   19,419,236    18,483,437
                                                              ===========   ===========


     See accompanying notes to condensed consolidated financial statements.

               STEMCELLS, INC. (FORMERLY CYTOTHERAPEUTICS, INC.)

                       CONDENSED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)


                                                              SIX MONTHS ENDED JUNE 30,
                                                              -------------------------
                                                                 2000          1999
                                                              -----------   -----------
Cash flows from operating activities:
  Net loss..................................................  $(2,325,964)  $(3,772,714)
  Gain on sale of Modex shares..............................   (1,416,588)           --
  Adjustments to reconcile net loss to net cash used for
    operating activities:
    Depreciation and amortization...........................      407,634     1,163,295
    Deferred stock compensation.............................       87,500       189,650
    Net changes in operating assets and liabilities.........   (1,890,508)   (2,075,873)
                                                              -----------   -----------
  Net cash used in operating activities.....................   (5,137,926)   (4,495,642)
                                                              -----------   -----------
Cash flows from investing activities:
  Proceeds from marketable securities.......................           --     6,891,026
  Purchases of marketable securities........................           --    (4,397,676)
  Gain on sale of Modex shares..............................    1,416,588            --
  Proceeds from sale of encapsulated cell technology........    2,800,000            --
  Purchase/Sale of property, plant and equipment............        8,005      (131,113)
  Acquisition of other assets...............................      (20,380)     (274,510)
                                                              -----------   -----------
  Net cash provided by investing activities.................    4,204,213     2,087,727
                                                              -----------   -----------
Cash flows from financing activities:
  Proceeds from the exercise of stock options...............      368,913       176,545
  Proceeds from issuance of preferred stock.................    1,500,000            --
    Principal payments under capitalized lease obligations
      and mortgage payable..................................     (160,000)     (881,250)
                                                              -----------   -----------
  Net cash provided by (used by) financing activities.......    1,708,913      (704,705)
                                                              -----------   -----------
Net increase/(decrease) in cash and cash equivalents........      775,200    (3,112,620)
Cash and cash equivalents, beginning of period..............    4,760,064     7,864,788
                                                              -----------   -----------
Cash and cash equivalents, end of period....................  $ 5,535,264   $ 4,752,168
                                                              ===========   ===========


           See accompanying notes to condensed financial statements.

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

                             JUNE 30, 2000 AND 1999

NOTE 1.  BASIS OF PRESENTATION


    On May 23, 2000, the Company's name was changed to StemCells, Inc. from CytoTherapeutics, Inc., by vote of the shareholders at the Annual Meeting. The accompanying, unaudited, condensed consolidated financial statements have been prepared by the Company in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the accompanying financial statements include all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation of the financial position, results of operations and cash flows for the periods presented. Results of operations for the six months ended June 30, 2000 are not necessarily indicative of the results that may be expected for the entire fiscal year ending December 31, 2000.


    The balance sheet at December 31, 1999 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required for complete financial statements in accordance with generally accepted accounting principles.

    For the complete financial statements, refer to the audited financial statements and footnotes thereto as of December 31, 1999 included earlier in this prospectus.

NOTE 2.  EARNINGS PER SHARE

    Net loss-per-share is computed using the weighted-average number of shares of common stock outstanding. Common equivalent shares from stock options and warrants are excluded, as their effect is antidilutive.

NOTE 3.  COMPREHENSIVE INCOME

    For the six months ended June 30, 2000 and 1999, total comprehensive income/(loss) was $16,894,201 and ($3,772,714) respectively. The reported net loss for the six months ended June 30, 2000 and 1999 was $2,325,964 and $3,772,714. During the second quarter of 2000, the Company recorded its ownership of 126,193 shares of Modex Therapeutics Ltd. as available for sale at an estimated fair value of $19,220,165 (see note 4).

NOTE 4.  INVESTMENTS


    At June 30, 2000, the Company owned 126,193 shares of Modex
Therapeutics Ltd. ("Modex"). This Swiss biotechnology company made an initial public offering of shares on the Swiss Exchange on June 23, 2000. Accordingly, with an established market value, the investment was marked to market and recorded as available-for-sale at estimated fair market value based on the June 30, 2000 closing price of $152.31 (247.50 Swiss francs) per share. The unrealized gain was reported in other comprehensive income. Estimated fair value at June 30, 2000 is as follows:


        COST            GROSS UNREALIZED GAIN   FAIR VALUE
---------------------   ---------------------   -----------
        $  0                 $19,220,165        $19,220,165

                             JUNE 30, 2000 AND 1999

NOTE 5.  WIND-DOWN OF ENCAPSULATED CELL TECHNOLOGY


    In the last two quarters of 1999, the Company wound down operations relating to its former encapsulated cell technology to focus its resources on the research and development of its proprietary stem cell technology platform. At the end of 1999 the balance in the reserve created for wind-down expenses was $1,934,569. For the first half of 2000 the roll-forward of this balance is as follows:


                                                         RESERVE AS AT                   RESERVE AS AT
DESCRIPTION                                                12/31/99      CASH PAYMENTS      6/30/00
-----------                                              -------------   -------------   -------------
Fixed Assets...........................................   $  300,000       $        0      $300,000
                                                          ----------       ----------      --------
Facilities, Maintenance and other Expenses.............      462,569          462,569             0
                                                          ----------       ----------      --------
RIPSAT Settlement......................................    1,172,000        1,172,000             0
                                                          ----------       ----------      --------
Totals.................................................   $1,934,569       $1,634,569      $300,000
                                                          ==========       ==========      ========


    The fixed assets reserve was applied against property held for sale at December 31, 1999 and June 30, 2000 for financial statement presentation purposes.


NOTE 6.  SUBSEQUENT EVENTS


    On August 3, 2000, the Company completed a $4 million common stock financing transaction with Millennium Partners, LP (the "Fund"). StemCells received
$3 million of the purchase price at the closing and will receive the remaining $1 million upon effectiveness of a registration statement covering the shares owned by the Fund. The Fund purchased the Company's common stock at $4.33 per share. As set forth in an adjustable warrant issued to the Fund on the closing date, the Fund may be entitled to receive additional shares of common stock on eight dates beginning six months from the closing and every three months thereafter. The adjustable warrant may be exercised at any time prior to the thirtieth day after the last of such dates. The number of additional shares the Fund may be entitled to on each date will be based on the number of shares of common stock the Fund continues to hold on each date and the market price of the Company's common stock over a period prior to each date. The exercise price per share under the adjustable warrant is $.01. The Company will have the right, under certain circumstances, to cap the number of additional shares by purchasing part of the entitlement from the Fund at a purchase price based on the market price of such shares. The Fund also received a five year warrant to purchase up to 101,587 shares of common stock at $4.725 per share. This warrant is callable at any time by StemCells at $7.875 per underlying share.



    In the Purchase Agreement governing the August 3, 2000 sale to the Fund, the Company granted the Fund an option to purchase up to an additional $3 million of its common stock and a callable warrant and an adjustable warrant. The Fund can exercise this option in whole or in part at any time prior to August 3, 2001. The price per share of common stock to be issued upon exercise of the option will be based on the average market price of the common stock for a five-day period prior to the date on which the option is exercised. On August 23, 2000, the Fund exercised $1,000,000 of its option to purchase additional common stock. The Company received $750,000 of the purchase price at the closing on August 30, 2000, and will receive the remaining $250,000 upon effectiveness of a registration statement covering the shares owned by the Fund. The Fund purchased the Company's common stock at $5.53 per share, which amount was based upon the average market price of the common stock for the five day period prior to August 23, 2000. As set forth in an adjustable warrant issued to the Fund

                             JUNE 30, 2000 AND 1999

NOTE 6.  SUBSEQUENT EVENTS (Continued)

on the closing date, the Fund may be entitled to receive additional shares of common stock on eight dates beginning six months from the closing and every three months thereafter. The adjustable warrant may be exercised at any time prior to the thirtieth day after the last of such dates. The number of additional shares the Fund may be entitled to on each date will be based on the number of shares of common stock the Fund continues to hold on each date and the market price of the Company's common stock over a period prior to each date. The exercise price per share under the adjustable warrant is $.01. The Company will have the right, under certain circumstances, to limit the number of additional shares by purchasing part of the entitlement from the Fund at a purchase price based on the market price of such shares. The Fund also received a five year warrant to purchase up to 19,900 shares of common stock at $6.03 per share. This warrant is callable by the Company at any time at $10.05 per underlying share.



    Each adjustable warrant is subject to adjustment for subdivisions, combinations, stock dividends, reorganizations and various other issuances of common stock. During any period of time that the shares of common stock underlying an adjustable warrant are not subject to an effective registration statement, the Fund may elect to exercise the adjustable warrant by receiving a reduced number of shares in lieu of tendering the exercise price in cash. In the event of certain mergers, asset sales and tender or exchange offers, the Fund shall have the right to purchase, by exercise of the adjustable warrants and payment of the exercise price, the kind and amount of shares and other securities and property it would have owned or have been entitled to receive after the occurrence of the transaction had the adjustable warrant been exercised immediately before the transaction, subject to the adjustment of the exercise price as described in the adjustable warrant and above, or, if applicable, the right to receive a substitute adjustable warrant after a merger or the right to tender the adjustable warrant for the consideration that would have been received if the adjustable warrant had been exercised and the shares issued upon exercise had been tendered. Under the terms of the adjustable warrants, the number of shares of common stock that the Fund may acquire upon exercise cannot exceed a number that, when added to the total number of shares of common stock the Fund is deemed to beneficially own, together with all shares of common stock deemed beneficially owned by the Fund's affiliates (as defined by Rule 144 of the Securities Act of 1933), would exceed 9.99% of the total issued and outstanding shares of the Common Stock.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.



    The following table sets forth the costs and expenses payable by the Registrant in connection with the sale of the securities being registered. All amounts shown are estimates except the SEC registration fee and the NASDAQ listing fee.



SEC registration fee........................................  $6,956.16
NASDAQ listing fee..........................................          *
Printing and engraving expenses.............................          *
Legal fees and expenses.....................................          *
Accounting fees and expenses................................          *
Blue sky fees and expenses..................................          *
Transfer agent and registrar fees...........................          *
Miscellaneous...............................................          *
                                                              ---------
Total.......................................................  $       *
                                                              =========


------------------------

*   To be provided by amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the corporation's request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of expenses, including attorneys' fees but excluding judgments, fines and amounts paid in settlement, actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit and with the further limitation that in these actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the corporation, unless a court believes that in light of all the circumstances indemnification should apply.

    Section Ten of our Restated Certificate of Incorporation provides that we shall, to the maximum extent legally permitted, indemnify and upon request advance expenses to each person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit proceeding, or claim (civil, criminal, administrative or investigative) by reason of the fact that he is or was, or has agreed to become, a director or officer of the Company, or is or was serving, or has agreed to serve, at the request of the Company, as a director, officer, partner, employee, agent or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprises, provided, however, that the Company is not required to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. The indemnification provided for in Section Ten is expressly not exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement or vote of directors or stockholders or otherwise, and shall inure to the benefit of the heirs and legal representatives of such persons.

    Section 145(g) of the Delaware General Corporation Law provides that the Company shall have the power to purchase and maintain insurance on behalf of its officers, directors, employees and agents, against any liability asserted against and incurred by such persons in any such capacity.

    We have obtained insurance covering our directors and officers against certain liabilities.

    Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

    Pursuant to the Delaware General Corporation Law, Section Nine of the Company's Restated Certificate of Incorporation eliminates a director's personal liability for monetary damages for breach of fiduciary duty as a director, except in circumstances involving a breach of the director's duty of loyalty to StemCells, Inc. or its shareholders, acts or omissions not in good faith, intentional misconduct, knowing violations of the law, self-dealing or the unlawful payment of dividends or repurchase of stock.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    The shares of capital stock and other securities issued in the following transactions were offered and sold in reliance upon the following exemptions:
(i) in the case of the transactions described in (a) below, Section 4(2) of a the Securities Act or Regulation D promulgated thereunder relative to sales by an issuer not involving a public offering; and (ii) in the case of the transactions (b) below, Section 3(b) of the Securities Act and Rule 701 promulgated thereunder relative to sales pursuant to certain compensatory benefits plans.


    (a) On April 13, 2000, the Registrant sold 1,500 shares of 6% cumulative convertible preferred stock plus warrants for a total of 75,000 shares of the Registrant's common stock to two members of its Board of Directors for $1,500,000, on terms more favorable than it was then able to obtain from outside investors. The sale was made in reliance on Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended. The face value of the shares of preferred stock is convertible at the option of the holders into common stock at $3.77 per share. The holders of the preferred stock have liquidation rights equal to their original investments plus accrued but unpaid dividends. The investors would be entitled to make additional investments in the Company on the same terms as those on which the Registrant completes offerings of its securities with third parties within 6 months, if any such offerings are completed. They have waived that right with respect to the common stock transactions described in Note 5, Subsequent Events. If offerings totaling at least $6 million are not completed during the 6 months, the investors have the right to acquire up to a total of 1,126 additional shares of convertible preferred stock, the face value of which is convertible to common stock at $6.33 per share. Any unconverted preferred stock is converted, at the applicable conversion price, on April 13, 2002 in the case of the original stock and two years after the first acquisition of any of the additional 1,126 shares, if any are acquired. The warrants, which are exercisable at $6.58 per share, expire on April 13, 2005.

    On August 3, 2000, the Registrant completed a $4 million common stock financing transaction with Millennium Partners, LP, or the Fund. The sale was made in reliance on Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended. The Registrant received $3 million of the purchase price at the closing and will receive the remaining $1 million upon effectiveness of a registration statement covering the shares owned by the Fund. The Fund purchased the Registrant's common stock at $4.33 per share. The Fund may be entitled to receive additional shares of common stock on eight dates beginning six months from the closing and every three months thereafter. The number of additional shares the Fund may be entitled to on each date will be based on the number of shares of common stock the Fund continues to hold on each date and the market price of the Registrant's common stock over a period prior to each date. The Registrant will have the right, under certain circumstances, to cap the number of additional shares by purchasing part of the entitlement from the Fund. The Fund also received a warrant to purchase up to 101,587 shares of common stock at $4.725 per share. This warrant is callable by the Registrant at $7.875 per underlying share.



    The Fund also has the option for twelve months to purchase up to $3 million of additional common stock. On August 23, 2000, the Fund exercised $1,000,000 of that option to purchase Registrant's common stock at $5.53 per share. The Registrant received $750,000 of the purchase price at the closing on August 23, 2000 and will receive the remaining $250,000 upon effectiveness of a registration statement covering the shares owned by the Fund. The Fund may be entitled to receive additional shares of common stock on eight dates beginning six months from the closing and every three months thereafter. The number of additional shares the Fund may be entitled to on each date will be based on the number of shares of common stock the Fund continues to hold on each date and the market price of the Registrant's common stock over a period prior to each date. The Registrant will have the right, under certain circumstances, to limit the number of additional shares by purchasing part of the entitlement from the Fund. The Fund also received a five year warrant to purchase up to 19,900 shares of the Registrant's common stock at $6.03 per share. This warrant is callable by the Registrant at any time at $10.05 per underlying share.


    (b) On May 25, 2000 we issued 2,800 shares of unregistered Rule 144 common stock to the California Institute of Technology.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) EXHIBITS. The following exhibits are filed as part of this registration statement:

       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
      3.1*              Restated Certificate of Incorporation of the Registrant

      3.2++             Amended and Restated By-Laws of the Registrant.

      4.1*              Specimen Common Stock Certificate.

      4.2++++           Form of Warrant Certificate issued to a certain purchaser of the Registrant's Common Stock in April 1995.

      4.3               Warrant to Purchase Common Stock--Mark Angelo

      4.4               Warrant to Purchase Common Stock--Robert Farrell

      4.5               Warrant to Purchase Common Stock--Joseph Donahue

      4.6               Warrant to Purchase Common Stock--Hunter Singer

      4.7               Warrant to Purchase Common Stock--May Davis

      4.8               Common Stock Purchase Warrant

       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
      4.9               Callable Warrant

     10.1*              Amendment to Registration Rights dated as of February 14,
                        1992 among the Registrant and certain of its stockholders.

     10.2*              Form of at-will Employment Agreement between the Registrant and most of its employees.

     10.3*              Form of Agreement for Consulting Services between the
                        Registrant and members of its Scientific Advisory Board.

     10.4* Form of Nondisclosure Agreement between the Registrant and its Contractors.

     10.5* Master Lease and Warrant Agreement dated April 23, 1991 between the Registrant and PacifiCorp Credit, Inc.

     10.6*              1988 Stock Option Plan.

     10.7*              1992 Equity Incentive Plan.

     10.8*              1992 Stock Option Plan for Non-Employee Directors.

     10.9**!!!!         1992 Employee Stock Purchase Plan.

     10.12++            Research Agreement dated as of March 16, 1994 between
                        NeuroSpheres, Ltd. and Registrant.

     10.13++            Term Loan Agreement dated as of September 30, 1994 between
                        The First National Bank of Boston and Registrant.

     10.14++            Lease Agreement between the Registrant and Rhode Island
                        Industrial Facilities Corporation, dated as of August 1,
                        1992.

     10.15++            First Amendment to Lease Agreement between Registrant and
                        The Rhode Island Industrial Facilities Corporation dated as of September 15, 1994.

     10.17**++++        Development, Marketing and License Agreement, dated as of
                        March 30, 1995 between Registrant and Astra AB.

     10.18++++          Form of Unit Purchase Agreement to be executed by the
                        purchasers of the Common Stock and Warrants offered in April
                        1995.

     10.19+++           Form of Common Stock Purchase Agreement to be executed among the Registrant and certain purchasers of the Registrant's
                        Common Stock.

     10.22###           Lease Agreement dated as of November 21, 1997 by and between
                        Hub RI Properties Trust, as Landlord, and CytoTherapeutics,
                        Inc., as Tenant.

     10.24!! CTI individual stockholders option agreement dated as of July 10, 1996 among the Company and the individuals listed therein.

     10.25!!            CTI Valoria option agreement dated of July 10, 1996 between the Company and the Societe Financiere Valoria SA.

     10.26!!!           Term Loan Agreement dated as of October 22, 1996 between The
                        First National Bank of Boston and the Registrant.

     10.27*** Agreement and Plan of Merger dated as of August 13, 1997 among StemCells, Inc., the Registrant and CTI Acquisition
                        Corp.

       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
     10.28***           Consulting Agreement dated as of September 25, 1997 between
                        Dr. Irving Weissman and the Registrant.

     10.29###           Letter Agreement among each of Dr. Irving Weissman and Dr.
                        Fred H. Gage and the Registrant.

     10.32****          StemCells, Inc. 1996 Stock Option Plan.

     10.33****          1997 StemCells Research Stock Option Plan (the "1997 Plan")

     10.34****          Form of Performance-Based Incentive Option Agreement issued under the 1997 Plan.

     10.35###           Employment Agreement dated as of September 25, 1997 between
                        Dr. Richard M. Rose and the Registrant.

     10.38[*]           Rights Agreement, dated as of July 27, 1998 between Bank
                        Boston, N.A. as Rights Agent and the Registrant.

     10.40Section**     Consulting Services Agreement dated as of July 27, 1998, as amended December 19, 1998 between Dr. John J. Schwartz and the Registrant.

     10.41Section**     Letter Agreement dated as of December 19, 1998 between John
                        J. Schwartz and the Registrant.

     10.42Section**     License Agreement dated as of October 27, 1998 between The
                        Scripps Research Institute and the Registrant.

     10.43Section**     License Agreement dated as of October 27, 1998 between The
                        Scripps Research Institute and the Registrant.

     10.44Section**     License Agreement dated as of November 20, 1998 between The
                        Scripps Research Institute and the Registrant.

10.45SectionSection**   Purchase Agreement and License Agreement dated as of
                        December 29, 1999 between Neurotech S.A. and the Registrant.

     10.46**            License Agreement dated as of June 1999 between The Scripps
                        Research Institute and the Registrant.

     10.47**            License Agreement dated as of June 1999 between The Scripps
                        Research Institute and the Registrant.

     10.48              Form of Registration Rights Agreement dated as of July 31,
                        2000 between StemCells, Inc. and investors.

     10.49              Subscription Agreement dated as of July 31, 2000 between
                        StemCells, Inc. and Millennium Partners, L.P.

     21                 Subsidiaries of the Registrant.

     23.1               Consent of Ernst & Young LLP, Independent Auditors.


------------------------

++   Previously filed with the Commission as Exhibits to, and incorporated herein by reference to, the Registrant's Registration Statement on Form S-1, File No. 33-85494.

+++ Previously filed with the Commission as Exhibits to, and incorporated herein by reference to, the Registrant's Registration Statement on Form S-3, File No. 33-97272.

++++ Previously filed with the Commission as Exhibits to, and incorporated herein by reference to, the Registrant's Registration Statement on Form S-1, File No. 33-91228.

* Previously filed with the Commission as Exhibits to, and incorporated herein by reference to, Registration Statement on Form S-1, File
      No. 33-45739.

# Previously filed with the Commission as Exhibits to, and incorporated herein by reference to, the Registrant's Annual Report on Form 10-K for fiscal year ended December 31, 1992 and filed March 30, 1993.

**     Confidential treatment requested as to certain portions. The term
      "confidential treatment" and the mark "**" as used throughout the indicated Exhibits mean that material has been omitted and separately filed with the Commission.

##   Previously filed with the Commission as Exhibits to, and incorporated herein by reference to, the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994 and filed on May 14, 1994.

+ Previously filed with the Commission as Exhibits to, and incorporated herein by reference to, the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 and filed on March 30, 1994.

!      Previously filed with the Commission as an Exhibit to and incorporated by reference to, the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.

!!     Previously filed with the Commission as an Exhibit to and incorporated by reference to, the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.

!!!     Previously filed with the Commission as an Exhibit to, and incorporated herein by reference to, the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and filed on March 31, 1997.

!!!!    Previously filed with the Commission as an Exhibit to, and incorporated herein by reference to, the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

***    Previously filed with the Commission as Exhibits to, and incorporated herein by reference to, the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 and filed on November 14, 1997.

****   Previously filed with the Commission as Exhibits to, and incorporated herein by reference to, the Registrant's Registration Statement on Form S-8, File No. 333-37313.

### Previously filed with the Commission as an Exhibit to, and incorporated herein by reference to, the Registrant's annual report on Form 10-K for the fiscal year ended December 31, 1997 and filed on March 30, 1998.

[*]    Previously filed with the Commission as an Exhibit to, and incorporated herein by reference to, the Registrant's current report on Form 8-K filed on August 3, 1998.

Section      Previously filed with the Commission as an Exhibit to, and incorporated herein by reference to, the Registrant's annual report on Form 10-K for the fiscal year ended December 31, 1998 and filed on March 31, 1999.

SectionSection     Previously filed with the Commission as an Exhibit to, and incorporated herein by reference to, the Registrant's current report on Form 8-K on January 14, 2000.

ITEM 17. UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and

Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) To file a post-effective amendment to the Registration Statement to include any financial statements required by section 10(a)(3) of the Securities Act.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on the 18th day of October, 2000.



                                                       STEMCELLS, INC.

                                                       BY:  /S/ IRIS BREST*
                                                            -----------------------------------------
                                                            George W. Dunbar, Jr.
                                                            Acting Chief Executive Officer and
                                                            Acting Chief Financial Officer



    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 18, 2000.


                      SIGNATURE                                            TITLE
                      ---------                                            -----
                                                       George W. Dunbar, Jr.,
                                                         Acting President, Chief Executive Officer
                                                         (Principal Executive Officer) and Chief
                                                         Financial Officer (Principal Financial
                   /s/ IRIS BREST*                       Officer)
     -------------------------------------------

                                                       John J. Schwartz, Ph. D.
                   /s/ IRIS BREST*                       Director
     -------------------------------------------

                                                       Donald Kennedy, Ph. D.
                   /s/ IRIS BREST*                       Director
     -------------------------------------------

                                                       Mark J. Levin
                   /s/ IRIS BREST*                       Director
     -------------------------------------------

                                                       Irving Weissman, M.D.
                   /s/ IRIS BREST*                       Director
     -------------------------------------------


* As attorney-in-fact

                                 EXHIBIT INDEX


       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
      3.1*              Restated Certificate of Incorporation of the Registrant

      3.2++             Amended and Restated By-Laws of the Registrant.

      4.1*              Specimen Common Stock Certificate.

      4.2++++           Form of Warrant Certificate issued to a certain purchaser of the Registrant's Common Stock in April 1995.

      4.3               Warrant to Purchase Common Stock--Mark Angelo

      4.4               Warrant to Purchase Common Stock--Robert Farrell

      4.5               Warrant to Purchase Common Stock--Joseph Donahue

      4.6               Warrant to Purchase Common Stock--Hunter Singer

      4.7               Warrant to Purchase Common Stock--May Davis

      4.8               Common Stock Purchase Warrant

      4.9               Callable Warrant

     10.1*              Amendment to Registration Rights dated as of February 14,
                        1992 among the Registrant and certain of its stockholders.

     10.2*              Form of at-will Employment Agreement between the Registrant and most of its employees.

     10.3*              Form of Agreement for Consulting Services between the
                        Registrant and members of its Scientific Advisory Board.

     10.4* Form of Nondisclosure Agreement between the Registrant and its Contractors.

     10.5* Master Lease and Warrant Agreement dated April 23, 1991 between the Registrant and PacifiCorp Credit, Inc.

     10.6*              1988 Stock Option Plan.

     10.7*              1992 Equity Incentive Plan.

     10.8*              1992 Stock Option Plan for Non-Employee Directors.

     10.9**!!!!         1992 Employee Stock Purchase Plan.

     10.12++            Research Agreement dated as of March 16, 1994 between
                        NeuroSpheres, Ltd. and Registrant.

     10.13++            Term Loan Agreement dated as of September 30, 1994 between
                        The First National Bank of Boston and Registrant.

     10.14++            Lease Agreement between the Registrant and Rhode Island
                        Industrial Facilities Corporation, dated as of August 1,
                        1992.

     10.15++            First Amendment to Lease Agreement between Registrant and
                        The Rhode Island Industrial Facilities Corporation dated as of September 15, 1994.

     10.17**++++        Development, Marketing and License Agreement, dated as of
                        March 30, 1995 between Registrant and Astra AB.

     10.18++++          Form of Unit Purchase Agreement to be executed by the
                        purchasers of the Common Stock and Warrants offered in April
                        1995.

     10.19+++           Form of Common Stock Purchase Agreement to be executed among the Registrant and certain purchasers of the Registrant's
                        Common Stock.

       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
     10.22###           Lease Agreement dated as of November 21, 1997 by and between
                        Hub RI Properties Trust, as Landlord, and CytoTherapeutics,
                        Inc., as Tenant.

     10.24!! CTI individual stockholders option agreement dated as of July 10, 1996 among the Company and the individuals listed therein.

     10.25!!            CTI Valoria option agreement dated of July 10, 1996 between the Company and the Societe Financiere Valoria SA.

     10.26!!!           Term Loan Agreement dated as of October 22, 1996 between The
                        First National Bank of Boston and the Registrant.

     10.27*** Agreement and Plan of Merger dated as of August 13, 1997 among StemCells, Inc., the Registrant and CTI Acquisition
                        Corp.

     10.28***           Consulting Agreement dated as of September 25, 1997 between
                        Dr. Irving Weissman and the Registrant.

     10.29###           Letter Agreement among each of Dr. Irving Weissman and Dr.
                        Fred H. Gage and the Registrant.

     10.32****          StemCells, Inc. 1996 Stock Option Plan.

     10.33****          1997 StemCells Research Stock Option Plan (the "1997 Plan")

     10.34****          Form of Performance-Based Incentive Option Agreement issued under the 1997 Plan.

     10.35###           Employment Agreement dated as of September 25, 1997 between
                        Dr. Richard M. Rose and the Registrant.

     10.38[*]           Rights Agreement, dated as of July 27, 1998 between Bank
                        Boston, N.A. as Rights Agent and the Registrant.

     10.40Section**     Consulting Services Agreement dated as of July 27, 1998, as amended December 19, 1998 between Dr. John J. Schwartz and the Registrant.

     10.41Section**     Letter Agreement dated as of December 19, 1998 between John
                        J. Schwartz and the Registrant.

     10.42Section**     License Agreement dated as of October 27, 1998 between The
                        Scripps Research Institute and the Registrant.

     10.43Section**     License Agreement dated as of October 27, 1998 between The
                        Scripps Research Institute and the Registrant.

     10.44Section**     License Agreement dated as of November 20, 1998 between The
                        Scripps Research Institute and the Registrant.

10.45SectionSection**   Purchase Agreement and License Agreement dated as of
                        December 29, 1999 between Neurotech S.A. and the Registrant.

     10.46**            License Agreement dated as of June 1999 between The Scripps
                        Research Institute and the Registrant.

     10.47**            License Agreement dated as of June 1999 between The Scripps
                        Research Institute and the Registrant.

     10.48              Form of Registration Rights Agreement dated as of July 31,
                        2000 between StemCells, Inc. and investors.

     10.49              Subscription Agreement dated as of July 31, 2000 between
                        StemCells, Inc. and Millennium Partners, L.P.

     21                 Subsidiaries of the Registrant.

       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
     23.1               Consent of Ernst & Young LLP, Independent Auditors.


------------------------

++   Previously filed with the Commission as Exhibits to, and incorporated herein by reference to, the Registrant's Registration Statement on Form S-1, File No. 33-85494.

+++ Previously filed with the Commission as Exhibits to, and incorporated herein by reference to, the Registrant's Registration Statement on Form S-3, File No. 33-97272.

++++ Previously filed with the Commission as Exhibits to, and incorporated herein by reference to, the Registrant's Registration Statement on Form S-1, File No. 33-91228.

* Previously filed with the Commission as Exhibits to, and incorporated herein by reference to, Registration Statement on Form S-1, File
      No. 33-45739.

# Previously filed with the Commission as Exhibits to, and incorporated herein by reference to, the Registrant's Annual Report on Form 10-K for fiscal year ended December 31, 1992 and filed March 30, 1993.

**     Confidential treatment requested as to certain portions. The term
      "confidential treatment" and the mark "**" as used throughout the indicated Exhibits mean that material has been omitted and separately filed with the Commission.

##   Previously filed with the Commission as Exhibits to, and incorporated herein by reference to, the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994 and filed on May 14, 1994.

+ Previously filed with the Commission as Exhibits to, and incorporated herein by reference to, the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 and filed on March 30, 1994.

!      Previously filed with the Commission as an Exhibit to and incorporated by reference to, the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.

!!     Previously filed with the Commission as an Exhibit to and incorporated by reference to, the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.

!!!     Previously filed with the Commission as an Exhibit to, and incorporated herein by reference to, the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and filed on March 31, 1997.

!!!!    Previously filed with the Commission as an Exhibit to, and incorporated herein by reference to, the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

***    Previously filed with the Commission as Exhibits to, and incorporated herein by reference to, the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 and filed on November 14, 1997.

****   Previously filed with the Commission as Exhibits to, and incorporated herein by reference to, the Registrant's Registration Statement on Form S-8, File No. 333-37313.

### Previously filed with the Commission as an Exhibit to, and incorporated herein by reference to, the Registrant's annual report on Form 10-K for the fiscal year ended December 31, 1997 and filed on March 30, 1998.

[*]    Previously filed with the Commission as an Exhibit to, and incorporated herein by reference to, the Registrant's current report on Form 8-K filed on August 3, 1998.

Section      Previously filed with the Commission as an Exhibit to, and incorporated herein by reference to, the Registrant's annual report on Form 10-K for the fiscal year ended December 31, 1998 and filed on March 31, 1999.

SectionSection     Previously filed with the Commission as an Exhibit to, and incorporated herein by reference to, the Registrant's current report on Form 8-K on January 14, 2000